Exhibit 10.17

THE SYMBOL “[***]” DENOTES PLACES WHERE CERTAIN IDENTIFIED

INFORMATION HAS BEEN EXCLUDED FROM THE EXHIBIT BECAUSE IT IS BOTH (i)

NOT MATERIAL, AND (ii) WOULD LIKELY CAUSE COMPETITIVE HARM TO THE

COMPANY IF PUBLICLY DISCLOSED

RESEARCH COLLABORATION AND LICENSE AGREEMENT

by and between

PFIZER INC.

and

BIONTECH RNA PHARMACEUTICALS GmbH

and

BIONTECH AG

July 20, 2018

TABLE OF CONTENTS

1.	DEFINITIONS		1

2.	LICENSE GRANTS, TECHNOLOGY TRANSFER, EXCLUSIVITY AND OTHER RIGHTS		18

	2.1.	Exclusive License from BioNTech to Pfizer	18

	2.2.	Non-Exclusive License from BioNTech to Pfizer	18

	2.3.	Additional Licenses	19

	2.4.	Pfizer Sublicensees	19

	2.5.	Direct Licenses to Affiliates	20

	2.6.	Non-Exclusive License from Pfizer to BioNTech	20

	2.7.	Right of Reference	20

	2.8.	Current Licenses	20

	2.9.	Future BioNTech Third Party Agreements	22

	2.10.	No Implied Rights	22

	2.11.	Right of First Refusal	23

	2.12.	Right of First Negotiation	24

	2.13.	Access to Other BioNTech Technology	25

3.	PAYMENTS BY PFIZER TO BIONTECH		26

	3.1.	Up-Front Payment	26

	3.2.	Equity Investment	26

	3.3.	Development Payments	26

	3.4.	Sales Milestone Payments	27

	3.5.	Royalty Payments	28

	3.6.	Reports and Payments	29

	3.7.	No Guarantee of Success	32

4.	RESEARCH PLAN		33

	4.1.	Scope of Research and Research Plan	33

	4.2.	Allocation of Responsibilities	33

	4.3.	Research Governance	35

	4.4.	Research Term Extension	38

	4.5.	Research Plan Expenses	38

i

	4.6.	Materials and Permitted Activities	38

5.	MANUFACTURING AND SUPPLY		39

	5.1.	Development of Manufacture Process	39

	5.2.	Manufacture of CTM for FIH Study	39

	5.3.	Supply of CTM to Pfizer	39

	5.4.	Technology Transfer of Manufacturing Process	39

	5.5.	Transfer Activities and Consulting Support	40

6.	PRODUCT DEVELOPMENT AND COMMERCIALIZATION		40

	6.1.	General	40

	6.2.	Diligence	40

	6.3.	Regulatory Matters	42

	6.4.	Commercialization Activities	43

	6.5.	Manufacturing	43

	6.6.	Progress Reporting	43

	6.7.	Other Pfizer Programs	44

7.	INTELLECTUAL PROPERTY		44

	7.1.	Patent Committee	44

	7.2.	Ownership of Intellectual Property	45

	7.3.	Patent Rights	45

	7.4.	Enforcement of Know-How	56

8.	CONFIDENTIALITY		57

	8.1.	Confidentiality	57

	8.2.	Authorized Disclosure	58

	8.3.	SEC Filings and Other Disclosures	59

	8.4.	Residual Knowledge Exception	59

	8.5.	Public Announcements; Publications	59

	8.6.	Obligations in Connection with Change of Control	60

9.	REPRESENTATIONS AND WARRANTIES		61

	9.1.	Mutual Representations and Warranties	61

	9.2.	Mutual Covenants	61

	9.3.	Representations and Warranties of BioNTech	61

	9.4.	Accuracy of Representations and Warranties	65

	9.5.	BioNTech Covenants	65

	9.6.	Pfizer Covenants	68

	9.7.	Notifications	69

	9.8.	Representation by Legal Counsel	69

	9.9.	BioNTech’s knowledge	69

	9.10.	Disclaimer	69

10.	GOVERNMENT APPROVALS; TERM AND TERMINATION		70

	10.1.	Antitrust Filing	70

	10.2.	Termination Upon Antitrust Filing Denial	70

	10.3.	Other Government Approvals	70

	10.4.	Term	70

	10.5.	Termination for Cause by BioNTech	70

	10.6.	Termination by Pfizer	71

	10.7.	Effects of Termination	71

	10.8.	Provision for Insolvency	74

	10.9.	Change of Control of BioNTech	75

	10.10.	Effects of Change of Control	76

	10.11.	Effect on Certain Agreement Provisions	76

11.	LIMITATION ON LIABILITY, INDEMNIFICATION AND INSURANCE		76

	11.1.	No Consequential Damages	76

	11.2.	Indemnification by Pfizer	77

	11.3.	Indemnification by BioNTech	77

	11.4.	Procedure	77

	11.5.	Insurance	79

12.	MISCELLANEOUS		79

	12.1.	BioNTech AG	79

	12.2.	Assignment	79

	12.3.	Further Actions	80

	12.4.	Force Majeure	80

	12.5.	Interpretation	80

	12.6.	Notices	80

12.7.	Amendment	81

12.8.	Waiver	81

12.9.	Severability	81

12.10.	Descriptive Headings	82

12.11.	Global Trade Control Laws	82

12.12.	Dispute Resolution	82

12.13.	Governing Law	83

12.14.	Consent to Jurisdiction and Venue	83

12.15.	Entire Agreement	83

12.16.	Independent Contractors	83

12.17.	Counterparts	83

12.18.	No Third Party Rights or Obligations	84

EXHIBITS

Exhibit A	Research Plan

Exhibit B	Pfizer’s Anti-Bribery and Anti-Corruption Practices

Exhibit C	Pfizer’s Corporate Policy regarding Animal Care and Use

Exhibit D	Manufacturing Technology Transfer Plan

SCHEDULES

Schedule 1.16	Pfizer’s CAN Criteria in Effect as of the Effective Date

Schedule 1.112	Specified Persons

Schedule 3.5.1	Marginal Royalty Rate Calculation Example

Schedule 4.2.2	Approved Subcontractors

Schedule 5.3	Supply Agreement Terms

Schedule 9.3	Disclosure Schedule

Schedule 9.3.3	Candidates Existing as of the Execution Date

Schedule 9.3.4	BioNTech Patent Rights Existing as of the Execution Date

Schedule 9.3.12	Current Licenses

Schedule 9.6.3	Certain Terms of Current Licenses

Schedule 9.9	BioNTech’s Knowledge

Schedule 10.7.1(a)	Effects of Reversion Rights in case of Termination for Cause by BioNTech or Termination for Convenience by Pfizer

v

RESEARCH COLLABORATION AND LICENSE AGREEMENT

This Research Collaboration and License Agreement (the “Agreement”) is entered into as of July 20, 2018 (the “Execution Date”), by and between Pfizer Inc., a corporation organized and existing under the laws of Delaware and having a principal place of business at 235 East 42nd Street, New York, New York, 10017 United States (“Pfizer”) and BioNTech RNA Pharmaceuticals GmbH, a corporation organized and existing under the laws of Germany and having a place of business at An der Goldgrube 12, D-55131 Mainz, Germany (“BioNTech RNA”) and BioNTech AG, a corporation organized and existing under the laws of Germany and having a place of business at An der Goldgrube 12, D-55131 Mainz, Germany (“BioNTech AG”). BioNTech RNA and BioNTech AG are collectively referred to herein as “BioNTech”).Pfizer and BioNTech may each be referred to herein individually as a “Party” and collectively as the “Parties.”

WHEREAS, BioNTech owns or otherwise Controls (as defined below) certain patents, patent applications, technology, know-how, scientific and technical information and other proprietary rights and information relating to the identification, research and development of Candidates (as defined below);

WHEREAS, Pfizer has extensive experience and expertise in the development and commercialization of pharmaceutical and biopharmaceutical products;

WHEREAS, subject to the terms of this Agreement, BioNTech wishes to grant to Pfizer, and Pfizer wishes to receive from BioNTech, an exclusive license in the Field (as defined below) in the Territory (as defined below) under BioNTech’s and its licensors’ patents, patent applications, technology, know-how, scientific and technical information and other proprietary rights and information relating to Candidates and Products (as defined below) to use, research, develop, manufacture and commercialize Candidates and Products; and

WHEREAS, Pfizer and BioNTech wish to engage in collaborative research pursuant to the Research Plan (as defined below) to identify and develop Candidates for inclusion in Products for further development and commercialization by Pfizer.

NOW THEREFORE, in consideration of the mutual promises and covenants set forth below and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Parties hereby agree as follows:

1.	DEFINITIONS

As used in this Agreement, the following terms will have the meanings set forth below:

1.1. “Affiliate” means any entity directly or indirectly controlled by, controlling, or under common control with, a Person, but only for so long as such control will continue. For purposes of this definition, “control” (including, with correlative meanings, “controlled by”, “controlling” and “under common control with”) means (a) possession, direct or indirect, of the power to direct or cause direction of the management or policies of an entity (whether through ownership of securities or other ownership interests, by contract or otherwise), or (b) beneficial ownership of more than 50% of the voting securities or other ownership or general partnership interest (whether directly or pursuant to any option, warrant or other similar arrangement) or other comparable equity interests of an entity; provided, however, that where an entity owns a majority of the voting power necessary to elect a majority of the board of directors or other governing board of another entity, but is restricted from electing such majority by contract or otherwise, such entity will not be considered to be in control of such other entity until such time as such restrictions are no longer in effect. Notwithstanding the foregoing, for the purposes of this Agreement, AT Impf GmbH, having its place of business at Rosenheimer Platz 6, 81669 Munich, Germany, and any entity that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with AT Impf GmbH (other than BioNTech AG or any entity that is directly or indirectly controlled by BioNTech AG) (collectively, the “Impf Group”) shall not be considered Affiliates of BioNTech.

1.2. “Antigen” means a non-human polypeptide that is capable of eliciting an immune response.

1.3. “Antitrust Clearance Date” means the earliest date on which the Parties have actual knowledge that all applicable waiting periods under the HSR Act and any Foreign Antitrust Laws with respect to consummation of the transactions contemplated hereunder have expired or have been terminated.

1.4. “Bankruptcy Code” means Section 101(35A) of Title 11 of the United States Code, as amended, or such other legislation, Law or code with effect in another jurisdiction to which BioNTech or its Affiliates is subject having equivalent or reasonably similar purpose or provisions to the foregoing.

1.5. “Binding Obligation” means, with respect to a Party (a) any oral or written agreement or arrangement that binds or affects such Party’s operations or property, including any assignment, license agreement, loan agreement, guaranty, or financing agreement, (b) the provisions of such Party’s charter, bylaws or other organizational documents or (c) any order, writ, injunction, decree or judgment of any court or Governmental Authority entered against such Party or by which any of such Party’s operations or property are bound.

1.6. “BioNTech Improvement” means any Research Program Technology, regardless of inventorship, that is a modification or improvement made to the RNA Technology or RNA Process Technology and (a) would also be applicable to one or more candidates or products other than the Candidates or Products (b) is not predominantly directed to the Candidates, or Products or the Pfizer Technology and (c) could have reasonable been developed without the aid, use or application of Pfizer Materials, Pfizer Improvements or Pfizer’s Confidential Information or any improvements or enhancements thereto. For avoidance of doubt, BioNTech Improvements excludes RNA Improvements.

1.7. “BioNTech Know-How” means any Know-How, other than any Research Program Know-How or Pfizer Technology that (a) is Controlled by BioNTech or any of its Affiliates as of the Effective Date or that comes into the Control of BioNTech or any of its Affiliates during the Research Term (other than through the grant of a license by Pfizer) and (b) relates to (i) any Replicons or Modified RNA; or (ii) the Development, Manufacture or Commercialization of any immunogenic composition comprising RNA in the Field, provided that BioNTech Know-How shall exclude any Know-How Controlled by BioNTech or any of its Affiliates that predominantly relates to Payloads (including, for example, cytokines or antibodies) other than Antigens.

1.8. “BioNTech Materials” means any tangible materials (but not information about or contained in such materials) owned or Controlled by BioNTech that relate to or embody the BioNTech Know-How or BioNTech Patent Rights.

1.9. “BioNTech Patent Right” means any Patent Right (other than Research Program Patent Rights and Pfizer Patent Rights) in any form and whether pending or issued that (a) is Controlled by BioNTech or any of its Affiliates as of the Effective Date or comes into the Control of BioNTech or any of its Affiliates during the Research Term (other than through the grant of a license by Pfizer) and (b) claims any (i) Candidate, or Product (including the composition of matter thereof), (ii) method of making any Candidate or Product, (iii) methods of using any Candidate or Product or (iv) BioNTech Know-How, provided that BioNTech Patent Rights shall exclude any Patent Right Controlled by BioNTech or any of its Affiliates that predominantly relates to Payloads (including, for example, cytokines or antibodies) other than Antigens. BioNTech Patent Rights include the existing Patent Rights listed in Schedule 9.3.4.

1.10. “BioNTech Technology” means the BioNTech Patent Rights, BioNTech Materials and BioNTech Know-How.

1.11. “BioNTech Third Party Agreement” means any agreement between BioNTech (or any of its Affiliates) and any Third Party (such Third Party, a “Third Party Licensor”) that (a) relates to any of the BioNTech Technology or Research Program Technology (b) otherwise grants a license or otherwise transfers any right to practice under any Patent Rights or Know-How, in each case that relate to the Candidates or Products or activities under this Agreement. For clarity, all Current Licenses shall be deemed BioNTech Third Party Agreements hereunder and all Current Licensors shall be deemed Third Party Licensors hereunder.

1.12. “Biologics License Application” or “BLA” means an application requesting permission from the FDA to introduce, or deliver for introduction, a biological product into interstate commerce, or any similar application or submission for marketing authorization of a product filed with a Regulatory Authority to obtain Regulatory Approval for such product in a country or group of countries.

1.13. “Biosimilar Notice” means a copy of any application submitted by a Third Party to the FDA under 42 U.S.C. § 262(k) of the Public Health Service Act (or, in the case of a country of the Territory outside the United States, any similar law) for Regulatory Approval of a biopharmaceutical product, which application identifies a Product as the Reference Product with respect to such product, and other information that describes the process or processes used to manufacture the biopharmaceutical product.

1.14. “Biosimilar Version” means, with respect to a Product that is being sold in a country or regulatory jurisdiction in the Territory (the “Reference Product”), a biopharmaceutical product sold by a Third Party (other than a Third Party acting on behalf of or in concert with Pfizer or any Pfizer Affiliate or Sublicensee) in such country or regulatory jurisdiction in the Territory that through reference to the Regulatory Approval of the Reference Product, is eligible for and has achieved Regulatory Approval in such country or regulatory jurisdiction pursuant to an abbreviated follow-on biological approval pathway established by the Regulatory Authority in such country or regulatory jurisdiction pursuant to the applicable Law, or otherwise is approved for marketing and sale in such country or regulatory jurisdiction by an abridged procedure in reliance, in whole or in part, on the prior Regulatory Approval of the Reference Product or on the safety and efficacy data generated for the prior Regulatory Approval (in such country or regulatory jurisdiction) of the Reference Product, including any such biopharmaceutical product that (i) with respect to such biopharmaceutical product in the United States, has been approved as a biosimilar or interchangeable product by the FDA pursuant to 42 U.S.C. § 262 of the Public Health Service Act, (ii) with respect to such biopharmaceutical product subject to the regulatory jurisdiction of the EMA, has been approved as a similar biological medicine product by EMA as described in CHMP/437/04, issued 30 October 2005, as may be amended, or any subsequent or superseding law, statute or regulation or (iii) with respect to such biopharmaceutical product outside the United States and in a country which is not subject to the regulatory jurisdiction of the EMA, has otherwise obtained Regulatory Approval from a Regulatory Authority pursuant to similar statutory or regulatory requirement as that described in the foregoing subsections (i) and (ii) in such other country or regulatory jurisdiction in the Territory.

1.15. “Business Day” means a day other than a Saturday, Sunday or bank or other public holiday in New York, New York, United States of America or Mainz, Germany.

1.16. “CAN Selection Criteria” means the criteria used by Pfizer’s Vaccines Research and Development organization to determine whether to select a candidate as a CAN. Pfizer’s current CAN Selection Criteria is set forth in Schedule 1.16, which may be updated from time-to-time by Pfizer during the term.

1.17. “Candidate” means an immunogenic composition in the Field that comprises Modified RNA Technology or Replicon Technology that (a) arises from the Research Plan, (b) is Controlled by BioNTech and exists as of the Effective Date or (c) is Exploited by Pfizer, its Affiliates or Sublicensees pursuant to the exercise or use of the rights licensed under Section 2.1 of this Agreement. Those Candidates Controlled by BioNTech and existing as of the Execution Date are set forth on Schedule 9.3.3.

1.18. “Calendar Quarter” means the respective periods of three consecutive calendar months ending on March 31, June 30, September 30 and December 31.

1.19. “Calendar Year” means any twelve (12) month period beginning on January 1 and ending on the next subsequent December 31.

1.20. “Change of Control” means, with respect to a Party (a) the acquisition of beneficial ownership, directly or indirectly, by any Person (other than such Party or an Affiliate of such Party, and other than by virtue of obtaining irrevocable proxies) of securities or other voting interest of such Party representing of the combined voting power of such Party’s then outstanding securities or other voting interests, (b) any merger, reorganization, consolidation or business combination involving such Party with a Third Party that results in the holders of beneficial ownership (other than by virtue of obtaining irrevocable proxies) of the voting securities or other voting interests of such Party (or, if applicable, the ultimate parent of such Party) immediately prior to such merger, reorganization, consolidation or business combination ceasing to hold beneficial ownership of at least 50% of the combined voting power of the surviving entity immediately after such merger, reorganization, consolidation or business combination, (c) any sale, lease, exchange, contribution or other transfer (in one transaction or a series of related transactions) of all or substantially all of the assets of such Party to which this Agreement relates, other than a sale or disposition of such assets to an Affiliate of such Party or (d) the approval of any plan or proposal for the liquidation or dissolution of such Party (other than in circumstances where such Party is deemed a Debtor pursuant to Section 10.8).

1.21. “Clinical Trial” means a human clinical study conducted on sufficient numbers of human subjects that is designed to (a) establish that a pharmaceutical product is reasonably safe for continued testing, (b) investigate the safety and efficacy of the pharmaceutical product for its intended use, and to define warnings, precautions and adverse reactions that may be associated with the pharmaceutical product in the dosage range to be prescribed or (c) support Regulatory Approval of such pharmaceutical product or label expansion of such pharmaceutical product. Without limiting the foregoing, Clinical Trial includes any Phase I Clinical Trial, Phase II Clinical Trial or Phase III Clinical Trial conducted by or on behalf of one or both Parties in connection with this Agreement.

1.22. “Clinical Trial Material” or “CTM” means a batch of one or more Candidates or Products, as applicable, Manufactured to cGMP by or on behalf of either Party for Clinical Trials.

1.23. “Combination Product” means a product comprising a Candidate or Product in combination with one or more other therapeutically active ingredients (which includes any prophylactic activity) that are co-formulated as part of the same dosage form or packaged and administered to patient together. For the avoidance of doubt, adjuvants, including molecular adjuvants, are not considered therapeutically active ingredients for the purposes of this definition regardless of whether or not such adjuvant is packaged together with a Candidate or Product but in a separate container.

1.24. “Commercialize” or “Commercializing” means to (a) market, promote, distribute, offer for sale, sell, have sold, import, have imported, export, have exported or otherwise commercialize a compound or product and (b) conduct discovery, pre-clinical, research or other Development activities with respect to a compound or product after such compound or product has received Regulatory Approval. When used as a noun, “Commercialization” means any and all activities involved in Commercializing.

1.25. “Commercially Reasonable Efforts” means, with respect to the efforts to be expended by a Party with respect to any objective, those reasonable, good faith efforts to accomplish such objective as such Party would normally use to accomplish a similar objective under similar circumstances. With respect to any efforts relating to the Development, Regulatory Approval or Commercialization of a Candidate or Product by a Party, generally or with respect to any particular country in the Territory, a Party will be deemed to have exercised Commercially Reasonable Efforts if such Party has exercised those efforts normally used by such Party, in the relevant country, with respect to a compound or protein, product or product candidate, as applicable (a) of similar modality Controlled by such Party, (b) to which such Party has similar rights, (c) which is of similar market potential in such country, and (d) which is at a similar stage in its development or product life cycle, as any Candidate or Product, in each case, taking into account all Relevant Factors in effect at the time such efforts are to be expended. Further, to the extent that the performance of a Party’s obligations hereunder is adversely affected by the other Party’s failure to perform its obligations hereunder, the impact of such performance failure will be taken into account in determining whether such Party has used its Commercially Reasonable Efforts to perform any such affected obligations.

1.26. “Compassionate Use Purposes” means, with respect to the Product, providing Product under compassionate use or expanded access programs, or in jurisdictions or to vulnerable populations experiencing emergency pandemic, or crisis epidemic, flu conditions.

1.27. “Competitive Product” means a pharmaceutical product [***] that has been or is being Exploited by a Third Party. For avoidance of doubt, Competitive Product does not include Candidates or Products.

1.28. “Compliance” means the adherence by the Parties in all material respects to all applicable Laws and Party Specific Regulations, in each case with respect to the activities to be conducted under this Agreement.

1.29. “Confidential Information” means, with respect to each Party, all Know-How or other information, including proprietary information and materials (whether or not patentable) regarding or embodying such Party’s or its Representatives’ technology, products, business information or objectives, that is communicated by or on behalf of the Disclosing Party to the Receiving Party or its permitted recipients, on or after the Execution Date, but only to the extent that: (a) such Know-How or other information in written form is marked in writing as “confidential” at the time of disclosure, (b) such Know-How or other information disclosed orally or in non-tangible form is identified by the Disclosing Party as “confidential” at the time of disclosure or within 30 days thereafter, or (c) such Know-How or other information (regardless of the form of disclosure) is disclosed in circumstances of confidence or would be understood by the Parties, exercising reasonable business judgment, to be confidential. Confidential Information does not include any Know-How or other information to the extent the Receiving Party can demonstrate by competent proof that such Know-How or other information (a) was already known by the Receiving Party (other than under an obligation of confidentiality to the Disclosing Party) at the time of disclosure by or on behalf of the Disclosing Party, (b) was generally available to the public or otherwise part of the public domain at the time of its disclosure to the Receiving Party, (c) became generally available to the public or otherwise part of the public domain after its disclosure to the Receiving Party, other than through any act or omission of the Receiving Party in breach of its obligations under this Agreement, (d) was disclosed to the Receiving Party, other than under an obligation of confidentiality, by a Third Party who had no obligation to the Disclosing Party not to disclose such information to the Receiving Party or (e) was independently discovered or developed by or on behalf of the Receiving Party without the use of any Confidential Information belonging to the Disclosing Party. The terms and conditions of this Agreement will be considered Confidential Information of both Parties. Joint Know-How shall be deemed Confidential Information of either Party and either Party shall be deemed the Receiving Party in respect of Joint Know-How.

1.30. “Control” or “Controlled” means with respect to any Intellectual Property Right or material (including any Patent Right, Know-How or other data, information or material), the ability (whether by sole, joint or other ownership interest, license or otherwise, other than pursuant to this Agreement) to, without violating the terms of any agreement with a Third Party, grant a license or sublicense or provide access or other right in as provided in this Agreement, to or under such Intellectual Property Right or material.

1.31. “Copyright” means any copyright which pertains to the promotional materials and literature utilized by Pfizer in connection with the Commercialization of Products in the Territory.

1.32. “Core BioNTech Patent Rights” means those of the BioNTech Patent Rights (excluding any Patent Rights solely owned by a Third Party and licensed hereunder pursuant to a Current Licence to the extent BioNTech has no enforcement rights in the Field in respect of the same) and Patent Rights Covering BioNTech Improvements that are material to and used by BioNTech, its Affiliates or its or their licensees in connection with the Development or Commercialization of products outside the Field (excluding those Patent Rights and countries for which Pfizer is paying for maintenance or Prosecution Proceedings pursuant to Section 7.3.1). Once any such product is Commercialized, a Patent Right shall be regarded as “material” for such product if the Manufacturing or sale of such product would, but for the ownership of or licence to the applicable Patent Right, infringe such Patent Right. The Core BioNTech Patent Rights identified at the time of the Execution Date are designated as such in Schedule 9.3.4.

1.33. “Core RNA Technology” means the mRNA technology platform [***].

1.34. “Cover” means, with respect to a given Candidate or Product and Patent Right, that a Valid Claim of such Patent Right would, absent a license thereunder or ownership thereof, be infringed by the making, sale, offer for sale or importation of such Candidate or Product.

1.35. “Current Good Manufacturing Practices” or “cGMP” means all applicable standards and applicable Laws relating to manufacturing practices for products (including ingredients, testing, storage, handling, intermediates) promulgated by the U.S. Food and Drug Administration and any other governmental authority (including, European Union or member state level and Japan), including, but not limited to, standards in the form of applicable laws, guidelines, advisory opinions and compliance policy guides, and current interpretations of the applicable authority or agency thereof (as applicable to pharmaceutical and biological products and ingredients), as the same may be updated, supplemented or amended from time to time, in each case of those jurisdictions in which the products are Manufactured.

1.36. “Current Licenses” means any agreement (a) that BioNTech or its Affiliates has entered into or enters into prior to the Effective Date with a Third Party and (b) pursuant to which BioNTech or its Affiliates are (i) granted rights to any BioNTech Technology as of the Effective Date or (ii) granted a license or otherwise transferred any right to practice under any Patent Rights or Know-How, in each case that relate to the Candidates or Products or activities under this Agreement. BioNTech’s Current Licenses are disclosed on Schedule 9.3.12.

1.37. “Current Licensor” means any Third Party that is a party to a Current License.

1.38. “Delivery Technology” means the BioNTech Know-How applicable to formulating nucleic acids to enable the delivery of such nucleic acids to target cells in vivo. For clarity, Delivery Technology does not include Replicon Technology or Modified RNA Technology.

1.39. “Develop” or “Developing” means to discover, research or otherwise develop or improve a process, compound or product, including planning and conducting non-clinical and clinical research and development activities prior to Regulatory Approval. When used as a noun, “Development” means any and all activities involved in Developing.

1.40. “Development Event” means each Development event listed in the table that appears in Section 3.3.

1.41. “Effective Date” means the later of (a) the Execution Date, (b) if a determination is made pursuant to Section 10.2 that a notification of this Agreement is not required to be made under the HSR Act or under any antitrust, competition or other similar laws, rules, regulations and judicial doctrines of jurisdictions other than the United States (“Foreign Antitrust Laws”), the date of such determination, or (c) if notification of this Agreement is required to be made under the HSR Act or any Foreign Antitrust Laws, the Antitrust Clearance Date.

1.42. “EMA” means the European Medicines Agency or any successor agency thereto.

1.43. “Exploit” means to Develop, Manufacture, Commercialize, use or otherwise exploit. Cognates of the word “Exploit” will have correlative meanings.

1.44. “FD&C Act” means the United States Federal Food, Drug, and Cosmetic Act, as amended, and the rules and regulations promulgated thereunder.

1.45. “FDA” means the United States Food and Drug Administration or any successor agency thereto.

1.46. “FIH Study” means one or more limited Phase I Clinical Trials sponsored by BioNTech and conducted in Germany for the purpose of initial clinical translation and evaluation of one or more Candidates or Products selected by the JSC for such clinical evaluation, as further described in the Research Plan.

1.47. “Field” means [***].

1.48. “First Commercial Sale” means, with respect to any Product and with respect to any country of the Territory, the first sale of such Product by Pfizer or an Affiliate or Sublicensee of Pfizer to a Third Party in the Field in such country after such Product has been granted Regulatory Approval by the appropriate Regulatory Authority in such country.

1.49. “GAAP” means United States generally accepted accounting principles, consistently applied.

1.50. “GEIA” means the German Employee Invention Act.

1.51. “GEIA Technology” means all BioNTech Technology and Research Program Technology invented by employees of BioNTech or its Affiliates (solely or jointly with employees of Third Parties) under the jurisdiction of GEIA.

1.52. “Governmental Authority” means any court, agency, department, authority or other instrumentality of any national, state, county, city or other political subdivision.

1.53. “Government Official”, to be broadly interpreted, means (a) any elected or appointed government official (e.g., a member of a ministry of health), (b) any employee or person acting for or on behalf of a government official, Governmental Authority, or other enterprise performing a governmental function, (c) any political party, candidate for public office, officer, employee, or person acting for or on behalf of a political party or candidate for public office, and (d) any employee or person acting for or on behalf of a public international organization (e.g., the United Nations). For clarity, healthcare providers employed by government-owned hospitals will be considered Government Officials.

1.54. “HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations promulgated thereunder.

1.55. “HSR Filing” means filings by Pfizer and BioNTech with the United States Federal Trade Commission and the Antitrust Division of the United States Department of Justice of a Notification and Report Form for Certain Mergers and Acquisitions (as that term is defined in the HSR Act) with respect to the matters set forth in this Agreement, together with all required documentary attachments thereto.

1.56. “Human Material” means any biological samples of one or more Subjects collected, provided or utilized by BioNTech during the Research Plan pursuant to this Agreement.

1.57. “ICF” means an informed consent form that was approved by a qualified Institutional Review Board or Independent Ethics Committee (“IRB / IEC”) in accordance with all applicable Laws and recognized international standards for the protection of human research subjects.

1.58. “IND” means an Investigational New Drug Application submitted under the FD&C Act, or an analogous application or submission with any analogous agency or Regulatory Authority outside of the United States for the purposes of obtaining permission to conduct Clinical Trials.

1.59. “Intellectual Property Rights” means any and all (a) Patent Rights, (b) proprietary rights in Know-How, including trade secret rights, (c) proprietary rights associated with works of authorship and software, including copyrights, moral rights, and copyrightable works, and all applications, registrations, and renewals relating thereto, and derivative works thereof, (d) other forms of proprietary or intellectual property rights however denominated throughout the world, other than trademarks, service marks, trade names, domain names and other indicators of origin.

1.60. “Joint Steering Committee” or “JSC” means the steering committee described in Section 4.3.2(a).

1.61. “Joint Know-How” means any Research Program Know-How, whether or not patentable, made or created jointly by (a) BioNTech or any of its Representatives and (b) Pfizer or any of its Representatives.

1.62. “Joint Patent Rights” means Research Program Patent Rights that claim or disclose any invention included in Joint Know-How.

1.63. “Joint Technology” means the Joint Know-How and the Joint Patent Rights.

1.64. “Know-How” means any proprietary invention, discovery, development, data, information, process, method, technique, technology, result, cell line, cell, antibody or other protein, compound, probe, nucleic acid, (including RNAi) or other sequences or other know-how, whether or not patentable, and any physical embodiments of any of the foregoing or any information contained in any of the foregoing.

1.65. “Law” means any law, statute, rule, regulation, order, judgment or ordinance of any Governmental Authority.

1.66. “Major EU Market Country” means any of France, Germany, Italy, Spain or the United Kingdom.

1.67. “Major Market Country” means the Major EU Market Countries, the United States and Japan.

1.68. “Manufacture” or “Manufacturing” means to make, produce, manufacture, process, fill, finish, package, label, perform quality assurance testing, release, ship or store, and for the purposes of further Manufacturing, distribute, import or export, a compound or product or any component thereof. When used as a noun, “Manufacture” or “Manufacturing” means any and all activities involved in Manufacturing a compound or protein, device or product or any component thereof.

1.69. “Modified RNA Product” means any Product comprising Modified RNA Technology.

1.70. “Modified RNA” means an mRNA that has been modified by the incorporation of one or more modified nucleotides, excluding the 5’ CAP.

1.71. “Modified RNA Technology” means the BioNTech Know-How applicable to Modified RNA. For clarity, Modified RNA Technology does not include Replicon Technology or Delivery Technology.

1.72. “Net Sales” means with respect to a Product, gross receipts from sales by Pfizer and its Affiliates and Sublicensees of such Product to Third Parties in the Territory, less in each case (a) bad debts and (b) sales returns and allowances actually paid, granted or accrued, including trade, quantity and cash discounts and any other adjustments, including those granted on account of price adjustments, billing errors, rejected goods, damaged or defective goods, recalls, returns, rebates, chargeback rebates, reimbursements or similar payments granted or given to wholesalers or other distributors, buying groups, health care insurance carriers, chain pharmacies, mass merchandisers, staff model HMO’s, pharmacy benefit managers or other institutions, adjustments arising from consumer discount programs or other similar programs, customs or excise duties, sales tax, consumption tax, value added tax, and other taxes (except income taxes) or duties relating to sales, any payment in respect of sales to the United States government, any state government or any foreign government, or to any other Governmental Authority, or with respect to any government-subsidized program or managed care organization, and freight and insurance (to the extent that Pfizer, its Affiliates or its Sublicensees bear the cost of freight and insurance for the Product).

Net Sales will be determined from books and records maintained in accordance with GAAP, as consistently applied by Pfizer with respect to sales of the Product. If, in respect of Product, Pfizer, its Affiliates or Sublicensees receive non-cash consideration or in the case of transactions not at arm’s length (except in each case where the case of disposal of Product is in furtherance of Compassionate Use Purposes), Net Sales will be calculated based on the fair market value of such consideration or transaction, at the time of the transaction, assuming an arm’s length transaction made in the ordinary course of business.

Net Sales for Products sold as part of a Combination Product in a country shall be calculated as follows: Net Sales will be calculated by multiplying the Net Sales (as described above) of the Combination Product during the applicable royalty reporting period by the fraction A/(A+B), where A is the average sale price of the Product when sold separately in finished form (or where such average sale price cannot be determined, the fair market value of such Product), and B is the average sale price of the other therapeutically active ingredient(s) included in the Combination Product when sold separately in finished form (or where such average sale price cannot be determined, the fair market value of such other therapeutically active ingredient(s)), in each case in the applicable country of sale during the applicable royalty reporting period. To the extent Net Sales are calculated on the basis of fair market values, the Parties shall seek to determine such fair market values by mutual agreement and, in the absence of such mutual agreement, the Parties shall engage an independent valuation firm (and equally bear the costs of engaging such firm) to determine such fair market values.

1.73. “Party Specific Regulations” means all non-monetary judgments, decrees, orders or similar decisions issued by any Governmental Authority specific to a Party, and all consent decrees, corporate integrity agreements, or other agreements or undertakings of any kind by a Party with any Governmental Authority, in each case as the same may be in effect from time to time and applicable to a Party’s activities contemplated by this Agreement.

1.74. “Patent Rights” means any and all (a) issued patents, (b) pending patent applications, including all provisional applications, non-provisional applications, substitutions, continuations, continuations-in-part, divisions and renewals, applications sharing a priority claim and all patents granted thereon, (c) patents-of-addition, reissues, reexaminations and extensions or restorations by existing or future extension or restoration mechanisms, including patent term adjustments, patent term extensions, supplementary protection certificates or the equivalent thereof, (d) inventor’s certificates, (e) other forms of government-issued rights substantially similar to any of the foregoing and (f) United States and foreign counterparts of any of the foregoing.

1.75. “Payload” means a [***]. The term “Payload” excludes polypeptides that are used to enable expression of a payload from the RNA, such as an RNA-dependent RNA polymerase.

1.76. “Person” means an individual, sole proprietorship, partnership, limited partnership, limited liability partnership, corporation, limited liability company, business trust, joint stock company, trust, incorporated association, joint venture or similar entity or organization, including a government or political subdivision or department or agency of a government.

1.77. “Pfizer Diligence Obligations” means Pfizer’s Development and Regulatory Approval diligence obligations under Section 6.2.1 and Pfizer’s Commercialization diligence obligations under Section 6.2.2.

1.78. “Pfizer Improvements” means any Research Program Technology, regardless of inventorship, that is a modification or improvement to the Pfizer Technology and (a) would also be applicable to one or more candidates or products other than the Candidates or Products, (b) is not predominantly directed to the Candidates or Products or the RNA Technology or RNA Process Technology and (c) could have reasonable been developed without the aid, use or application of BioNTech Materials, BioNTech Improvements or BioNTech’s Confidential Information or any improvements or enhancements thereto.

1.79. “Pfizer Know-How” means any Know-How that (a) is Controlled by Pfizer or any of its Affiliates on the Effective Date or that comes into the Control of Pfizer or any of its Affiliates during the Term (other than through the grant of a license by BioNTech), including Pfizer’s rights in any Research Program Know-How, and (b) relates to one or more Candidates or Products or the Development, Manufacture or Commercialization of any of the foregoing.

1.80. “Pfizer Patent Right” means any Patent Right that (a) is Controlled by Pfizer or any of its Affiliates on the Effective Date or that comes into the Control of Pfizer or any of its Affiliates during the Term (other than through the grant of a license by BioNTech), including Pfizer’s rights in any Research Program Patent Rights, and (b) claims any (i) Candidate or Product (including the composition of matter thereof), (ii) method of making any Candidate or Product, (iii) methods of using any Candidate or Product or (iv) Pfizer Know-How.

1.81. “Pfizer Quarter” means each of the four (4) thirteen (13) week periods (a) with respect to the United States, commencing on January 1 of any Pfizer Year and (b) with respect to any country in the Territory other than the United States, commencing on December 1 of any Pfizer Year.

1.82. “Pfizer Technology” means the Pfizer Patent Rights, Pfizer Materials and Pfizer Know-How.

1.83. “Pfizer Year” means the twelve month fiscal periods observed by Pfizer (a) commencing on January 1 with respect to the United States and (b) commencing on December 1 with respect to any country in the Territory other than the United States.

1.84. “Phase I Clinical Trial” means a Clinical Trial that generally provides for the first introduction into humans of a pharmaceutical product with the primary purpose of determining safety, metabolism and pharmacokinetic properties and clinical pharmacology of such product, in a manner that is generally consistent with 21 CFR § 312.21(a), as amended (or its successor regulation), provided, however, a Phase I Clinical Trial does not include any study generally characterized by the FDA as an “exploratory IND study” in CDER’s Guidance for Industry, Investigators, and Reviewers Exploratory IND Studies, January 2006, irrespective of whether or not such study is actually performed in the United States or under an IND. A so-called Phase I/II Clinical Trial shall be deemed to be a Phase I Clinical Trial unless such trial, when completed, allows Pfizer to proceed directly to a Phase III Clinical Trial.

1.85. “Phase II Clinical Trial” means a Clinical Trial, the principal purpose of which is to make a preliminary determination as to whether a pharmaceutical product is safe for it intended use and to obtain sufficient information about such product’s efficacy, in a manner that is generally consistent with 21 CFR § 312.21(b), as amended (or its successor regulation), to permit the design of further Clinical Trials.

1.86. “Phase III Clinical Trial” means a pivotal Clinical Trial with a defined dose or a set of defined doses of a pharmaceutical product designed to ascertain efficacy and safety of such product, in a manner that is generally consistent with 21 CFR § 312.21(c), as amended (or its successor regulation), for the purpose of enabling the preparation and submission of an NDA.

1.87. “Price Approval” means, in any country where a Governmental Authority authorizes reimbursement for, or approves or determines pricing for, pharmaceutical products, receipt (or, if required to make such authorization, approval or determination effective, publication) of such reimbursement authorization or pricing approval or determination (as the case may be).

1.88. “Product” means any pharmaceutical product in a formulation suitable for administration to human subjects that incorporates (a) a Candidate selected by Pfizer for further Development in a Phase I Clinical Trial (other than the FIH Study) or Phase II Clinical Trial, including by selection as CAN based on Pfizer’s CAN Selection Criteria, or (b) any derivative of such Candidate Developed by or on behalf of Pfizer or its Affiliates or Sublicensees in the Field comprising Modified RNA Technology or Replicon Technology.

1.89. “Product Know-How” means (a) any Research Program Know-How or (b) any BioNTech Know-How Controlled by BioNTech as of the Effective Date, in each case of (a) and (b) that is predominantly directed to the composition of matter, treatment with, or the delivery of, Manufacture, form, formulation, or use of a Candidate or Product in the Field. For avoidance of doubt, Product Know-How shall exclude Know-How Controlled by BioNTech as of the Effective Date that is predominantly directed to the use or application of Modified RNA Technology or Replicon Technology that are generally applicable to products in the field of infectious disease or oncology.

1.90. “Product Patent Rights” means any Patent Right that claims any invention included in Product Know-How.

1.91. “Product Technology” means all Product Know-How and Product Patent Rights.

1.92. “Public Health Service Act” or “PHS Act” means the United States Public Health Service Act (42 U.S.C. 201 et seq), as amended from time to time (including any rules and regulations promulgated thereunder) or any subsequent or superseding law, statute or regulation

1.93. “RNA Improvement” means any Intellectual Property Right arising after the expiration of the Research Term and [***] solely or jointly made by Pfizer’s Representatives, and solely to the extent such Intellectual Property Right is an improvement or modification made to the Replicon Technology, Modified RNA Technology, Delivery Technology or RNA Process Technology and provided that such Replicon Technology, Modified RNA Technology, Delivery Technology or RNA Process Technology used (a) had been disclosed to Pfizer or Pfizer’s Representatives by BioNTech prior to the time of improvement or modification and (b) was BioNTech’s Confidential Information at the time of such disclosure.

1.94. “RNA Process Technology” means the BioNTech Know-How used to Manufacture Candidates or Products.

1.95. “RNA Technology” means Replicon Technology, Modified RNA Technology and Delivery Technology that is, in each case, used by BioNTech in the Research Program

1.96. “Regulatory Approval” means all technical, medical and scientific licenses, registrations, authorizations and approvals (including approvals of NDAs, supplements and amendments, pre- and post-approvals and labeling approvals) of any Regulatory Authority, necessary or useful for the use, Development, Manufacture, and Commercialization of a pharmaceutical or biopharmaceutical product in a regulatory jurisdiction, including commercially reasonable Price Approvals and commercially reasonable Third Party reimbursement approvals.

1.97. “Regulatory Authority” means, with respect to a country in the Territory, any national (e.g., the FDA), supra-national (e.g., the European Commission, the Council of the European Union, or the European Medicines Agency), regional, state or local regulatory agency, department, bureau, commission, council or other Governmental Authority involved in the granting of a Regulatory Approval or, to the extent required in such country, Price Approval, for pharmaceutical products in such country.

1.98. “Relevant Factors” means all relevant factors that may affect the Development, Regulatory Approval or Commercialization of a Candidate or Product, including (as applicable): [***].

1.99. “Replicon” means an RNA molecule(s) that comprises a gene encoding a polymerase that can, when the RNA molecule(s) is introduced into a cell, replicate the same or a different RNA molecule(s), that also comprises a gene encoding at least one Antigen and does not comprise the full set of genes required to make an infectious virus and is capable, when introduced into a cell, of expressing detectable levels of the encoded Antigen.

1.100. “Replicon Product” means any Product comprising Replicon Technology.

1.101. “Replicon Technology” means the BioNTech Know-How applicable to Replicons. For clarity, Replicon Technology does not include Modified RNA Technology or Delivery Technology.

1.102. “Representatives” means (a) with respect to Pfizer, Pfizer, its Affiliates, its Sublicensees and each of their respective officers, directors, employees, consultants, contractors and agents and (b) with respect to BioNTech, BioNTech, its Affiliates and each of their respective officers, directors, employees, consultants, contractors and agents.

1.103. “Research Plan” means the research plan attached hereto as Exhibit A, as it may be amended from time to time pursuant to Section 4.1.

1.104. “Research Program” means the program of collaboration between the Parties to Develop and Manufacture Candidates and Products in the Field including the activities described in the Research Plan.

1.105. “Research Program Know-How” means any and all Know-How, Candidates and Products, whether or not patentable, made or created solely by or on behalf of either Party or its Representatives in the conduct of activities under the Research Plan or made jointly by or on behalf of (i) BioNTech or its Representatives and (ii) Pfizer or its Representatives in the conduct of activities under the Research Plan.

1.106. “Research Program Patent Rights” means any and all Patent Rights claiming or disclosing any invention included in Research Program Know-How.

1.107. “Research Program Technology” means the Research Program Patent Rights and Research Program Know-How.

1.108. “Research Term” means the period of time beginning on the Effective Date and expiring on the date that is the third anniversary thereof or such later date as may be established pursuant to Section 4.4, unless earlier terminated pursuant to the terms of this Agreement.

1.109. “Residual Knowledge” means knowledge, techniques, experience and Know-How that (a) are, or are based on, any Confidential Information of the Disclosing Party and (b) are retained in the unaided memory of any authorized Representative of the Receiving Party after having access to such Confidential Information. An individual’s memory will be considered to be unaided if the individual has not intentionally memorized the Confidential Information for the purpose of retaining and subsequently using or disclosing it.

1.110. “Reversion Technology” means, as of the effective date of termination of this Agreement and with respect to a Continuation Product, (a) Pfizer’s rights in any Research Program Know-How and (b) any Pfizer Patent Right if and solely to the extent such Pfizer Patent Right claims any Research Program Know-How described in clause (a) above, in each case of clause (a) and (b) to the extent necessary or useful to Develop, Commercialize or Manufacture such Continuation Product.

1.111. “Royalty Term” means (a) for all Modified RNA Products, on a country-by-country basis, the period of time from the First Commercial Sale of the first Modified RNA Product in such country in the Field until the later of (i) the period during which the manufacture, sale, offer for sale or importation of such first Modified RNA Product in such country would infringe, but for the license granted herein, a Valid Claim Covering such first Modified RNA Product in such country, (ii) the tenth (10th) anniversary of the date of the First Commercial Sale of such first Modified RNA Product in such country in the Field, or (iii) lapse of regulatory data exclusivity for such first Modified RNA Product in such country (or region to which the country is a member state); and (b) for all Replicon Products, on a country-by-country basis, the period of time from the First Commercial Sale of the first Replicon Product in such country in the Field until the later of (i) the period during which the manufacture, sale, offer for sale or importation of such first Replicon Product in such country would infringe, but for the license granted herein, a Valid Claim Covering such first Replicon Product in such country, (ii) the tenth (10th) anniversary of the date of the First Commercial Sale of such first Replicon Product in such country in the Field, or (iii) lapse of regulatory data exclusivity for such first Replicon Product in such country (or region to which the country is a member state). If a Product comprises both Modified RNA Technology and Replicon Technology (“Combined Product”), where it is the first Product to achieve a First Commercial Sale in any country in the Territory, it shall be classified by Pfizer as either a Modified RNA Product or a Replicon Product (but not both) for the purposes of this definition in such country until such time as a different Product that comprises either Modified RNA Technology or Replicon Technology (but not both) achieves a First Commercial Sale in such country, whereupon the second Product shall be classified under this definition as either a Modified RNA Product or Replicon Product according to the technology it comprises and the Combined Product shall thereafter be deemed to fall within the other definition. If a Combined Product is the second Product to achieve a First Commercial Sale in a country in the Territory, it will be deemed to fall within the definition of Modified RNA Product if the first Product was a Replicon Product and vice versa. For the avoidance of doubt, per country there will be no more than two (2) different Royalty Terms for all Products in such country.

1.112. “Specified Persons” means the list of companies set forth in Schedule 1.112, their subsidiaries and any of their successors and assigns in respect of their vaccines business.

1.113. “Subject” means the individual donor of the Human Material or of the original tissues from which the Human Material was derived.

1.114. “Sublicensee” means any Person to whom Pfizer grants or has granted, directly or indirectly, a sublicense of rights licensed by BioNTech to Pfizer under this Agreement.

1.115. “Territory” means worldwide.

1.116. “Third Party” means any Person other than Pfizer, BioNTech or their respective Affiliates.

1.117. “Trademark” means any trademark, trade name, service mark, service name, brand, domain name, trade dress, logo, slogan or other indicia of origin or ownership, including the goodwill and activities associated with each of the foregoing.

1.118. “UPC Agreement” means the treaty Agreement on the Unified Patent Court signed 19 February 2013, as may be amended or superseded from time.

1.119. “Valid Claim” means, with respect to a particular country, (a) a claim of an issued and unexpired Patent Right included within the BioNTech Patent Rights, or Research Program Patent Rights claiming the Product or the Manufacture or use thereof that (i) has not been held permanently revoked, unenforceable or invalid by a decision of a court or other governmental authority of competent jurisdiction, which decision is unappealed or unappealable within the time allowed for appeal, and (ii) has not been cancelled, withdrawn, abandoned, disclaimed or admitted to be invalid or unenforceable through reissue, disclaimer or otherwise; or (b) a bona fide claim of a pending patent application included within the BioNTech Patent Rights or Research Program Patent Rights claiming the Product or the Manufacture or use thereof that has not been (i) cancelled, withdrawn or abandoned without being refiled in another application in the applicable jurisdiction or (ii) finally rejected by an administrative agency action from which no appeal can be taken or that has not been appealed within the time allowed for appeal, provided that any claim in any patent application pending for more than seven (7) years from the earliest date on which such patent application claims priority shall not be considered a Valid Claim for purposes of the Agreement from and after such seven (7) year date; provided, further, that in no event will any claim of Patent Right that would otherwise be expired except for a Patent Term Extension with respect to a product that is not a Product or Candidate be considered a Valid Claim.

1.120. The following terms are defined in the section of this Agreement listed opposite each term:

Defined Term	Section in Agreement
Acquirer	10.10.2
Acquisition Program	2.10.3
Additional Patent Jurisdictions	7.3.1(a)
Additional Third Party License	3.5.3(a)
Agreement	Preamble
Antitrust Filings	10.1
Approved Subcontractors	4.2.2
BioNTech	Preamble
BioNTech AG	Preamble
BioNTech Indemnified Party	11.2
BioNTech JSC Members	4.3.2(a)
BioNTech Owned Research Program Patent Rights	7.3.1(b)
BioNTech Prosecution Patent Rights	7.3.1(a)
BioNTech Review Period	8.5.3
BioNTech RNA	Preamble
BioNTech ROFN Notice	2.12.1
BioNTech ROFR Notice	2.11.1
Change of Control Party	8.6
Change of Control Term	10.9
CMO	5.4
Combined Product	1.111
Competitive Product Infringement	7.3.2(b)
Continuation Product	10.7.1(a)(ii)(A)
Continuation Product Net Sales	Schedule 10.7.1(a)
Continuation Product Royalty Term	Schedule 10.7.1(a)
Continuing Party	7.3.1(c)
Cure Plan	2.8.3
Debtor	10.8.1
Declining Party	7.3.1(c)
Development Payment	3.3
Diligence Issue	6.2.5
Disputed Matter	4.3.2(e)
Disclosing Party	8.1
Enforcement Action	7.3.2(a)
Execution Date	Preamble
Foreign Antitrust Laws	1.41
Future BioNTech Third Party Agreement	2.9
Global Trade Control Laws	12.11
hCMV	2.11
HCPs	9.3.23
Impf Group	1.1
Incremental Withholding Tax	3.6.4(a)
Indemnified Party	11.4.1
Indemnifying Party	11.4.1
Infringement Claim	7.3.6

Defined Term	Section in Agreement
IRB / IEC	1.57
JSC Chair	4.3.2(b)
Key Patent Jurisdictions	7.3.1(a)
Liabilities	11.2
Licensed Activities	7.3.5(a)
Litigation Conditions	11.4.2
Marginal Royalty Rate	3.5.1
Manufacturing Technology Transfer Plan	5.4
Necessary	3.5.3(a)
Notice of Dispute	12.12.1
Other BioNTech Technology	2.13
Partnered Field and Partnered Fields	2.11
Party or Parties	Preamble
Patent Committee	7.1
Patent Term Extension	7.3.1(e)
Pfizer	Preamble
Pfizer Indemnified Party	11.3
Pfizer JSC Members	4.3.2(a)
Pfizer Materials	4.6.1
Pfizer Review Period	8.5.2
Product Technology Transfer Plan	4.3.2(d)(x)
Prosecution Proceedings	7.3.1(f)
Policies	9.3.24
Program Director and Program Directors	4.3.1(a)
Receiving Party	8.1
Reference Product	1.14
Regulatory Materials	Schedule 10.7.1(a)
Restricted Market	12.11.1
Restricted Parties	12.11.2
Right of First Negotiation	2.12
Right of First Refusal	2.11
RNA	1.33
ROFN Negotiation Period	2.12.2
ROFN Partnering Terms	2.12.2
ROFN Term	2.12
ROFR Negotiation Period	2.11.3
ROFR Partnering Terms	2.11.3
ROFR Term	2.11
RSV	2.11
Sales Milestone Payment	3.4
Term	10.4
Third Party Claim	11.4.1
Third Party IP Rights	7.3.5(b)
Third Party Licensor	1.11
Total Annual Net Sales	3.4
Transition Plan	Schedule 10.7.1(a)

Defined Term	Section in Agreement
Useful	3.5.3(a)
VAT	3.6.4(b)
Withholding Tax	3.6.4(a)

2.	LICENSE GRANTS, TECHNOLOGY TRANSFER, EXCLUSIVITY AND OTHER RIGHTS

2.1. Exclusive License from BioNTech to Pfizer. Subject to the terms and conditions of this Agreement, effective as of the Effective Date, BioNTech on behalf of itself and its Affiliates hereby grants (and will procure that its Affiliates grant) to Pfizer an exclusive (exclusive even as to BioNTech and its Affiliates except to the extent necessary (a) to perform BioNTech’s activities under the Research Plan during the Research Term and (b) to Manufacture Clinical Trial Material as provided in this Agreement or the Supply Agreement) sublicensable (through multiple tiers) license and, to the extent any BioNTech Technology is Controlled by BioNTech or its Affiliates pursuant to a BioNTech Third Party Agreement existing as of the Effective Date and, subject to Section 2.9, Future BioNTech Third Party Agreements, a sublicense, as applicable, under the BioNTech Technology and BioNTech’s and its Affiliates’ interest in the Research Program Technology (including any BioNTech Improvements), to use, have used, Develop, have Developed, Manufacture, have Manufactured, Commercialize, have Commercialized and otherwise Exploit Candidates, Products and [***] in the Territory. Without prejudice to Section 2.10.2, the foregoing license shall not prevent BioNTech and its Affiliates from conducting internal research directed outside the Field where flu antigens or BioNTech Technology are used solely as comparators in such research. For avoidance of doubt, [***]: (i) which is not a Candidate or Product, (ii) which is Exploited by Pfizer under the foregoing license, and (iii) the Exploitation of which would, absent such foregoing license, infringe a valid claim under the BioNTech Patent Rights or BioNTech’s rights in the Research Program Patent Rights (with “valid claim” being construed by applying Section 1.119 mutatis mutandis) shall be considered a Candidate or Product for the purposes of this Agreement.

2.2. Non-Exclusive License from BioNTech to Pfizer. Without limiting any other license or sublicense granted under this Agreement and subject to the terms and conditions of this Agreement, BioNTech on behalf of itself and its Affiliates, effective as of the Effective Date, hereby grants (and will procure that its Affiliates grant) to Pfizer a non-exclusive, royalty-free, fully paid-up, sublicensable license and, to the extent any BioNTech Technology is Controlled by BioNTech or its Affiliates pursuant to a BioNTech Third Party Agreement existing as of the Effective Date and, subject to Section 2.9, Future BioNTech Third Party Agreements, a sublicense, as applicable, under all Patent Rights, Know-How and other Intellectual Property Rights Controlled by BioNTech or its Affiliates and existing as of or after the Effective Date (to the extent such Patent Rights, Know-How and other Intellectual Property Rights are not exclusively licensed or sublicensed to Pfizer pursuant to Section 2.1), to use, have used, Develop, have Developed, Manufacture, have Manufactured, Commercialize, have Commercialized and otherwise Exploit Candidates and Products in the Field in the Territory during the Term.

2.3. Additional Licenses.

2.3.1. To Pfizer.

Without limiting any other license or sublicense granted under this Agreement and subject to the terms and conditions of this Agreement, BioNTech on behalf of itself and its Affiliates, effective as of the Effective Date, hereby grants (and will procure that its Affiliates grant) to Pfizer a non-exclusive, royalty-free, fully paid-up, sublicensable license under all BioNTech Improvements that were solely or jointly invented by Pfizer Representatives to use, have used, Develop, have Developed, Manufacture, have Manufactured, Commercialize, have Commercialized and otherwise Exploit any products or processes in any field. In addition to the obligations set forth in Section 2.10 for the avoidance of doubt, the license granted in this Section 2.3.1 shall not include or imply a right of Pfizer to use any BioNTech’s Confidential Information (that is not a BioNTech Improvement) outside the Field.

2.3.2. To BioNTech.

(a) Without limiting any other license or sublicense granted under this Agreement and subject to the terms and conditions of this Agreement, Pfizer, effective as of the Effective Date, hereby grants to BioNTech a non-exclusive, royalty-free, fully paid-up, sublicensable license under all Pfizer Improvements that were solely or jointly invented by BioNTech Representatives to use, have used, Develop, have Developed, Manufacture, have Manufactured, Commercialize, have Commercialized and otherwise Exploit any products or processes outside the Field.

(b) Without limiting any other license or sublicense granted under this Agreement and subject to the terms and conditions of this Agreement, Pfizer, effective as of the Effective Date, hereby grants to BioNTech a non-exclusive, royalty-free, fully paid-up, sublicensable license under (i) all RNA Improvements and (ii) Pfizer’s interest in the Research Program Technology, in each case of (i) and (ii) to use, have used, Develop, have Developed, Manufacture, have Manufactured, Commercialize, have Commercialized and otherwise Exploit any products or processes outside the Field.

(c) For the avoidance of doubt, the licenses granted in this Section 2.3.2 shall not include or imply a right of BioNTech to use any Pfizer Confidential Information (that is not a Pfizer Improvement, RNA Improvements or Research Program Technology).

2.4. Pfizer Sublicensees. Pfizer will have the right through multiple tiers to grant sublicenses and, as applicable, sub-sublicenses to its Affiliates and Third Parties of any and all rights granted to Pfizer under this Agreement by BioNTech, including any and all rights licensed to Pfizer pursuant to Section 2.1 or Section 2.2. In respect of such sublicenses (or sub-sublicenses):

(a) Pfizer will remain responsible for the payment to BioNTech of all Sales Milestone Payments and royalties payable under this Agreement with respect to Net Sales of Products made by such Pfizer Affiliates or Sublicensees;

(b) Pfizer shall be responsible for failure by its Sublicensees to comply with the terms and conditions of this Agreement;

(c) Pfizer shall notify BioNTech in writing of any sublicenses granted to Third Parties and, upon BioNTech’s written request, provide BioNTech with a written summary of key terms of the respective sublicense agreement (excluding any terms reasonably deemed commercially sensitive or confidential by Pfizer); and

(d) Unless otherwise agreed between the Parties on a case-by-case basis (e.g. with a view of converting certain sublicenses into direct licenses with BioNTech), all sublicenses shall automatically terminate (and Pfizer shall ensure that all sublicenses automatically terminate) upon termination (for whatever reason) of a license granted hereunder, but only to the extent necessary to terminate the sublicense in so far as it corresponds to any terminated licenses granted in this Agreement.

2.5. Direct Licenses to Affiliates. Pfizer may, from time to time, request that BioNTech grants on behalf of itself and its Affiliates (and will procure that its Affiliates grant) licenses or sublicenses directly to Affiliates of Pfizer by giving written notice, upon receipt of which BioNTech and its Affiliates will enter into and sign a separate direct license or sublicense agreement with such designated Affiliate of Pfizer. All such direct license or sublicense agreements will be consistent with the terms and conditions of this Agreement, except for such modifications as may be required by applicable Laws in the country in which the direct license or sublicense will be exercised. The Parties further agree to make any amendments to this Agreement that are necessary to conform the combined terms of such direct licenses or sublicenses and this Agreement to the terms of this Agreement as set forth on the Execution Date. All reasonable costs of making such direct license or sublicense agreement(s), including BioNTech’s reasonable attorneys’ fees, under this Section 2.5 will be borne by Pfizer.

2.6. Non-Exclusive License from Pfizer to BioNTech. Subject to the terms and conditions of this Agreement, Pfizer hereby grants to BioNTech a non-exclusive, royalty-free, fully paid-up license in the Territory in the Field, with no right to grant sublicenses other than to its Affiliates, and to permitted subcontractors under Section 4.2.2, under the Pfizer Technology solely: (i) during the Research Term to the extent necessary to perform BioNTech’s activities under the Research Plan; and (ii) to the extent necessary to Manufacture Clinical Trial Material as provided in this Agreement or the Supply Agreement.

2.7. Right of Reference. BioNTech on behalf of itself and its Affiliates hereby grants (and will procure that its Affiliates grant) to Pfizer, its Affiliates and its Sublicensees a “Right of Reference,” as that term is defined in 21 C.F.R. § 314.3(b) (or any analogous Law recognized outside of the United States), to all data (including any regulatory filings or Regulatory Approvals) Controlled by BioNTech or its Affiliates that relates to any Candidate or Product, and BioNTech will provide a signed statement to this effect, if requested by Pfizer, in accordance with 21 C.F.R. § 314.50(g)(3) (or any analogous Law outside of the United States).

2.8. Current Licenses.

2.8.1. Maintenance of Current Licenses. BioNTech will maintain in full effect and will perform all of its obligations in a timely manner under each of the Current Licenses. Absent Pfizer’s prior written consent (which may be provided, conditioned or withheld in Pfizer’s sole discretion), BioNTech will not terminate, modify or amend any Current License in any manner that would adversely affect any of the rights granted or that may be granted to Pfizer under this Agreement or that would impose any obligations upon Pfizer hereunder that are in addition to those obligations that would exist under this Agreement based on the Current Licenses as they exist on the Effective Date or adversely affect BioNTech’s ability to perform its obligations under this Agreement. Further, BioNTech will not take any action or omit to take any action that would cause it to be in breach of any Current License or that would give rise to a right of any Current Licensor to terminate the applicable Current License.

2.8.2. Communications and Performance. Notwithstanding anything to the contrary in this Agreement, BioNTech will use Commercially Reasonable Efforts to facilitate any communications between Pfizer and any Current Licensor required for Pfizer to exercise the rights granted to it pursuant to Section 2 and will use Commercially Reasonable Efforts to cause each applicable Current Licensor to perform all of its obligations under the applicable Current License.

2.8.3. Breach of Current License by BioNTech. If BioNTech receives notification of any actual or potential breach or otherwise becomes aware of its breach of any Current License (and if uncured, such breach could give rise to the termination of the applicable Current License), then BioNTech will immediately notify Pfizer of such breach. To the extent that any act or omission on the part of Pfizer is the cause of such breach of a Current License, Pfizer will take all actions and provide BioNTech with all cooperation necessary to cure such breach, in each case as reasonably requested by BioNTech and at Pfizer’s sole cost and expense. To the extent that Pfizer is not the cause of such breach of a Current License, BioNTech will have the first opportunity to cure such breach in accordance with a plan to be mutually agreed upon by the Parties in writing, acting reasonably (each, a “Cure Plan”). If (a) BioNTech, at any time, is not using diligent efforts to cure such breach pursuant to the applicable Cure Plan or (b) BioNTech is unable to cure such breach in accordance with the applicable Cure Plan or it becomes reasonably apparent that BioNTech will not be able to cure such breach pursuant to the applicable Cure Plan, then Pfizer may, at its election and in its sole discretion and without prejudice to its other remedies against BioNTech, act reasonably to cure such breach and BioNTech will take all actions and provide Pfizer with all cooperation to cure such breach, in each case as directed by Pfizer. Further, if Pfizer is not the cause of such breach of a Current License, then BioNTech will, at Pfizer’s sole election, (i) reimburse Pfizer for all out-of-pocket costs and expenses incurred by or on behalf of Pfizer or any of its Representatives in connection with curing such breach; or (ii) permit Pfizer to offset any such costs and expenses incurred by or on behalf of Pfizer or any of Pfizer’s Representatives in connection with curing such breach against Pfizer’s future payment obligations to BioNTech (or any of its successor or assigns) under this Agreement.

2.8.4. Termination of any Current License. In the event that any Current License is terminated by the applicable Current Licensor and this Agreement, as of the effective date of such termination, has not otherwise been terminated, Pfizer, to the extent permitted by such Current License (or if not permitted or addressed in such Current License, to the extent permitted by the applicable Current Licensor), will have the right without prejudice to its other remedies against BioNTech, at Pfizer’s election, to convert the sublicenses granted under this Agreement by BioNTech to Pfizer under such Current License to a direct license from the applicable Current Licensor to Pfizer on the terms and conditions contained in such Current License (with Pfizer assuming the applicable obligations of BioNTech thereunder) or such other terms and conditions as may be negotiated by Pfizer and the applicable Current Licensor. In the event Pfizer enters into any such direct license with a Current Licensor, BioNTech will, at Pfizer’s sole election and without prejudice to its other remedies hereunder:

(a) in respect of royalties payable by Pfizer under such direct license to the Current Licensor, to the extent such royalties are due in connection with the sale of Candidates or Products hereunder, reimburse to Pfizer the difference between (i) the amount that would have been payable by BioNTech to the Current Licensor under the Current License if the Current License had not been terminated and (ii) the account that would have to be reimbursed by Pfizer to BioNTech in accordance with Section 3.5.3(b) in relation to the Current License if the Current License had not been terminated; or

(b) permit Pfizer to offset any such reimbursement amounts (to the extent not reimbursed pursuant to clause (a) above), against Pfizer’s future payment obligations to BioNTech (or any of its successor or assigns) under this Agreement.

2.8.5. Consents and Waivers. BioNTech represents, warrants and covenants to Pfizer that, to the extent any terms and conditions of this Agreement do not (or will not at any time during the Term) conform to any requirements relating to the grant of sublicenses under any Current License, it has obtained the irrevocable consent (or, if applicable, the waiver of any resultant conflict) from the applicable Current Licensor that is necessary to permit the activities contemplated under this Agreement, including, such that BioNTech may grant the applicable sublicenses granted or to be granted hereunder and perform all of its obligations hereunder and Pfizer may exercise all of its rights and perform all of its obligations hereunder, in each case, without breaching the applicable Current License. In the event that any provision in any Current License which conflicts with this Agreement or adversely impacts the activities contemplated under this Agreement comes to the attention of either BioNTech or Pfizer or which otherwise, at any time during the Term, would cause the representation, warranty and covenant set forth in the preceding sentence to be untrue, BioNTech, in consultation with Pfizer, will obtain any and all additional required consents or waivers from the applicable Current Licensor(s) which may be necessary to align the conflicting provision(s) of the applicable Current License with this Agreement and to permit the activities contemplated by this Agreement.

2.9. Future BioNTech Third Party Agreements. If BioNTech enters into bona fide discussions with a Third Party after the Effective Date which would, if an agreement is finally executed with such Third Party, give BioNTech rights to any Intellectual Property Rights that could reasonably be applicable to the Candidates or Products in the Field, then BioNTech shall notify the JSC for discussion pursuant to Section 4.3.2(d)(vii). Any Intellectual Property Rights Controlled by BioNTech pursuant to a BioNTech Third Party Agreement executed between BioNTech and such Third Party (each, a “Future BioNTech Third Party Agreement”) shall only be included in the licenses granted to Pfizer under this Agreement if and when Pfizer: (a) notifies BioNTech in writing that such Intellectual Property Rights be included in the licenses granted to Pfizer under this Agreement; (b) agrees to reimburse BioNTech [***] of the royalties payable by BioNTech to the Third Party Licensor under such Future BioNTech Third Party Agreements (i) solely to the extent such royalties are due in connection with the sale of Candidates or Products hereunder and (ii) provided that the [***] cap on royalties payable by Pfizer to BioNTech set forth in Section 3.5.3(b)(y) shall not apply in respect of such reimbursement; and (c) agrees to comply with the terms of such Future BioNTech Third Party Agreement applicable to Pfizer as a sublicensee. BioNTech shall not in any circumstance conclude any agreement with a Third Party so as to prevent Pfizer gaining access to such Third Party’s Intellectual Property Rights within the Field for any Candidate or Product.

2.10. No Implied Rights. Except as expressly provided in this Agreement, neither Party will be deemed to have granted the other Party (by implication, estoppel or otherwise) any right, title, license or other interest in or with respect to any Patent Rights, Know-How or other Intellectual Property Rights or information Controlled by such Party.

2.10.1. Exclusivity.

2.10.2. Except for the Research Program, during the Term, BioNTech shall not, and shall procure that its Affiliates shall not Develop, have Developed, Manufacture, have Manufactured, Commercialize, have Commercialized or otherwise Exploit or have Exploited any [***] itself or with or on behalf of a Third Party in the Field, except that BioNTech may continue any BioNTech Third Party Agreement for non-clinical research in the Field with academic institutions and consortia. As of the Effective Date, BioNTech shall not (and shall procure that its Affiliates shall not) enter into any new agreements with any Third Party in the Field without a discussion at and pre-approval by the JSC pursuant to Section 4.3.

2.10.3. During the Research Term, Pfizer and its existing Affiliates shall not enter into any research collaboration or other license agreement with [***] unless and until the JSC mutually agrees pursuant to Section 4.3. For avoidance of doubt, the foregoing exclusivity obligation shall not apply to any agreement with a Third Party possessing supplementary technology to RNA that may enhance the efficiency of a Candidate or Product in the Field, including bioinformatics, automation, DNA synthesis, formulations, selection of epitopes, syringe or other delivery device companies, or the like.

Notwithstanding the foregoing, if a Change of Control occurs with respect to Pfizer and a Third Party during the Research Term, or if Pfizer or any of its existing Affiliates acquires or merges with a Third Party during the Research Term, and such Third Party is, at the time of such Change of Control or acquisition or merger, conducting activities that would cause Pfizer or one of its Affiliates to violate this Section 2.10.3 (such activities, a “Acquisition Program”), then Pfizer or such Third Party shall be permitted to continue such Acquisition Program and such continuation will not constitute a violation of this Section 2.10.3; provided that (a) no Confidential Information of BioNTech or its Affiliates is used in such Acquisition Program and (b) Pfizer shall implement and maintain, in accordance with Pfizer’s internal commercially reasonable practices, an information barrier between the working teams involved in the day to day conduct of Pfizer’s internal program of Development and Manufacture of Candidates and Products under this Agreement and the equivalent teams under such Acquisition Program.

2.11. Right of First Refusal. Commencing on the Effective Date and expiring on the [***] anniversary thereof (“ROFR Term”), BioNTech on behalf of itself and its Affiliates hereby grants (and procures the grant to) Pfizer the exclusive right of first refusal (“Right of First Refusal”) to acquire a worldwide, exclusive license, with the right to sublicense (through multiple tiers), under Intellectual Property Rights Controlled by BioNTech and its Affiliates to use, have used, Develop, have Developed, Manufacture, have Manufactured, Commercialize, have Commercialized and otherwise Exploit immunogenic compositions comprising RNA that encodes at least one Antigen for prophylaxis against respiratory syncytial virus (“RSV”) or human cytomegalovirus (“hCMV”) in the Territory (each a “Partnered Field” and collectively, the “Partnered Fields”) as follows:

2.11.1. During the ROFR Term,BioNTech shall notify Pfizer in writing before it or any Affiliate enters into an agreement with a Third Party in the Territory in one or both of the Partnered Fields. BioNTech’s writing shall identify the Partnered Field(s) and provide reasonable details of the terms of the proposed agreement with the Third Party, including the financial terms, and a written report in reasonable detail of any of BioNTech’s and its Affiliates’ existing data that may be relevant to candidates/products in the Partnered Field( s) that Pfizer is otherwise unaware of

(“BioNTech ROFR Notice”), and, if Pfizer so requests, BioNTech shall provide access to the same set of data and information that such Third Party has had access via a data room or other means. For avoidance of doubt, if BioNTech’s written notice applies to only one Partnering Field, then Pfizer’s Right of First Refusal for the other Partnering Field shall not be affected and continue to apply.

2.11.2. Within [***] days after receiving a BioNTech ROFR Notice, Pfizer shall respond in writing as to whether Pfizer has a good faith desire to obtain such rights on the same terms as set out in the BioNTech ROFR Notice. If Pfizer responds in the negative, or fails to respond within the [***] days, then Pfizer shall have no further rights under this Section 2.11 as to the applicable Partnering Field(s), provided however, that under no circumstances may BioNTech nor its Affiliate during the ROFR Term enter into an agreement with a Third Party with respect to such Partnering Field(s) containing terms, taken as a whole, that are more favorable to such Third Party than the terms and conditions set forth in the BioNTech ROFR Notice.

2.11.3. If Pfizer responds in the affirmative within the [***] days, then this shall commence a [***] day period (“ROFR Negotiation Period”) of good faith exclusive negotiations between the Parties acting reasonably as to the terms upon which BioNTech would partner with or license to Pfizer in the applicable Partnering Field(s) (“ROFR Partnering Terms”). During the ROFR Negotiation Period, BioNTech shall not and shall procure its Affiliates shall not negotiate with any Third Party the terms upon which BioNTech or its Affiliates would partner with or license to such Third Party in the Partnering Field(s). If the Parties are unable to agree on the ROFR Partnering Terms and conclude a respective definitive written agreement during the ROFR Negotiation Period, then Pfizer shall have no further rights under this Section 2.11 as to the Partnering Field(s), provided, however, that under no circumstances may BioNTech nor its Affiliates during the ROFR Term enter into an agreement with a Third Party with respect to such Partnering Field(s) containing terms, taken as a whole, that are more favorable to such Third Party than the terms and conditions set forth in the BioNTech ROFR Notice.

2.11.4. The ROFR excludes agreements for research in the Field with academic institutions and consortia, which are subject to JSC approval under Section 4.3.2(d).

2.12. Right of First Negotiation. Effective as of the expiration of the ROFR Term and terminating as of the expiration of the Research Term (“ROFN Term”), if BioNTech or its Affiliate elects to license or otherwise grant rights to a Third Party under Intellectual Property Rights Controlled by BioNTech or its Affiliates in Partnering Field(s), then Pfizer shall have a right of first negotiation with respect to the first license or other partnership agreement for each of the Partnering Field(s) (“Right of First Negotiation”) as follows:

2.12.1. During the ROFN Term, upon the request of the JSC, such request not to be made more than twice per Calendar Year, BioNTech shall provide the JSC with an oral summary regarding any Development activities it may have conducted or is planning to conduct in respect of the Partnering Fields. During the ROFN Term, (a) if Pfizer provides BioNTech with a written notice electing the Right of First Negotiation with respect to one or both Partnering Fields or (b) prior to BioNTech entering into bona fide negotiations with a Third Party with respect to the negotiation of a definitive legal agreement for a grant of rights to Intellectual Property Rights Controlled by BioNTech and its Affiliates for the Partnering Field(s), BioNTech shall first notify Pfizer in writing. BioNTech’s written notice shall identify the Partnered Field(s) and provide a written report in reasonable detail of any of BioNTech’s and its Affiliates’ existing data that may be relevant to candidates/products in the Partnered Field(s) that Pfizer is otherwise unaware of (“BioNTech ROFN Notice”), and, if Pfizer so requests, provide access to any relevant data and information via a data room or by other mutually agreed upon means. For avoidance of doubt, if BioNTech’s written notice applies to only one Partnering Field, then Pfizer’s Right of First Negotiation for the other Partnering Field shall not be affected and shall continue.

2.12.2. Within [***] days after receiving a BioNTech ROFN Notice, Pfizer shall respond in writing as to whether Pfizer elects to negotiate terms with BioNTech. If Pfizer responds in the negative, or fails to respond within the [***] days, then Pfizer shall have no further rights under this Section 2.13, as to the applicable Partnering Field(s). If Pfizer elects to commence a ROFN or responds to a ROFN Notice in the affirmative within the [***] days, then this shall commence an exclusive [***] day negotiation period (“ROFN Negotiation Period”) during which the Parties shall negotiate, in good faith and acting reasonably, a definitive written agreement between the Parties as to the terms upon which BioNTech and its Affiliates would partner with or license to Pfizer Intellectual Property Rights Controlled by BioNTech and its Affiliates for the Partnering Field(s) (“ROFN Partnering Terms”). During the ROFN Negotiation Period, BioNTech shall not and shall procure its Affiliates shall not negotiate with any Third Party the terms upon which BioNTech or its Affiliates would partner with or license to such Third Party Intellectual Property Rights Controlled by BioNTech and its Affiliates for the Partnering Field(s).If the Parties are unable to agree on the ROFN Partnering Terms and do not conclude a respective definitive written agreement during the ROFN Negotiation Period, then the ROFN Negotiation Period shall expire and BioNTech shall be free to continue discussions with Pfizer or institute discussions on the same opportunity for the applicable Partnering Field(s) with Third Parties. For clarity, the Right of First Negotiation set forth in this Section 2.12 shall apply a maximum of [***] times only; once for each of the RSV and hCMV fields.

2.13. Access to Other BioNTech Technology. From time to time, Pfizer may, in addition to the licences granted hereunder, request a license from BioNTech to Other BioNTech Technology for use in a Candidate or Product in the Field as Pfizer may identify, such license to be of comparable scope and comparable terms to the licenses granted under Sections 2.1 in respect of Candidates and Products in the Field.For the purposes of this Agreement, “Other BioNTech Technology” means those Intellectual Property Rights Controlled by BioNTech or its Affiliates from time to time that do not constitute BioNTech Know-how or BioNTech Patent Rights.Upon Pfizer’s election for such as license, the Parties shall negotiate such license terms in good faith and acting reasonably (which shall be based on the terms of this Agreement) for a period of not more than [***] days and BioNTech shall neither seek nor require any royalty rate or other financial provisions greater than (i) the mean royalty rate due to BioNTech by other licensees of the same Other BioNTech Technology (reasonably adjusted in so far as it is licensed with other Intellectual Property Rights) in existence as of the date of any notice electing for such a licence pursuant to this Section or (ii) if no such other licenses are in existence as of the date of such notice, the average royalty rate applied in comparable license agreements for similar technologies in the market.Any such license fees agreed pursuant to this Section shall be deemed license payments due under Additional Third Party Licenses for the purposes of Section 3.5.3(a) and accordingly Pfizer shall be entitled to deduct [***] of such license fees. If, however, the Parties cannot reach an agreement within such [***] day period, then the terms of such license for such Other BioNTech Technology shall be determined, taking into account all then-relevant factors including the provisions of this Section 2.13, by an independent Third Party expert knowledgeable in pharma licensing to be agreed between the Parties (and if the Parties cannot agree on such Third Party expert within [***]days of the expiration of the above negotiation period, the Third Party expert shall be independently appointed upon either Party`s request by the International Chamber of Commerce). Each Party shall be obliged to submit its final proposal for the terms of such transition of or license to the Other BioNTech Technology to the Third Party expert, and such proposal shall remain confidential and shall not be disclosed to the other Party. The decision of the Third Party expert shall be final and binding on both Parties. The costs of the Third Party Expert shall be borne by both Parties at equal shares.

3.	PAYMENTS BY PFIZER TO BIONTECH

3.1. Up-Front Payment. Pfizer will make a one-time payment of Fifty Million Dollars ($50,000,000) to BioNTech RNA within 30 days of receipt of BioNTech RNA’s invoice (such invoice to be delivered on or following the Effective Date of this Agreement).

3.2. Equity Investment. Pfizer and BioNTech AG shall enter into an “Investment Agreement” contemporaneously with this Agreement pursuant to which Pfizer shall agree to subscribe for shares in BioNTech AG subject to achievement of certain conditions as prescribed in such Investment Agreement.

3.3. Development Payments. Pfizer will pay BioNTech RNA the one-off amounts set forth below within 60 days following the first occurrence of each event described below for the first Candidate or Product (as applicable) Covered by a Valid Claim in the applicable country of Development or Commercialization in the Territory to achieve such event (each, a “Development Payment”).

	Development Event	Development Payment
(i)	Initiation of Manufacture of the CTM for such Candidate for the FIH Study (whereas “Initiation of Manufacture” shall mean the start of the Manufacturing of the first batch of CTM by BioNTech that is suitable for use in the FIH Study)	[***]

(ii)	Dosing of the first subject in the first FIH Study of such Candidate	[***]

(iii)	Pfizer’s selection of such Candidate for further Development in a Phase I Clinical Trial (other than the FIH Study) or Phase II Clinical Trial including by selection as CAN based on Pfizer’s CAN Selection Criteria	[***]

(iv)	Dosing of the first subject in the first Phase I or Phase I/II Clinical Trial (neither being the FIH Study) of a Product	[***]

(v)	Initiation of Manufacture of the CTM that is suitable for a Product for a Phase III Clinical Trial by or on behalf of Pfizer following technology transfer (whereas “Initiation of Manufacture” shall mean the first successful completion of the Manufacturing of an engineering run by or on behalf of Pfizer	[***]

(vi)	Dosing of the first subject in the first Phase III Clinical Trial of such Product in a Major Market Country	[***]

	Development Event	Development Payment
(vii)	First Commercial Sale of such Product by Pfizer, its Affiliates or Sublicensees in the United States	[***]

(viii)	First Commercial Sale of such Product by Pfizer, its Affiliates or Sublicensees in at least three of the Major EU Market Countries	[***]

(ix)	First Commercial Sale of such Product by Pfizer, its Affiliates or Sublicensees in Japan	[***]

Each of the Development Payments set forth above will be payable one time only (regardless of the number of Candidates or Products with respect to which, or the number of times with respect to any Candidate or Product, the specified Development Event occurs). No Development Payments will be payable by Pfizer for any subsequent Candidate or Product regardless of the number of Candidates or Products Developed. For clarification, if one Candidate or Product replaces another Candidate or Product in Development, then such replacement Candidate or Product will only be subject to Development Payments that have not previously been triggered by one or more prior Candidates or Products. The maximum amount payable by Pfizer under this Agreement with respect to all Development Payments if all Development Events occur will be [***].

If Pfizer achieves one of the Development Events set forth in rows (iii), (iv) or (vi) of the table set forth in Section 3.3, but had not achieved the preceding Development Event set forth (as applicable) in rows (iii) or (iv) of the table set forth in Section 3.3, then those preceding Development Event(s) set forth (as applicable) in rows (iii) or (iv) of the table set forth in Section 3.3 shall be deemed to have occurred and all Development Payments for such preceding Development Event(s) shall become payable. If Pfizer achieves one of the Development Events set forth in rows (vii), (viii) or (ix) of the table set forth in Section 3.3, but had not achieved any of Development Events set forth in rows (iii), (iv) or (vi) of the table set forth in Section 3.3, then those Development Event(s) set forth (as applicable) in rows (iii), (iv) or (vi) of the table set forth in Section 3.3 shall be deemed to have occurred and all Development Payments for such Development Event(s) shall become payable. Notwithstanding the foregoing, Pfizer’s achievement of one of the Development Events set forth in rows (iii), (iv), ( vi), (vii), (viii) or (ix) of the table set forth in Section 3.3 in response to a request by a Governmental Authority or Regulatory Authority to perform such Development Event due to pandemic flu emergency conditions shall not trigger the payment of any preceding Development Event.

3.4. Sales Milestone Payments. Pfizer will pay BioNTech RNA the following one-time payments (each, a “Sales Milestone Payment”) when aggregate Net Sales of all Products on which royalties have been paid to BioNTech under Section 3.5.1 in a Pfizer Year in the Territory (the “Total Annual Net Sales”) first reach the respective thresholds indicated below:

[***]

Pfizer will make any Sales Milestone Payment payable with respect to a Pfizer Year within [***] days after the end of the applicable Pfizer Year, and such payment will be accompanied by a report identifying the Products, Net Sales of each Product (including breakdown of gross receipts and permitted deductions), and the amount payable to BioNTech under this Section 3. 4. For the avoidance of doubt: (a) each of the Sales Milestone Payments set forth above will be payable one time only, regardless of the number of times the corresponding Total Annual Net Sales levels are achieved in any number of Pfizer Years; and (b) if Total Annual Net Sales first reach multiple thresholds indicated above in the same Pfizer Year, all respective Sales Milestone Payments shall be payable with respect to that Pfizer Year and shall not be payable again.

3.5. Royalty Payments.

3.5.1. Royalties. Subject to the provisions of Section 3.5.3, Pfizer will pay BioNTech RNA royalties on a tiered marginal royalty rate basis during the course of a Pfizer Year as set forth below (the “Marginal Royalty Rates”) based on the applicable royalty percentage calculated against the applicable proportion of the annual aggregate Territory-wide Net Sales resulting from the sale of all Products in all countries in the Territory for which the applicable Royalty Term is in effect, during each Pfizer Year:

[***]

Each Marginal Royalty Rate set forth in the table above will apply only to that portion of the Net Sales of the Products in all countries in the Territory for which the applicable Royalty Term is in effect during a given Pfizer Year and that falls within the indicated range. An example calculation of royalties under this Section 3.5.1 is set forth in Schedule 3.5.1.

3.5.2. Fully Paid-Up, Royalty Free License. Following expiration of the Royalty Term for any Product in a given country, no further royalties will be payable in respect of sales of such Product in such country and, thereafter the licenses granted to Pfizer under Sections 2.1, 2.2, 2.3.1 and 2.7 with respect to such Product in such country will automatically become exclusive, fully paid-up, perpetual, irrevocable and royalty-free.

3.5.3. Royalty Adjustments. The following adjustments will be made, on a Product-by-Product and country-by-country basis, to the royalties payable pursuant to Section 3.5.1:

(a) Third Party Patents. If it is Necessary or Useful for Pfizer to license one or more Patent Rights from one or more Third Parties in respect of the Development, Manufacture, Commercialization, Exploitation or use of any Product in any country, whether directly or through any Pfizer Affiliate or Sublicensee, then Pfizer may, in its reasonable discretion, negotiate and obtain a license under such Patent Right(s) (each such Third Party license referred to herein as an “Additional Third Party License”). Any royalty otherwise payable to BioNTech under this Agreement with respect to Net Sales of such Product in such country by Pfizer, its Affiliates or Sublicensees will be [***] For the avoidance of doubt, this Section 3.5.3(a) shall not apply to any direct licenses entered into by Pfizer with a Current Licensor in accordance with Section 2. 8. 4. For the purposes of this Section 3.5.3(a): ( i) “Necessary” means that, without a license to use the Patent Right in question, the Development, Manufacture, Commercialization or use of any Candidate or Product, in Pfizer’s opinion, infringes such Patent Right and (ii) “Useful” means that Pfizer has determined that such Third Party’s Patent Right would reasonably enhance the potential, including by reducing cost or complexity of Manufacture, of such Licensed Product.

(b) No Adjustment for BioNTech Third Party Agreements. Subject to Section 2.9, BioNTech will be solely responsible for (i) all obligations (including any royalty or other obligations that relate to the BioNTech Technology or BioNTech’s interest in the Research Program Technology) under its agreements with Third Parties that are in effect as of the Effective Date or that BioNTech enters into during the Term and (ii) all payments to inventors (other than inventors that are Representatives of Pfizer) of BioNTech Technology or Research Program Technology, including payments under inventorship compensation Laws, except that Pfizer will [***] (x) solely to the extent such royalties are due in connection with the sale of Candidates or Products hereunder and (y) provided that, notwithstanding anything in the Agreement to the contrary, [***].

(c) Expiry of Valid Claim Coverage. In the event that, with respect to any particular Product in any particular country in the Territory, the Royalty Term for such Product in such country extends beyond the date on which such Product is not Covered by any Valid Claim in such country, Net Sales in any such country shall be reduced by [***] for the remainder of the applicable Royalty Term, provided, however, that if this Section 3.5.3(c) applies to a Product, Pfizer may not also apply Section 3.5.3(e).

(d) Existing Pfizer Third Party Agreements. Pfizer will be solely responsible for all obligations (including royalty obligations) that relate to Products under its agreements with Third Parties that are in effect on or prior to the Effective Date.

(e) Biosimilar Entry. Notwithstanding the foregoing, for any royalty otherwise payable to BioNTech under this Agreement with respect to Net Sales based on sales of a Product in a given country in the Territory, any payments owed with respect to such Product in such country pursuant to this Section 3.5 [***].

(f) Royalty Floor. Notwithstanding the provisions of this Section 3.5.3, the maximum reduction of royalties [***].

3.6. Reports and Payments.

3.6.1. Cumulative Royalties. The obligation to pay royalties under this Agreement will be imposed only once with respect to any sale of any Product.

3.6.2. Single Payee. All payments due and payable by Pfizer or its Affiliates or sublicenses under this Section 3 shall be solely made to BioNTech RNA in full satisfaction of all consideration due hereunder in exchange for the rights granted by BioNTech.

3.6.3. Royalty Statements and Payments. Within [***] days of the end of each Calendar Quarter, Pfizer will deliver to BioNTech a report setting forth, for the most recent Pfizer Quarter ending during such Calendar Quarter, the following information, on a country-by-country and Territory-wide basis: [***]. No such reports will be due for any such Product (i) before the First Commercial Sale of such Product or (ii) after the Royalty Term for such Product has expired in all countries in the Territory. The total royalty due for the sale of all such Products during such Pfizer Quarter will be remitted at the time such report is made; provided that to the extent any royalties are payable by Pfizer hereunder on Net Sales of a Product in a country solely due to a Valid Claim Covering such Product in such country that is subject to a revocation, invalidity or unenforceability ruling that is appealable or being appealed, during the time of such appeal or appealability, such royalties payable by Pfizer shall be placed into an escrow account and either (x) returned to Pfizer upon a final, unappealable determination that such revocation, invalidity or unenforceability ruling is upheld or (y) released to BioNTech in the event such revocation, invalidity or unenforceability ruling is not upheld in a final, unappealable determination. In the event that BioNTech disagrees with the basis of Pfizer’s calculations of royalties due because BioNTech believes that a Valid Claim Covering a Product was incorrectly omitted from Pfizer’s royalty calculations, BioNTech shall notify Pfizer within [***] days of receipt of the relevant royalty statement.

3.6.4. Taxes and Withholding.

(a) Withholding Taxes. The Parties agree to use commercially reasonable efforts to cooperate with one another and use commercially reasonable efforts to avoid or reduce, to the extent permitted by applicable Law, tax withholding or similar obligations in respect of royalties, milestone payments, and other payments made by the paying Party to the receiving Party under this Agreement (“Withholding Taxes”). If Withholding Taxes are imposed on any payment under this Agreement, the liability for such Withholding Taxes shall be the sole responsibility of the receiving Party, and the paying Party shall (i) deduct or withhold such Withholding Taxes from the payment made to the receiving Party, (ii) timely pay such Withholding Taxes to the proper taxing authority, and (iii) send proof of payment to the receiving Party within [***] days following such payment. Each Party shall comply with (or provide the other Party with) any certification, identification or other reporting requirements that may be reasonably necessary in order for the paying Party to not withhold Withholding Taxes or to withhold Withholding Taxes at a reduced rate under an applicable bilateral income tax treaty. Each Party shall provide the other with commercially reasonable assistance to enable the recovery, as permitted by applicable Law, of Withholding Taxes or similar obligations resulting from payments made under this Agreement, such recovery to be for the benefit of the Party bearing the cost of such Withholding Taxes under this Section 3.6.4 (Taxes and Withholding). Notwithstanding the foregoing, if as a result of any assignment or sublicense by the paying Party, any change in the paying Party’s tax residency, any change in the entity that originates the payment, or any failure on the part of the paying Party to comply with applicable Law with respect to Withholding Taxes (including filing or record retention requirements), Withholding Taxes are imposed that would not otherwise have been imposed (“Incremental Withholding Taxes”), then the paying Party shall be solely responsible for the amount of such Incremental Withholding Taxes and shall increase the amounts payable to the receiving Party so that the receiving Party receives a sum equal to the sum which it would have received had there been no such imposition of Incremental Withholding Taxes.

(b) Value Added Tax. All payments between the Parties under this Agreement are exclusive of applicable statutory value added tax or similar taxes (“VAT”), if any, which shall be listed separately on each invoice. If and to the extent any VAT will become payable due to any supplies or services rendered under this Agreement and if and to the extent such VAT is to be paid by the Party providing the supply or service to the competent tax authorities, the receiving Party shall pay an amount equal to such VAT to the providing Party upon receipt of a valid invoice allowing for the recovery of such VAT.

3.6.5. Currency, Source of Payments. All amounts payable and calculations under this Agreement will be in United States dollars, and Pfizer agrees to make all payments from a source in the United States of America. As applicable, Net Sales and any royalty deductions will be translated into United States dollars at the exchange rate used by Pfizer for public financial accounting purposes. If, due to restrictions or prohibitions imposed by national or international authority, a given payment cannot be made as provided in this Section 3.6.5, the Parties will consult with a view to finding a prompt and acceptable solution. If the Parties are unable to identify a mutually acceptable solution regarding such payment, then Pfizer may elect, in its sole discretion, to deliver such payment in the relevant jurisdiction and in the local currency of the relevant jurisdiction.

3.6.6. Method of Payment. Except as permitted pursuant to Section 3.6.5, each payment hereunder will be made by electronic transfer in immediately available funds via either a bank wire transfer, an ACH (automated clearing house) mechanism, or any other means of electronic funds transfer, at Pfizer’s election, to such bank account set forth below or as BioNTech RNA will designate in writing to Pfizer at least [***] days before the payment is due. All invoice or billing related questions should be referred to Pfizer’s Accounting Department at 800.601.1357 or go to the Accounts Payable Invoice Portal at ap.pfizer.com.

[***]

3.6.7. Record Keeping. Pfizer will keep and will cause its Affiliates and use Commercially Reasonable Efforts to cause its Sublicensees to keep books and accounts of record in connection with the sale of Products in sufficient detail to permit accurate determination of all figures necessary for verification of royalties and Sales Milestone Payments to be paid hereunder. Pfizer and its Affiliates will maintain, and Pfizer shall use Commercially Reasonable Efforts to cause its Sublicensees to maintain, such records for a period of at least [***] years, or such longer period of time required under a Current License, insofar as applicable to the rights sub-licensed pursuant to such Current License and used by Pfizer, its Affiliates and Sublicensees, after the end of the Pfizer Quarter in which they were generated.

3.6.8. Audits. Upon [***] days prior notice from BioNTech, Pfizer will permit (and shall use Commercially Reasonable Efforts to cause its Sublicensees to permit) an independent certified public accounting firm of nationally recognized standing selected by BioNTech and reasonably acceptable to Pfizer, to examine, at BioNTech’s sole expense, the relevant books and records of Pfizer and its Affiliates (and where possible, its Sublicensees) as may be reasonably necessary to verify the amounts reported by Pfizer in accordance with Section 3.6.3 and the payment of royalties and Sales Milestone Payments hereunder. An examination by BioNTech under this Section 3.6.8 will occur not more than once in any Calendar Year and will be limited to the pertinent books and records for any Calendar Year ending not more than [***] years before the date of the request. The accounting firm will be provided access to such books and records at Pfizer’s or its Affiliates’ (or where possible its Sublicensees’) facility(ies) where such books and records are normally kept and such examination will be conducted during Pfizer’s or its Affiliates’ (or, where possible, its Sublicencees’) normal business hours. Pfizer may require the accounting firm to sign a reasonably acceptable non-disclosure agreement before providing the accounting firm with access to Pfizer’s or its Affiliates’ (or where possible its Sublicensees’) facilities or records. Upon completion of the audit, the accounting firm will provide both Pfizer and BioNTech the same written report disclosing any discrepancies in the reports submitted by Pfizer or the royalties or Sales Milestone Payments paid by Pfizer, and, in each case, the specific details concerning any discrepancies. No other information will be provided to BioNTech. Where Pfizer is not able to cause its Sublicensees to permit an audit according to this Section 3.6.8 (despite using Commercially Reasonable Efforts), Pfizer shall on BioNTech’s request exercise its own audit rights under the relevant sublicense agreement; provided, however, that (a) BioNTech shall not request such audit exercise more than once in a Calendar Year, (b) the audit shall be limited to the pertinent books and records for any Calendar Year ending not more than [***] years before the date of the request and (c) if the amount of any underpayment of royalties by any such Sublicensee is less than [***] of the royalties properly payable to BioNTech, then BioNTech shall reimburse Pfizer for Pfizer’s out-of-pocket costs in connection with the audit.

3.6.9. Underpayments/Overpayments. If such accounting firm concludes that additional royalties or Sales Milestone Payments were due to BioNTech, then Pfizer will pay to BioNTech the additional royalties or Sales Milestone Payments within [***] days of the date Pfizer receives such accountant’s written report. Further, if the amount of such underpayments exceeds more than [***] of the amount that was properly payable to BioNTech, then Pfizer will reimburse BioNTech for BioNTech’s out-of-pocket costs in connection with the audit. If such accounting firm concludes that Pfizer overpaid royalties or Sales Milestone Payments to BioNTech, then BioNTech will refund such overpayments to Pfizer, within [***] days of the date BioNTech receives such accountant’s report.

3.6.10. Confidentiality. Notwithstanding any provision of this Agreement to the contrary, all reports and financial information of Pfizer, its Affiliates or its Sublicensees which are provided to or subject to review by BioNTech will be deemed to be Pfizer’s Confidential Information and subject to the provisions of Section 8.

3.7. No Guarantee of Success.

3.7.1. Pfizer and BioNTech acknowledge and agree that payments to BioNTech pursuant to Section 3.3, Section 3.4 and Section 3.5: (a) have been included in this Agreement on the basis that they are only payable or otherwise relevant if a certain Product is successfully Developed or Commercialized in such country, as applicable; (b) are solely intended to allocate amounts that may be achieved upon successful Development or Commercialization of such Product as applicable, between Pfizer (who will receive all Product sales revenues) and BioNTech; (c) are not intended to be used as a measure of damages if this Agreement is terminated for any reason, including pursuant to Pfizer’s right to terminate for convenience, before any such success is achieved and such amounts become due; and (d) will only be triggered, and will only be relevant as provided, in accordance with the terms and conditions of such provisions.

3.7.2. Pfizer and BioNTech further acknowledge and agree that nothing in this Agreement, or in any document or presentation provided by Pfizer to BioNTech prior to the Effective Date will be construed as representing any estimate or projection of (i) the successful Development or Commercialization of any Product under this Agreement, (ii) the number of Products that will or may be successfully Developed or Commercialized under this Agreement, (iii) anticipated sales or the actual value of any Products that may be successfully Developed or Commercialized under this Agreement or (iv) the damages, if any, that may be payable if this Agreement is terminated for any reason.

3.7.3. Pfizer makes no representation, warranty or covenant, either express or implied, that (A) it will successfully Develop, Manufacture, Commercialize or continue to Develop, Manufacture or Commercialize any Product in any country, (B) if Commercialized, that any Product will achieve any particular sales level, whether in any individual country or cumulatively throughout the Territory or (C) Pfizer will devote, or cause to be devoted, any level of diligence or resources to Developing or Commercializing any Product in any country, or in the Territory in general, other than is expressly required under Section 6.2.

4.	RESEARCH PLAN

4.1. Scope of Research and Research Plan. Pfizer and BioNTech will collaborate during the Research Term to conduct research to identify, Develop and evaluate Candidates and Products in accordance with the Research Plan and the terms and conditions set forth in this Section 4. Pfizer reserves the right to modify the Research Plan, in its sole discretion, at any time during the Research Term; provided that any such changes shall be approved by JSC pursuant to Section 4.3.

4.2. Allocation of Responsibilities.

4.2.1. General. Each Party will use Commercially Reasonable Efforts to perform its obligations and activities identified under the Research Plan in a professional manner in accordance with target dates set forth in Research Plan. Further, each Party will perform its obligations under the Research Plan in compliance with all Laws applicable to its activities under the Research Plan.

4.2.2. Subcontractors. BioNTech will not subcontract any of its responsibilities under the Research Plan or otherwise under this Agreement without Pfizer’s prior written consent; provided that (a) any Affiliates of BioNTech, (b) any subcontractors expressly identified in the Research Plan to conduct specific activities thereunder and (c) those subcontractors set forth on Schedule 4.2.2 (“Approved Subcontractors”) shall be deemed to have received such consent from Pfizer. BioNTech shall be responsible for the management of all permitted subcontractors (which will include any BioNTech Affiliate). The engagement by BioNTech or its Affiliate of any subcontractor in compliance with this Section 4.2.2, including the Approved Subcontractors, shall be in writing and shall not relieve BioNTech of its obligations under this Agreement or the Research Plan. Any agreement between BioNTech or its Affiliate and a permitted subcontractor or Approved Subcontractor pertaining to the Research Plan activities shall be consistent with the provisions of this Agreement including (i) an obligation to assign all Intellectual Property rights generated during its performance of such Research Plan to BioNTech free of any encumbrance such that BioNTech may fulfil its licensing and assignment obligations hereunder and (ii) terms and conditions under which such Third Party is obligated to preserve the confidentiality of the Research Program, Research Program Technology and any Confidential Information of Pfizer received by such Third Party from the BioNTech that are at least as restrictive as those described in Section 8.2.1.

4.2.3. Personnel Matters. Each Party acknowledges and agrees that it is solely responsible for the compensation of its personnel assigned to the Research Plan, and shall be responsible for withholding all national, state, local or other applicable taxes and similar items for such personnel. Each Party also shall be responsible for all other of its employer related obligations, including providing appropriate insurance coverage and employee benefits, and making all other deductions required by law affecting the gross wages of each of its employees. BioNTech personnel assigned to the Research Plan activities are not nor shall they be deemed to be employees of Pfizer, and Pfizer personnel assigned to the Research Plan activities are not nor shall they be deemed to be employees of BioNTech.

4.2.4. BioNTech Disclosure and Knowledge Transfer Obligations. Without limiting BioNTech’s obligations pursuant to Section 4.2.1, during the Research Term, BioNTech will:

(a) disclose to Pfizer all newly developed RNA Technology and RNA Process Technology and all other newly generated data developed in connection with the Research Plan, in each case in such format as Pfizer may reasonably request (including by download of digital files to a secure website or e-room designated and controlled by Pfizer);

(b) upon Pfizer’s request, disclose and provide to Pfizer research grade samples of each Candidate identified by BioNTech as a potential development candidate within a commercially reasonable period not to exceed [***] days;

(c) provide to Pfizer a written summary of all activities, discoveries, developments and results attained by BioNTech under the Research Plan in the regular course of research and no less frequently than every [***] days;

(d) promptly notify Pfizer of any suspected or actual research misconduct, issues pertaining to data integrity or any other information that could reasonably signify or result in a lack of confidence in the accuracy or collection methods of data, each as such may relate to the activities being conducted under the Research Plan;

(e) in accordance with the Product Technology Transfer Plan agreed upon by the JSC pursuant to Section 4.3.2(d)(x), or earlier upon request by Pfizer in the event that BioNTech commits a material breach of any of its obligations under this Agreement and such material breach remains uncured for [***] Business Days, measured from the date written notice of such material breach is given to BioNTech, transfer the Candidates or Products requested by Pfizer and all BioNTech Know-How relating to such Candidates or Products

4.3. Research Governance.

4.3.1. Collaboration Management.

(a) Program Directors. Each Party will appoint a program director to oversee all activities conducted under the Research Plan (each, a “Program Director” and together the “Program Directors”). Each Party may change its designated Program Director at any time upon written notice to the other Party. The Program Directors will coordinate the efforts of their respective Party in conducting activities under the Research Plan. The Program Directors for Pfizer and BioNTech are Philip Dormitzer and Birgit Pless, respectively.

4.3.2. Joint Steering Committee.

(a) Composition. As of the Effective Date, the Parties will establish a Joint Steering Committee, comprised of at least two (2) representatives of BioNTech (including the Program Director for BioNTech) and at least two (2) representatives of Pfizer (including the Program Director for Pfizer). The JSC representatives for each of Pfizer and BioNTech will be referred to herein as the “Pfizer JSC Members” and the “BioNTech JSC Members,” respectively. As of the Effective Date, the Pfizer JSC Members shall be (1) [***] and (2) [***] and the BioNTech JSC Members shall be (1) [***] and (2) [***].

Each Party may replace its representatives to the JSC at any time upon notice to the other Party, provided that at all times an equal number of representatives from each Party are appointed to the JSC and each Party shall be responsible for ensuring any replaced representative is fully briefed and apprised of the Research Project. Each Party shall procure that its JSC representatives shall make themselves available to attend JSC meetings upon reasonable notice and in accordance with this Agreement. Each Party may invite non-voting employees and consultants to attend meetings of the JSC. All members of the JSC and any invitees of either Party described above will agree in writing to be bound to obligations of confidentiality and assignment of Intellectual Property Rights no less restrictive than those that bind the Parties under this Agreement.

(b) Committee Chair. The JSC will be chaired by a Pfizer JSC Member (the “JSC Chair”). Pfizer may replace the JSC Chair at any time upon notice to BioNTech. The responsibilities of the JSC Chair will be:

(i) to notify each Party at least 30 days in advance of each JSC meeting;

(ii) to collect and organize agenda items for each JSC meeting; and

(iii) to prepare the written minutes of each JSC meeting and circulate such minutes for review and approval by the Parties, and identify action items to be carried out by the Parties.

(c) Meetings. During the Research Term, the JSC will meet on a Calendar Quarter basis (or less or more frequently as the JSC so determines), either in-person or by audio or video teleconference. Meetings of the JSC will occur at such times and places as mutually agreed by the Parties; provided, however, that no more than two (2) in-person meetings will be required in any Calendar Year. Any sub-committees or working groups established in accordance with Section 4.3.2(d) may meet via audio or video teleconference on a regular basis and in-person at such times and places as the Parties may agree. Meetings of the JSC will only occur if at least one representative of each Party is present at the meeting or participating by teleconference or videoconference. Each Party will be responsible for, and will not be entitled to any reimbursement from the other Party with respect to, any and all personnel costs or expenses (including travel expenses) which are incurred by or on behalf of its personnel in connection with participation in any JSC meetings or sub-committee or working group meetings, or any other travel required to be undertaken by either Party’s personnel in connection with the performance of the Agreement. The Parties will endeavor to schedule meetings of the JSC at least [***] months in advance. The JSC Chair will use good faith efforts to (i) prepare and circulate to BioNTech each JSC meeting agenda no later than five Business Days prior to the scheduled date for each JSC meeting and (ii) circulate for review and approval by BioNTech written minutes of each JSC meeting within [***] days after such meeting. The Parties will agree on the minutes of each meeting promptly, but in no event later than the next meeting of the JSC.

(d) Responsibilities. The JSC will coordinate and provide operational and strategic oversight of the activities to be performed under the Research Plan by each Party and, within such scope will:

(i) monitor and assess the progress of activities under the Research Plan;

(ii) determine whether to initiate GLP toxicology studies for any Candidate prior to the FIH Study;

(iii) select the Candidates or Products that will be studied in the FIH Study on a schedule that takes into account BioNTech’s manufacturing schedule capacity;

(iv) determine the design of the FIH Study, including the protocol governing the FIH Study;

(v) revise and approve any revisions of the Research Plan, except that (i) any modification to the Research Plan that would result in an increase in more than [***] by BioNTech ([***]) (ii) any decision who will bear the costs which exceed [***] and (iii) subject to Section 2.13, any revision to the Research Plan that would require BioNTech to use, disclose or license any Other BioNTech Technology, would require the JSC’s unanimous vote, provided that if BioNTech’s Representatives withhold their consent, the fact that BioNTech has refused (in whole or part) to participate in additional or revised Development or Manufacturing activities, or to share in the respective costs, or to use, disclose or license such Other BioNTech Technology, as applicable, shall be a factor considered in determining whether Pfizer has exercised its Commercially Reasonable Efforts under this Agreement;

(vi) assess and discuss any future agreement between BioNTech and a Third Party involving the use or application of the RNA Technology in the Field or any future agreement between Pfizer and a Third Party for the research or development of Core RNA Technology in the Field during the Research Term, in each case which would require a unanimous vote of the JSC;

(vii) discuss any Intellectual Property Rights of a Third Party which may be relevant to Candidates and Products that are brought to the JSC pursuant to Section 2.9;

(viii) oversee the Development of Manufacturing processes relating to the Candidates or Products; any decisions relating to such Development shall require a unanimous vote;

(ix) form such other committees and sub-committees as the JSC may deem appropriate, provided that such committees and sub-committees may make recommendations to the JSC but may not be delegated JSC decision-making authority;

(x) develop a plan, upon Pfizer’s written request and not later than [***] days prior to completion of the FIH Study to transfer and oversee the transfer of BioNTech Know-How to Pfizer to enable the rights licensed to Pfizer in Sections 2.1 and 2.3.1 which shall set out at minimum the responsibilities of each Party in connection with the transfer, deliverables and estimated timelines and budgets (“Product Technology Transfer Plan”);

(xi) address such other matters relating to the activities of the Parties under the Research Plan as either Party may bring before the JSC, including any matters that are expressly for the JSC to decide as provided in this Agreement; and

(xii) attempt to resolve any disputes between the Parties with respect to (i) the performance of activities under the Research Plan on an informal basis or (ii) matters before the Patent Committee, in each case subject to Section 4.3.2(e).

(e) Decision-making. Notwithstanding the number of Pfizer JSC Members or BioNTech JSC Members, each Party will have one (1) vote, and the JSC will make decisions on a unanimous basis. The JSC will use good faith efforts to reach agreement on any and all matters properly brought before it. If, despite such good faith efforts, the JSC is unable to reach unanimous agreement on a particular matter, within [***] days after the JSC first meets to consider such matter, or such later date as may be mutually acceptable to the Parties (each such matter, a “Disputed Matter”), then either Party may refer that Disputed Matter for resolution by the appropriate senior officer of each Party, and such senior officers will promptly initiate discussions in good faith to resolve such Disputed Matter. If the senior officers of each Party are unable to resolve the Disputed Matter within [***] days of it being referred to them, then Pfizer will have final decision-making authority with respect to all Disputed Matters, subject only to specific issues identified in this Agreement as expressly requiring mutual consent or unanimous vote of the Parties.

(f) Limits on JSC Authority. Notwithstanding any provision of this Section 4.3 to the contrary, (i) each Party will retain the rights, powers and discretion granted to it under this Agreement and no such rights, powers, or discretion will be delegated to or vested in the JSC unless such delegation or vesting of rights is expressly provided for in this Agreement or the Parties expressly so agree in writing, (ii) the JSC will not have the power to amend this Agreement or otherwise modify or waive compliance with this Agreement in any manner and (iii) neither Party will require the other Party to (A) breach any obligation or agreement that such other Party may have with or to a Third Party to the extent such obligation or agreement existed prior to the Execution Date or (B) perform any activities that are materially different or greater in scope or more costly than those provided for in the Research Plan then in effect.

(g) JSC Term. The JSC will be dissolved immediately upon the later of the expiration of the Research Term or the completion of the Manufacturing technology transfer described in Section 5.4.

4.4. Research Term Extension. During the Research Term, to the extent the completion of the activities or deliverables set forth in the Research Plan in accordance with the specifications set forth for such activities or deliverables in the Research Plan is delayed as a consequence of BioNTech’s material breach of its obligations under the Research Plan notified by Pfizer to BioNTech in writing, then the Research Term shall be automatically extended by a reasonable amount of time corresponding to the amount of time between the time predicted for completion of such activity in the Research Plan and actual time the activity is completed. In addition, Pfizer may in its sole discretion extend the Research Term at its option by (a) up to [***] days or (b) until the [***] of the initial Research Term. The extension option pursuant to (a) above must be exercised by providing notice to BioNTech no later than on the last JSC meeting before the end of the initial Research term. The extension option pursuant (b) above must be exercised by providing notice to BioNTech no later than on the last JSC meeting before the end of the initial Research term or, if the option according to (a) has already been exercised, no later than [***] days after the end of the initial Research Term. [***]

4.5. Research Plan Expenses. Except as expressly set forth otherwise in this Agreement (including in Section 4.3.2(d)(v), each Party will bear all costs and expenses it incurs in connection with its activities under the Research Plan.

4.6. Materials and Permitted Activities.

4.6.1. Transfer. From time to time during the Research Term, Pfizer shall provide BioNTech with tangible chemical or biological materials (the “Pfizer Materials”) as set forth in the Research Plan or as otherwise mutually agreed between the Parties (if any). Pfizer represents and warrants to BioNTech as of the date of delivery of the Pfizer Material (i) to Pfizer’s knowledge, Pfizer has the right to provide the Pfizer Materials to BioNTech for the uses in accordance with the Research Plan, (ii) the Pfizer Materials comply with any requirements set forth in the Research Plan or otherwise mutually agreed between the Parties (if any) in writing and (iii) to Pfizer’s knowledge, the use of the Pfizer Materials authorized herein does not infringe any Third Party rights. Except as expressly set forth in the preceding sentence, the Pfizer Materials are provided by Pfizer on an “as-is” basis without any representation or warranty of any type, express or implied, including any representation or warranty of merchantability or fitness for a particular purpose, each of which is hereby expressly disclaimed by Pfizer.

4.6.2. Title to Pfizer Materials and BioNTech Materials. All right, title and interest in and to the Pfizer Materials (including any modifications or progeny thereof) will remain the sole and exclusive property of Pfizer notwithstanding the transfer to and use by BioNTech of the same. All right, title and interest in and to the BioNTech Materials will remain the sole and exclusive property of BioNTech notwithstanding the transfer to and use by Pfizer of the same.

4.6.3. Permitted Activities. Notwithstanding anything to the contrary in this Agreement save for BioNTech’s exclusivity obligations and restrictions (including those at Section 2.1 and 2.10.2) and Pfizer’s exclusivity obligations and restrictions (including those at Section 2.10.3, nothing in this Agreement shall be deemed to prevent or restrict in any way the ability of either Party or its Affiliates to conduct any activities in the Territory, which activities would be allowed under any safe harbor, research exemption, government or executive declaration of urgent public health need, or similar right available in law or equity if conducted by a Third Party.

4.6.4. Return of Proprietary Materials. Upon termination or expiration of the Research Term, BioNTech shall, at Pfizer’s option, either destroy or return to Pfizer all unused Pfizer Materials.

5.	MANUFACTURING AND SUPPLY

5.1. Development of Manufacture Process. Beginning on the Effective Date of the Agreement and throughout the Research Term (including any extension pursuant to Section 4.4), BioNTech and Pfizer shall jointly Develop a scalable process for Manufacture of Candidates and Products in the Field. Should Pfizer request any assistance from BioNTech to Develop (or continue to Develop) a scalable process for Manufacture of the Candidates and Products in the Field after the Research Term (including any extension pursuant to Section 4.4), BioNTech shall provide such assistance after such Research Term at an hourly rate of [***] for its support and efforts in connection with such Development. Such payments shall be governed by the terms of Section 3.6 and BioNTech shall be required to keep, and provide to Pfizer, detailed reports and timesheets for those personnel involved.

5.2. Manufacture of CTM for FIH Study. BioNTech shall Manufacture, at its cost, all CTM for the Candidates or Products that are the subject of the FIH Study described in the Research Plan.

5.3. Supply of CTM to Pfizer. BioNTech shall supply Pfizer with CTM for the Products it studies in any Phase I Clinical Trial and Phase II Clinical Trial. Without prejudice to that obligation, the Parties shall negotiate in good faith and acting reasonably a mutually agreed upon Quality Agreement and Supply Agreement which shall be executed on or before [***]; such Supply Agreement shall be consistent with the heads of terms set forth in Schedule 5.3. Pfizer’s schedule for Clinical Trials would take into account the Manufacturing capacity available at BioNTech and the Parties would agree on a [***] month Manufacturing capacity plan for Clinical Trial batches no later than [***] months in advance of any delivery date for such batch. If Pfizer so requests during the term of such Supply Agreement, Pfizer and BioNTech shall discuss an extension of such Supply Agreement at an appropriate time and negotiate in good faith if Pfizer requires a bridge to Pfizer for CTM for Pfizer’s Phase III Clinical Trials or for Pfizer’s commercial supply.

5.4. Technology Transfer of Manufacturing Process. BioNTech will provide Pfizer with all reasonable assistance necessary or useful to effect the timely and orderly transfer of the process for Manufacturing Products in the Field to enable Pfizer or Pfizer’s named contract manufacturing organization (“CMO”) to successfully Manufacture such Products on Pfizer’s behalf. Without limiting BioNTech’s obligations set forth elsewhere under this Agreement, the Parties will use their Commercially Reasonable Efforts to perform all technology transfer activities as set forth under the initial Manufacturing technology transfer plan set forth in Exhibit D (the “Manufacturing Technology Transfer Plan”). BioNTech will cause all technology transfer activities to be performed under the Manufacturing Technology Transfer Plan to be carried out by the specific individuals identified to perform such activities in the Manufacturing Technology Transfer Plan (if any) and otherwise by appropriately skilled and experienced individuals familiar with the Manufacture of such Products. Such Manufacturing Technology Transfer Plan will be updated by the JSC no later than [***] months after the Effective Date. In case of a technology transfer to a CMO, technology transfer shall only be initiated if and when: (a) such CMO has entered into confidentiality undertakings in respect of BioNTech Technology, Research Program Technology and Confidential Information of BioNTech or its Representatives on customary terms comparable to and no less restrictive than those that bind the Parties under this Agreement either (i) directly with BioNTech or (ii) with Pfizer but including BioNTech as third party beneficiary, and (b) BioNTech has been provided with a copy of such confidentiality undertakings. For clarity, such CMO would not have the right to use any BioNTech Technology, Research Program Technology or Confidential Information of BioNTech or its Representatives licensed to and transferred to Pfizer or the CMO for any purpose other than the Manufacture of Products in the Field on Pfizer’s behalf.

5.5. Transfer Activities and Consulting Support. In addition to the support provided under the Manufacturing Technology Transfer Plan and the Product Technology Transfer Plan,BioNTech will provide Pfizer with up to [***] hours of FTE support reasonably requested by Pfizer and associated with Pfizer’s Development, Manufacture or Commercialization of the Candidates and Products. Pfizer will pay BioNTech [***] for each FTE. Such payments shall be governed by the terms of Section 3.6 and BioNTech shall be required to keep, and provide to Pfizer, detailed reports and timesheets for those personnel involved. Any Intellectual Property Rights generated pursuant to services under this Section shall be deemed work product from a work for hire arrangement and shall be owned by Pfizer.

6.	PRODUCT DEVELOPMENT AND COMMERCIALIZATION

6.1. General. Subject to the provisions of Sections 4.2, 4.3, 5.2, 5.3 and 6.2, Pfizer will have sole authority over and control of the Development, Manufacture, Regulatory Approval and Commercialization of Candidates and Products and will retain final decision-making authority with respect thereto.

6.2. Diligence.

6.2.1. Development Diligence. Pfizer will use its Commercially Reasonable Efforts to Develop and seek Regulatory Approval for one Product in the Field in [***]. Pfizer will have no other diligence obligations with respect to the Development or Regulatory Approval of Products under this Agreement.

6.2.2. Commercial Diligence. Pfizer will use its Commercially Reasonable Efforts to Commercialize a given Product in the Field in each Major Market Country in the Territory where Pfizer or its designated Affiliates or Sublicensees has received Regulatory Approval for such Product. Pfizer will have no other diligence obligations with respect to the Commercialization of Products under this Agreement.

6.2.3. Exceptions to Diligence Obligations. Notwithstanding any provision of this Agreement to the contrary, Pfizer will be relieved from and will have no obligation to undertake any efforts with respect to any diligence obligation under Section 6.2.1 or Section 6.2.2 with respect to a given Candidate or Product in the event that:

(a) Pfizer or BioNTech receives or generates any safety, tolerability or other data reasonably indicating or signaling, as measured by Pfizer’s safety and efficacy evaluation criteria and methodology, that such Candidate or Product has or would have an unacceptable risk-benefit profile or is otherwise not reasonably suitable for initiation or continuation of Clinical Trials;

(b) Pfizer or BioNTech receive any notice, information or correspondence from any applicable Regulatory Authority, or any applicable Regulatory Authority takes any action, that reasonably indicates that such Candidate or Product is unlikely to receive Regulatory Approval; or

(c) that BioNTech fails to fulfill its Development or other obligations under the Research Plan or this Agreement and such failure prevents Pfizer from fulfilling the Pfizer Diligence Obligations.

For the avoidance of doubt, the Pfizer Diligence Obligations in respect of Candidates and Products not affected by the circumstances described in this Section 6.2.3 shall continue to apply.

6.2.4. Deemed Satisfaction of Pfizer Diligence Obligations. Without in any way expanding Pfizer’s obligations under this Agreement:

(a) Pfizer’s achievement of any Development Event entitling BioNTech to receive a specific Development Payment described in Section 3.3 will be conclusive evidence that Pfizer has satisfied all Pfizer Diligence Obligations under this Agreement up to the date that such Development Event is achieved;

(b) on a Major Market Country-by-Major Market Country basis, Pfizer’s payment, and BioNTech’s acceptance, of any royalties to BioNTech pursuant to Section 3.5 with respect to Net Sales in such Major Market Country will be conclusive evidence that Pfizer has satisfied all Pfizer Diligence Obligations under this Agreement in respect of such Major Market Country to the date of such payment; provided that if BioNTech does not return in full a payment of royalties by Pfizer with a written rejection of such payment within ten days of receipt, BioNTech shall be deemed to have accepted such royalty payment; and

(c) Pfizer’s payment of any Sales Milestone Payment as set forth in Section 3.4 will be conclusive evidence that Pfizer has satisfied all Pfizer Diligence Obligations under this Agreement to the date of such payment.

For the avoidance of doubt, the provisions of Sections 6.2.4(a) through 6.2.4(c) are intended only as examples of diligence constituting satisfaction of the Pfizer Diligence Obligations.Pfizer may fully satisfy the Pfizer Diligence Obligations without achieving any of the specific diligence examples set forth in Sections 6.2.4(a) through 6.2.4(c) above, provided that Pfizer otherwise complies with the provisions of Section 6.2.1 or Section 6.2.2, as applicable.

6.2.5. Assertion of Pfizer Diligence Obligation Claims. If BioNTech is or becomes aware of facts that might form a reasonable basis to allege that Pfizer has failed to meet any Pfizer Diligence Obligation, then BioNTech will promptly notify Pfizer in writing of such potential alleged performance failure (each such potential alleged performance failure, a “Diligence Issue”). Promptly upon Pfizer’s receipt of any notice of a Diligence Issue pursuant to this Section 6.2.5, the Pfizer Program Director will contact the BioNTech Program Director to discuss the specific nature of such Diligence Issue and seek to identify an appropriate corrective course of action. If, no later than [***] days after Pfizer’s receipt of such a notice, (a) the Parties have not reached consensus regarding whether Pfizer has failed to satisfy its obligations pursuant to Section 6.2.1 or Section 6.2.2 and (b) the Parties’ respective Program Directors have not agreed upon an appropriate corrective course of action for such Diligence Issue, then such Diligence Issue will be escalated and resolved pursuant to the dispute resolution provisions set forth in Section 12.12. If BioNTech fails to notify Pfizer of a Diligence Issue pursuant to this Section 6.2.5 within [***] days after the date on which BioNTech first discovers such Diligence Issue, then Pfizer will be deemed to have satisfied its Diligence Obligations with respect to such Diligence Issue.

6.2.6. Remedies for Breach of Pfizer Diligence Obligations. If Pfizer materially breaches any Pfizer Diligence Obligation and fails to remedy such breach within [***] days of Pfizer’s receipt of notice of such breach from BioNTech, then BioNTech may, in its sole discretion, elect to either: (a) terminate this Agreement pursuant to the provisions of Section 10.5, but only to the extent that a Product in a given Major Market Country in the Territory is directly and adversely impacted by such uncured material breach (and for the avoidance of doubt, the [***] day period set forth in this Section 6.2.6, shall be deemed the same [***] day cure period set out pursuant to Section 10.5); or (b) convert any exclusive license or sublicense granted to Pfizer under this Agreement with respect to a Product in a given Major Market Country in the Territory where such breach occurred and remains unremedied into a non-exclusive license or sublicense, as applicable, but only to the extent that such Product in such Major Market Country is directly and adversely impacted by such uncured material breach. BioNTech acknowledges and agrees that the elections set forth in this Section 6.2.6: (i) have been negotiated by the Parties to fully address any harm that BioNTech may incur as a result of Pfizer’s material breach of the Pfizer Diligence Obligations and (ii) constitute BioNTech’s sole and exclusive remedies with respect to any breach by Pfizer of any Pfizer Diligence Obligation.

6.2.7. Performance by Pfizer’s Affiliates or Sublicensees. For avoidance of doubt, any actions taken by Pfizer’s Affiliates or Sublicensees (or their respective subcontractors) under this Agreement shall be treated as actions taken by Pfizer in regard to satisfaction of the requirements of this Section 6.2.

6.3. Regulatory Matters.

6.3.1. Regulatory Reporting. Pfizer or its designated Affiliate(s) will have the sole authority to make or file all filings, reports and communications with all Regulatory Authorities with respect to any Candidate or Product in the Field in the Territory, including all reports required to be filed in order to obtain or maintain any Regulatory Approvals granted for Products in the Field in the Territory and adverse drug experience reports with the exception of the FIH Study, which will be managed and sponsored by BioNTech. Upon Pfizer’s request, BioNTech will provide to Pfizer the data arising from the FIH Study, as well as any data or other information in BioNTech’s possession or Control reasonably necessary or useful to support its filings, reports or communications with Regulatory Authorities and otherwise provide reasonable assistance to Pfizer in connection with any such filings, reports and communications with Regulatory Authorities.

6.3.2. Regulatory Approvals. Pfizer or its designated Affiliate(s) will have the sole authority to prepare and file applications, in its own name, for Regulatory Approval for Candidates or Products in the Field in the Territory, including communicating with any Regulatory Authority both prior to and following Regulatory Approval. BioNTech hereby assigns any and all INDs, Regulatory Approvals or any other rights or permissions granted by any Regulatory Authority to Pfizer, together with all other regulatory filings and development data, to the extent such assignment is permissible under applicable Law and requested by Pfizer. Further, BioNTech will take all actions and provide all assistance reasonably requested by Pfizer to effect the assignments in this Section 6.3.2.

6.3.3. Cooperation. If reasonably requested by Pfizer, BioNTech shall assist and cooperate with Pfizer in connection with the preparation of filings, reports and communications to Regulatory Authorities with respect to any Candidate or Product in the Field in the Territory, at Pfizer’s sole expense. BioNTech will and will cause its Affiliates to cooperate with Pfizer and all Pfizer Representatives in the event of any inspection by a Regulatory Authority related to any Candidate or Product or any activities to be performed under this Agreement.

6.4. Commercialization Activities.

6.4.1. General. Subject to Section 6.2, Pfizer will have sole and exclusive control over all matters relating to the Commercialization of Products in the Field in the Territory, including sole and exclusive control over (a) pricing of Products and (b) the negotiation of Product pricing with Regulatory Authorities and other Third Parties, in each case in the Field in the Territory.

6.4.2. Branding and Product Packaging. Pfizer or its designated Affiliates or Sublicensees will select and own all Trademarks and Copyrights used in connection with the Commercialization of any and all Products in the Field in the Territory. Neither BioNTech nor its Affiliates will use or seek to register, anywhere in the world, any Trademark which is confusingly similar to any Trademark used by or on behalf of Pfizer, its Affiliates or Sublicensees in connection with any Product. [***].

6.5. Manufacturing. With respect to Candidates or Products to be Commercialized in the Field in the Territory and except to the extent BioNTech has Manufacturing obligations under the Research Plan or as described in Section 5, Pfizer will have the exclusive right to Manufacture such Candidates or Products itself or through one or more Affiliates or Third Parties selected by Pfizer in its sole discretion. For clarity, Pfizer will have no diligence obligations with respect to the Manufacture of Products except to the extent necessary to fulfill its obligations under Section 6.2.1 or Section 6.2.2.

6.6. Progress Reporting. After the first to occur of expiration of the Research Term or dissolution of the JSC and expiring on the First Commercial Sale of a Product, Pfizer will provide BioNTech with annual written reports summarizing Pfizer’s activities to Develop and Commercialize Products in the preceding year. Any information or written report provided by Pfizer to BioNTech pursuant to this Section 6.6 will be deemed to be Pfizer’s Confidential Information and subject to the provisions of Section 7.1.

6.7. Other Pfizer Programs. Subject to Pfizer’s exclusivity obligations set forth in Section 2.10.3, BioNTech understands and acknowledges that Pfizer may have present or future initiatives or opportunities, including initiatives or opportunities with its Affiliates or Third Parties, involving products, programs, technologies or processes that are similar to, and in some instances may compete with, a Candidate or Product, program, technology or process covered by this Agreement. BioNTech acknowledges and agrees that nothing in this Agreement will be construed as a representation, warranty, covenant or inference that Pfizer will not itself Develop, Manufacture or Commercialize or enter into business relationships with one or more of its Affiliates or Third Parties to Develop, Manufacture or Commercialize products, programs, technologies or processes that are similar to or that may compete with any Candidate or Product, program, technology or process covered by this Agreement, provided that, for clarity, Pfizer will not use BioNTech’s Confidential Information in breach of this Agreement.

7.	INTELLECTUAL PROPERTY

7.1. Patent Committee. Within the first [***] months following the Effective Date, the Parties will establish a patent committee (the “Patent Committee”), comprised of at least one (1) representative of BioNTech and at least one (1) representative of Pfizer (which representative may be replaced by either Party at any time through written notice to the other Party). The Patent Committee shall coordinate all activities in relation to Patent Rights applicable to the terms of this Agreement. In particular, the Patent Committee shall:

7.1.1. coordinate all activities in relation to the filing and prosecution of Patent Rights relating to this Agreement pursuant to Sections 7.2.1 and 7.3.1 of this Agreement,

7.1.2. discuss any actual, potential or suspected infringement of such Patent Rights pursuant to Section 7.3.2(a),

7.1.3. regularly review which BioNTech Patent Rights may be relevant to Candidates and Products, and

7.1.4. regularly review and update the Core BioNTech Patent Rights listed in Schedule 9.3.4 on the basis of the then-existing Development or Commercialization activities and programs of BioNTech, its Affiliates and licensees outside the Field, and acting in good faith to add and remove BioNTech Patent Rights from time to time, provided that no Core BioNTech Patent Rights shall be removed from the list in Schedule 9.3.4 which BioNTech continues to regard in good faith as material for Development or Commercialization activities and programs of BioNTech, its Affiliates and licensees outside the Field.

The Patent Committee shall meet (either in-person or by audio or video conference) as often as determined by the Patent Committee as well as upon the reasonable request of either Party. It is acknowledged that particularly in the case of any Enforcement Action the Patent Committee may need to meet at very short notice and be required to expedite and make decisions very quickly and the Parties shall procure that the Patent Committee shall meet urgently as quickly as reasonably required in connection with any Enforcement Action. The Patent Committee will be chaired by a Pfizer Patent Committee member. The Patent Committee shall operate in good faith and acting reasonably. Sections 4.3.2(b) and 4.3.2(c), unless otherwise mutually agreed between the Parties, shall apply mutatis mutandis. The Patent Committee will use good faith efforts to reach agreement on all matters properly brought before it. If, despite such good faith efforts, the Patent Committee is unable to reach unanimous agreement on a particular matter, such matter shall be escalated in accordance with Section 4.3.2(e), and following the JSC’s dissolution, such Section being interpreted omitting the reference to the JSC in such provision.

7.2. Ownership of Intellectual Property.

7.2.1. Ownership of Research Program Technology. Except for BioNTech Improvements and Pfizer Improvements, the ownership of Research Program Technology will be allocated based on inventorship as defined under the Laws of the United States. Notwithstanding the foregoing:

(a) During the Term, and without prejudice to Section 7.3 the Parties (through the Patent Committee) shall cooperate and discuss in good faith with respect to the timing, scope and filing of any Patent Rights claiming or disclosing any Research Program Technology; and

(b) Except as otherwise agreed in writing by the Parties, neither Party shall file any patent applications under the Product Patent Rights without Pfizer’s prior consent.

7.2.2. Ownership of Joint Technology. Subject to Section 7.2.1 (and excluding Pfizer Improvements and BioNTech Improvements), the Parties will jointly own any Joint Technology. Subject to (a) the grant of licenses or sublicenses to Pfizer under Section 2.1, (b) BioNTech’s representations, warranties and covenants under Section 9 and (c) the Parties’ other rights and obligations under this Agreement (including Section 2.10.1), each Party will be free to exploit, either itself or through the grant of licenses to Third Parties (which Third Party licenses may be further sublicensed), Joint Technology throughout the world without restriction, without the need to obtain further consent from or provide notice to the other Party, and without any duty to account or otherwise make any payment of any compensation to the other Party.

7.2.3. Ownership of BioNTech Improvements and Pfizer Improvements. As between the Parties, BioNTech will own all BioNTech Improvements and Pfizer will own all Pfizer Improvements and RNA Improvements.

7.2.4. Ownership of Other Intellectual Property. Except as set forth in Sections 7.2.1, 7.2.2 and 7.2.3, each Party will own all right, title and interest in and to any and all Know-How, Patent Rights or other Intellectual Property Rights that such Party owns as of the Effective Date or otherwise acquires during the Term. For the purposes of determining ownership under this Agreement, as applicable, inventorship will be determined in accordance with United States patent laws.

7.3. Patent Rights.

7.3.1. Filing, Prosecution and Maintenance of Patent Rights.

(a) Prosecution by BioNTech. BioNTech will have the first right, and a Commercially Reasonable Efforts obligation, to file, prosecute and maintain the BioNTech Patent Rights owned by BioNTech or its Affiliates and Patent Rights claiming BioNTech Improvements (together the “BioNTech Prosecution Patent Rights”) at BioNTech’s sole expense using counsel of its own choice reasonably acceptable to Pfizer in Australia, Canada, the member states of the European Patent Convention, Japan, the United States, Brazil, Russia, India, China, Mexico and South Korea (“Key Patent Jurisdictions”). Upon request of Pfizer, BioNTech shall file one or more BioNTech Prosecution Patent Rights in one or more jurisdictions other than the Key Patent Jurisdictions (“Additional Patent Jurisdictions”), and BioNTech will have the first right, and a Commercially Reasonable Efforts obligation, to file, prosecute and maintain such BioNTech Prosecution Patent Rights in such Additional Patent Jurisdictions at Pfizer’s sole expense (until such time as Pfizer elects not to maintain such Patent Rights in such Additional Patent Jurisdictions whereupon BioNTech can elect to abandon or surrender the same or to continue the prosecution and maintenance of such Patent Rights at its own expense) using counsel of its own choice reasonably acceptable to Pfizer. BioNTech will keep Pfizer advised on the status of the preparation, filing, prosecution, and maintenance of the Patent Rights included within BioNTech Prosecution Patent Rights in all the jurisdictions where filed. Further, in respect of any jurisdiction, BioNTech will (i) allow Pfizer a reasonable opportunity and reasonable time to review and provide comments to BioNTech’s patent counsel regarding relevant substantive communications to BioNTech and drafts of any responses or other proposed substantive filings by BioNTech before any applicable filings are submitted to any relevant patent office (or Governmental Authority) with respect to any BioNTech Prosecution Patent Rights and (ii) reflect any reasonable and timely comments offered by Pfizer in any final filings submitted by BioNTech to any relevant patent office (or Governmental Authority) with respect to any BioNTech Prosecution Patent Rights. If BioNTech elects not to file a Patent Right included in the BioNTech Prosecution Patent Rights in any Key Patent Jurisdiction or Additional Patent Jurisdiction or elects to cease the prosecution or maintenance of one or more Patent Rights included in the BioNTech Prosecution Patent Rights in any Key Patent Jurisdiction or Additional Patent Jurisdiction and no Third Party has agreed to continue the prosecution or maintenance of such Patent Rights under agreements concluded before the Effective Date, BioNTech will provide Pfizer with written notice of its decision not to file, prosecute or maintain not less than 60 days before any action is required to avoid abandonment or lapse. In the event of any such notice, if Pfizer elects to file or continue such prosecution or maintenance in the name of BioNTech at Pfizer’s sole expense, (x) Pfizer shall be entitled to do so and take all steps in such prosecution and maintenance at its sole discretion; (y) BioNTech will reasonably cooperate to promptly transfer the necessary files and execute the necessary forms regarding such transfer and (z) Pfizer will keep BioNTech advised on the status of such filing, prosecution and maintenance and will reasonably consider any comments made by BioNTech in connection therewith. If Pfizer elects not to file or continue such prosecution or maintenance, then BioNTech may immediately abandon, allow to lapse, or omit to prosecute such Patent Right, as the case may be. BioNTech will promptly, and no later than 60 days after written request by Pfizer, by written notice to Pfizer update Schedule 9.3.4 to identify all BioNTech Patent Rights to be added thereto.

(b) Prosecution by Pfizer.

(i) BioNTech Owned Research Program Patent Rights. Pfizer will have the first right, but not the obligation, to file, prosecute and maintain any Research Program Patent Rights (excluding Patent Rights claiming BioNTech Improvements) that are solely owned by BioNTech or its Affiliates (the

“BioNTech Owned Research Program Patent Rights”) at Pfizer’s sole expense using counsel of its own choice reasonably acceptable to BioNTech in the Key Patent Jurisdictions. Upon request of BioNTech, Pfizer shall file one or more BioNTech Owned Research Patent Rights in Additional Patent Jurisdictions, and Pfizer will have the first right, but not the obligation, to file, prosecute and maintain such BioNTech Owned Research Program Patent Rights in such Additional Patent Jurisdictions at BioNTech’s sole expense (until such time as BioNTech elects not to maintain such Patent Rights in such Additional Patent Jurisdictions whereupon Pfizer can elect to abandon or surrender the same or to continue the prosecution and maintenance of such Patent Rights at its own expense) using counsel of its own choice reasonably acceptable to BioNTech. Pfizer will keep BioNTech advised on the status of the preparation, filing, prosecution, and maintenance of the Patent Rights included within BioNTech Owned Research Program Patent Rights in all the jurisdictions where filed. Further, in respect of any jurisdiction, Pfizer will (i) allow BioNTech a reasonable opportunity and reasonable time to review and provide comments to Pfizer’s patent counsel regarding relevant substantive communications to Pfizer and drafts of any responses or other proposed substantive filings by Pfizer before any applicable filings are submitted to any relevant patent office (or Governmental Authority) with respect to any BioNTech Owned Research Program Patent Rights and (ii) reflect any reasonable and timely comments offered by BioNTech in any final filings submitted by Pfizer to any relevant patent office (or Governmental Authority) with respect to any BioNTech Owned Research Program Patent Rights. If Pfizer elects not to file a Patent Right included in the BioNTech Owned Research Program Patent Rights in any Key Patent Jurisdiction or Additional Patent Jurisdiction or elects to cease the prosecution or maintenance of one or more Patent Rights included in the BioNTech Owned Research Program Patent Rights in any Key Patent Jurisdiction or Additional Patent Jurisdiction, Pfizer will provide BioNTech with written notice of its decision not to file, prosecute or maintain not less than 60 days before any action is required to avoid abandonment or lapse. In the event of any such notice, if BioNTech elects to file or continue such prosecution or maintenance at BioNTech’s sole expense, (x) BioNTech shall be entitled to do so and take all steps in such prosecution and maintenance at its sole discretion; (y) Pfizer will reasonably cooperate to promptly transfer the necessary files and execute the necessary forms regarding such transfer and (z) BioNTech will keep Pfizer advised on the status of such filing, prosecution and maintenance and will reasonably consider any comments made by Pfizer in connection therewith. If BioNTech elects not to file or continue such prosecution or maintenance, then Pfizer may immediately abandon, allow to lapse, or omit to prosecute such Patent Right, as the case may be.

(ii) Other Patent Rights. Except as provided in Sections 7.3.1(a), 7.3.1(b)(i) and 7.3.1(c), Pfizer will have the sole right, but not the obligation, to file, prosecute and maintain the Product Patent Rights, the Research Program Patent Rights, the Pfizer Patent Rights (including RNA Improvements) and Patent Rights that it owns or to which it otherwise has control of prosecution rights in its sole discretion. At BioNTech’s reasonable request, Pfizer will provide to BioNTech status information for any Research Program Patent Right in any Key Patent Jurisdiction and will consider in good faith any recommendations made by BioNTech in regard to the filing, prosecution or maintenance of any such Patent Right.

(iii) Reference of Research Program Know-how. If Pfizer chooses to file, and thereafter prosecute and maintain, Patent Rights after the expiration of the Research Term, including any extension to the Research Term under Section 4.4, Pfizer may use or incorporate Research Program Know-How in the filing or prosecution of such Patent Rights filed after the Research Term, if Pfizer determines in its sole discretion that it is necessary or useful to use or incorporate such Research Program Know-How.

(c) Joint Patent Rights. In the event the Parties make any Joint Know-How, the Parties will promptly meet to discuss and determine, based on mutual consent, whether to seek patent protection thereon. Neither Party will file any Joint Patent Right without mutual consent. Unless otherwise agreed between the Parties, if the Parties decide to seek patent protection for any Joint Know-How: (i) BioNTech will have the first right, but not the obligation, to prepare, file, prosecute and maintain any Joint Patent Right predominantly relating to the RNA Technology or RNA Process Technology throughout the world, and (ii)Pfizer will have the first right, but not the obligation, to prepare, file, prosecute and maintain any other Joint Patent Right throughout the world, in each case of (i) and (ii) with the respective provisions of Section 7.3.1(a) or 7.3.1(b)(i) to apply mutatis mutandis except as provided in this Section 7.3.1(c). The non-filing Party will reimburse the filing Party for 50% of the costs reasonably incurred by the filing Party in preparing, filing, prosecuting and maintaining such Joint Patent Rights, which reimbursement will be made pursuant to, and within 75 days of, invoices (including supporting documentation) submitted by the filing Party to the non-filing Party no more often than once per Calendar Quarter. The non-prosecuting Party will cooperate with the prosecuting Party in taking reasonable measures to control costs and non-prosecuting Party shall be responsible for 100% of (x) any fees or costs related to any correspondence of outside counsel with or instructions to outside counsel by such Party (or any of such Party’s Representatives) which is independent of joint prosecution efforts, or (y) any patent office fees, and associated counsel/agent fees and costs, for extensions which are not incurred at the request of, and not due to the actions of, the prosecuting Party. If, once the Parties have agreed to prepare and file an application of Joint Patent Rights, either Party (the “Declining Party”) at any time thereafter declines to participate in the preparation, filing, prosecution or maintenance of any Joint Patent Right or share in the costs of filing, prosecuting and maintaining any Joint Patent Right, on a country-by-country basis, the Declining Party will provide the other Party (the “Continuing Party”) with 30 days prior written notice to such effect, in which event, the Declining Party will (A) have no responsibility with respect to the filing, prosecution or maintenance of the applicable Joint Patent Right after the end of such 30 day period, (B) have no responsibility for any expenses incurred in connection with such Joint Patent Right after the end of such 30 day period and (C) if the Continuing Party elects to continue filing, prosecution or maintenance, the Declining Party, upon the Continuing Party’s request, will execute such documents and perform such acts, at the Continuing Party’s expense, as may be reasonably necessary (1) to assign to the Continuing Party all of the Declining Party’s right, title and interest in and to such Joint Patent Right and (2) to permit the Continuing Party to file, prosecute and maintain such Joint Patent Right at its sole expense. Where such Joint Patent Right is assigned to Pfizer as the Continuing Party, BioNTech will retain a non-exclusive, sublicensable, perpetual, irrevocable, royalty-free, fully paid-up worldwide right and license to practice and exploit such Patent Right for any and all purposes excluding, during the Term, in the Field in the Territory; and where such Joint Patent Right is assigned to BioNTech as the Continuing Party, it will be excluded from the definition of BioNTech Patent Rights, and Pfizer will retain a non-exclusive, sublicensable, perpetual, irrevocable, royalty-free, fully paid-up worldwide right and license to practice and exploit such Joint Patent Right for any and all purposes.

(d) Prosecution by Third Party Licensors. Except in the ordinary course of filing continuation applications, BioNTech shall not decline to pay for or participate in the filing, prosecution or maintenance of any Patent Right under any BioNTech Third Party Agreement in any Key Patent Jurisdiction (or other country to the extent doing so may result in BioNTech’s loss of license to such Patent Right in such country), to the extent BioNTech is obligated to pay for, or has the right to participate in, such filing, prosecution or maintenance, that is included in the BioNTech Patent Rights and that, in Pfizer’s reasonable opinion, covers any Candidate, Product [***] in the Field, and the loss of which would result in loss of right to or would materially diminish the overall protection of such Candidate or Product, without Pfizer’s prior written consent, not to be unreasonably withheld or delayed.

(e) Patent Term Restoration and Extension. Upon the request of either Party, the Parties will (through the Patent Committee) reasonably discuss patent term extension and supplemental protection certificate strategies in relation to Patent Rights Covering Candidates or Products at any time. Notwithstanding the above, within the time period specified by applicable Law upon receiving Regulatory Approval for a Product in any country in the Territory, Pfizer will have the right, but not the obligation, exercisable through written notice to BioNTech, to seek, in BioNTech’s name, if so required, patent term extensions, and supplemental protection certificates and the like available under Law, including 35 U.S.C. § 156 and applicable foreign counterparts (the “Patent Term Extension”), in such country in the Territory in relation to (i) any Research Program Patent Right other than Patent Rights claiming BioNTech Improvements and (ii) any BioNTech Prosecution Patent Right which is still eligible for Patent Term Extension at that time under the applicable Law in such country, in each case of (i) and (ii) that Cover such Product. If Pfizer exercises such right, BioNTech and Pfizer will cooperate in connection with all such activities at Pfizer’s expense. Pfizer, its agents and attorneys will give due consideration to all suggestions and comments of BioNTech regarding any such activities, but, in the event of a disagreement between the Parties in relation to a Patent Term Extension for a BioNTech Prosecution Patent Right or Research Program Patent Right, Pfizer will have the final decision-making authority. For the avoidance of doubt, nothing in this Section 7.3.1(e) shall prevent BioNTech from seeking, or allowing any other collaboration partner of BioNTech to seek, any Patent Term Extension in relation to any BioNTech Prosecution Patent Right prior to Pfizer exercising its rights under this Section 7.3.1(e). Notwithstanding the foregoing, BioNTech shall not seek any Patent Term Extension in relation to any Patent Right with respect to any Product or Candidate without Pfizer’s prior written consent.

(f) Clarifications. For clarity, prosecution under this Section 7.3.1 includes opposition, revocation and post-grant review proceedings before the granting patent office or other patent office proceedings (“Prosecution Proceeding”). If such Prosecution Proceedings are concurrent with Third Party litigation under Section 7.3.2 and are applicable to or part of a coordinated enforcement of such rights, the prosecuting Party and the enforcing Party shall work together and closely align their prosecution and enforcement strategy in accordance with Section 7.3.3 (including the right for one Party to have final control as stipulated in Section 7.3.3).

(g) Liability. To the extent that a Party is obtaining, prosecuting or maintaining a Patent Right or otherwise exercising its rights under this Section 7.3.1, such Party, and its Affiliates, employees, agents or representatives, will not be liable to the other Party in respect of any act, omission, default or neglect on the part of any such Party, or its Affiliates, employees, agents or representatives, in connection with such activities undertaken in good faith.

(h) Recording. If either Party deems it necessary or useful to register or record this Agreement or evidence of this Agreement with any patent office or other appropriate Governmental Authority(ies) in one or more jurisdictions in the Territory, the other Party will reasonably cooperate to execute and deliver to such Party any documents accurately reflecting or evidencing this Agreement that are necessary or useful, in such Party’s reasonable judgment, to complete such registration or recordation.

(i) Joint Research Agreement. This Agreement shall be understood to be a joint research agreement under 35 U.S.C. § 103(c)(3) for pre-AIA Patent Rights and 35 U.S.C. § 100(h) for post-AIA Patent Rights entered into for the purpose of researching, identifying and Developing Candidates and Products.

7.3.2. Enforcement of Patent Rights.

(a) Notification of Infringement and Decision about Enforcement Actions. Each Party will promptly notify the other (through the Patent Committee) in the event of any actual, potential or suspected infringement of a patent under the BioNTech Patent Rights or Research Program Patent Rights by any Third Party. In the event of any such notification, the Parties will (through the Patent Committee) discuss in good faith the relevant actual, potential and suspected infringement and the risks and chances of success as well as chances of settlement connected with the institution of any litigation or other step to remedy infringement (any such steps, or threat of or assertion or enforcement of a Patent Right being an “Enforcement Action”) taking into account the possible uses of the relevant Patent Rights by each Party, its respective Affiliates or its or their licensees and the revenues relating to or impacted by such Patent Rights, with the goal to agree on whether or not any Enforcement Action should be taken and, if yes, to closely coordinate so far as reasonably possible their respective efforts and strategies. The Parties acknowledge that time shall be of the essence in connection with any Enforcement Action and each shall move urgently and expeditiously to discuss and seek agreement on any actual or proposed Enforcement Action.

(b) Enforcement of Core BioNTech Patent Rights. Subject to Section 7.3.2(a), and unless otherwise agreed between the Parties on a case-by-case basis, as between Pfizer and BioNTech, BioNTech shall have the first right, but not the obligation, to institute any Enforcement Action in connection with the Core BioNTech Patent Rights in the Field, and any such Enforcement Action will be at BioNTech’s expense including BioNTech indemnifying and holding harmless Pfizer and its Affiliates from and against any adverse cost award, where Pfizer or its Affiliates join any such Enforcement Action upon BioNTech’s request or where required by Law. BioNTech will not, without the prior written consent of Pfizer, enter into any compromise or settlement relating to such litigation that (i) admits the invalidity or unenforceability of any Core BioNTech Patent Right or (ii) requires BioNTech to abandon any Core BioNTech Patent Right. Pfizer, upon request of BioNTech, agrees to timely commence or to join in any such Enforcement Action, at BioNTech’s expense, and in any event to cooperate with BioNTech in such Enforcement Action at BioNTech’s expense. Pfizer will have the right to consult with, and provide comments to, BioNTech about such Enforcement Action and to participate in and be represented by independent counsel in such Enforcement Action at Pfizer’s own expense, and BioNTech shall take into account any reasonable comments provided by Pfizer in such Enforcement Action. Neither Party will incur any liability to the other Party (other than that related to a Party’s indemnification obligation pursuant to Section 11) as a consequence of any Enforcement Action initiated or pursued pursuant to this Section 7.3.2(b)or any unfavorable decision resulting therefrom, including any decision holding any Core BioNTech Patent Right invalid or unenforceable. Any infringement recoveries resulting from such litigation or steps relating to a claim of Third Party infringement, after deducting BioNTech’s out of pocket expenses (including counsel fees and expenses including any adverse cost award) in pursuing such claim, will be for Pfizer’s sole account and be deemed Net Sales on which Pfizer will pay royalties.

In respect of an infringement of a BioNTech Core Patent Right in the Field in connection with a Competitive Product in a Major Market Country (“Competitive Product Infringement”), if, following (i) discussion of any potential Enforcement Action pursuant to Section 7.3.2(a) and (ii) a subsequent written request by Pfizer to initiate any Enforcement Action in connection with such Competitive Product Infringement, BioNTech does not initiate any Enforcement Action in connection with such Competitive Product Infringement within thirty (30) days following receipt of such notices, or as soon as possible and in any event no later than ten (10) Business Days if preliminary injunction proceedings are a potential or likely recourse to remedy the infringement), or ten (10) days before the time limit, if any, set forth in the applicable Laws for the filing of such actions, Pfizer shall have the right, but not the obligation, in place of BioNTech to institute any Enforcement Action in connection with such Competitive Product Infringement (including Enforcement Actions in countries in which the Manufacturing of the Competitive Product (or part thereof) reasonably believed to be designated for Major Market Countries takes place as well as Enforcement Actions in Belgium, Ireland or the Netherlands that are in parallel with Enforcement Actions in any of the Major EU Market Countries), and any such Enforcement Action will be at Pfizer’s expense and the provisions set forth in the first paragraph of this Section 7.3.2(b) shall apply mutatis mutandis, provided that any infringement recoveries resulting from such litigation or steps relating to a claim of Third Party infringement, after deducting Pfizer’s out of pocket expenses (including counsel fees and expenses including any adverse cost award) in pursuing such claim, shall be for Pfizer’s sole account and be deemed Net Sales on which Pfizer will pay royalties.

(c) Pfizer Enforcement in the Field. Subject to Section 7.3.2( a) and unless otherwise agreed between the Parties on a case-by-case basis, as between Pfizer and BioNTech, Pfizer shall have the sole right, but not the obligation, to institute any Enforcement Action in the Territory in connection with any BioNTech Patent Right (other than Core BioNTech Patent Rights or those solely owned by Third Parties and licensed pursuant to a Current Licence to the extent BioNTech has no enforcement rights in the Field in respect of the same) or Research Program Patent Rights in the Field, and any such Enforcement Action will be at Pfizer’s expense including Pfizer indemnifying and holding harmless BioNTech and its Affiliates from and against any adverse cost award, where BioNTech or its Affiliates join any such Enforcement Action upon Pfizer’s request or where required by Law, subject to BioNTech’s obligation to indemnify Pfizer for such expenses pursuant to Section 11; provided that any infringement recoveries resulting from such litigation or steps relating to a claim of Third Party infringement, after deducting Pfizer’s out of pocket expenses (including counsel fees and expenses including any adverse cost award) in pursuing such claim, will be deemed Net Sales. Pfizer will not, without the prior written consent of BioNTech, enter into any compromise or settlement relating to such Enforcement Action that (i) admits the invalidity or unenforceability of any BioNTech Patent Right or Research Program Patent Right or (ii) requires Pfizer or BioNTech to abandon any BioNTech Patent Right or Research Program Patent Right. BioNTech, upon request of Pfizer, agrees to timely commence or to join in any such Enforcement Action, at Pfizer’s expense, and in any event to cooperate with Pfizer in such Enforcement Action at Pfizer’s expense. BioNTech will have the right to consult with, and provide comments to, Pfizer about such Enforcement Action and to participate in and be represented by independent counsel in such Enforcement Action at BioNTech’s own expense, and Pfizer shall take into account any reasonable comments provided by BioNTech in such Enforcement Action. Neither Party will incur any liability to the other Party (other than that related to a Party’s indemnification obligation pursuant to Section 11 or otherwise in this sub-section) as a consequence of any Enforcement Action initiated or pursued pursuant to this Section 7.3.2(c) or any unfavorable decision resulting therefrom, including any decision holding any Patent Right invalid or unenforceable.

(d) BioNTech Enforcement outside the Field. Subject to Section 7.3.2(b) and 7.3.2(c)and unless otherwise agreed between the Parties on a case-by-case basis, as between Pfizer and BioNTech, BioNTech shall have the sole right, but not the obligation, to institute any Enforcement Action in the Territory in connection with any BioNTech Patent Right or Research Program Patent Right (excluding the Product Patent Rights) solely or jointly owned by BioNTech outside the Field, and any such Enforcement Action will be at BioNTech’s expense including BioNTech indemnifying and holding harmless Pfizer and its Affiliates from and against any adverse cost award, where Pfizer or its Affiliates join any such Enforcement Action upon BioNTech’s request or where required by Law. BioNTech will not, without the prior written consent of Pfizer, enter into any compromise or settlement relating to such Enforcement Action that (i) admits the invalidity or unenforceability of any BioNTech Patent Right or Research Program Patent Right solely or jointly owned by BioNTech or (ii) requires BioNTech to abandon any BioNTech Patent Right or Research Program Patent Right solely or jointly owned by BioNTech. Pfizer, upon request of BioNTech, agrees to timely commence or to join in any such Enforcement Action, at BioNTech’s expense, and in any event to cooperate with BioNTech in such Enforcement Action at BioNTech’s expense. Pfizer will have the right to consult with, and provide comments to, BioNTech about such Enforcement Action and to participate in and be represented by independent counsel in such Enforcement Action at Pfizer’s own expense, and BioNTech shall take into account any reasonable comments provided by Pfizer in such Enforcement Action. Neither Party will incur any liability to the other Party (other than that related to a Party’s indemnification obligation pursuant to Section 11 or otherwise in this sub-section) as a consequence of any Enforcement Action initiated or pursued pursuant to this Section 7.3.2(d) or any unfavorable decision resulting therefrom, including any decision holding any BioNTech Patent Right or Research Program Patent Right invalid or unenforceable.

(e) Pfizer Patent Rights. Subject to Sections 7.3.2(b) and 7.3.2(c), Pfizer shall have the sole right, but no obligation, to institute litigation or take other steps to remedy infringement in connection with in any field in respect of any Patent Rights that it solely owns including any Pfizer Patent Right. In the event that any such Patent Rights are based on inventions made or created solely or jointly by BioNTech, its Affiliates or its Representatives acting on BioNTech’s behalf, BioNTech shall provide reasonable assistance to Pfizer at Pfizer’s expense in connection with such litigation.

(f) Biosimilar Notices.

(i) BioNTech Cooperation. Upon Pfizer’s request, BioNTech will use Commercially Reasonable Efforts to assist and cooperate with Pfizer in (A) establishing a strategy for responding to requests for information from Regulatory Authorities and Third Party requestors and (B) preparing submissions responsive to any Biosimilar Notices received by Pfizer; provided that Pfizer will make the final decisions with respect to such strategy and any such responses.

(ii) Compliance with Biosimilar Notices. Pfizer will have the sole right in its discretion to comply with the applicable provisions of 42 U.S.C. § 262(l) (or any amendment or successor statute thereto), any similar statutory or regulatory requirement enacted in the future regarding biologic products in the United States, or any similar statutory or regulatory requirement in any non-U.S. country or other regulatory jurisdiction, in each case, with respect to any Biosimilar Notice received by Pfizer from any Third Party regarding any Product that is being Commercialized in the Field in the applicable jurisdiction, and the exchange of information between any Third Party and Pfizer pursuant to such requirements; provided that, prior to any submission of information by Pfizer to a Third Party, BioNTech will have the right to review the patent information included in such proposed submission, solely with respect to BioNTech Patent Rights, and to make suggestions as to any changes to such patent information that BioNTech reasonably believes to be necessary; provided further that Pfizer will determine the final content of any such submission. In the case of a Product approved in the United States under the PHS Act (or, in the case of a country in the Territory other than the United States, any similar Law), to the extent permitted by applicable Law, Pfizer, as the sponsor of the application for the Product, will be the “reference product sponsor” under the PHS Act. Pfizer will give written notice to BioNTech of receipt of a Biosimilar Notice received by Pfizer with respect to a Product, and Pfizer will consult with BioNTech with respect to the selection of any BioNTech Patent Rights to be submitted pursuant to 42 U.S.C. § 262(l) (or any similar law in any country of the Territory outside the United States); provided that Pfizer will have final say on such selection of BioNTech Patent Rights. BioNTech agrees to be bound and will cause its Affiliates and use Commercially Reasonable Efforts to cause all Third Party Licensors to be bound by the confidentiality provisions of 42 U.S.C. § 262(l)(1)(B)(iii). In connection with any action brought by Pfizer under this Section 7.3.2(f), BioNTech, upon Pfizer’s request, will reasonably cooperate and will cause its Affiliates and use Commercially Reasonable Efforts to cause all Third Party Licensors to reasonably cooperate with Pfizer in any such action, including timely commencing or joining in any action brought by Pfizer under this Section 7.3.2(f). Solely to the extent any BioNTech Patent Rights are involved in any such action, the Parties’ rights and responsibilities regarding any action will be determined in accordance with this Section 7.3.2(f).

(g) Unified Patent Court. In respect of BioNTech Patent Rights, Research Program Patent Rights, Product Patent Rights and Pfizer Patent Rights, for each and every such Patent Right having effect anywhere within any member state that was or is, from time to time, a signatory to the UPC Agreement, the Party in control of the filing, prosecution and maintenance of such Patent Right (as determined in accordance with Section 7.3.1) shall have the sole discretion to decide whether to (i) opt in or opt out (and to opt in again), pursuant to Article 83 of the UPC Agreement, of the Unified Patent Court system; and (ii) elect if such Patent Rights should, during their prosecution, be designated as a Unitary Patent or a European Patent. The other Party shall promptly do all things necessary and execute all documents and make all necessary elections required to give effect to such decision(s) or election(s).

(h) Settlement Cross-Licensing. If pursuant to a bona fide settlement of any Enforcement Action or Infringement Claim controlled by Pfizer, Pfizer grants to a Third Party (that was a party to the Enforcement Action or Infringement Claim) any sublicense to any of the Patent Rights licensed to Pfizer under this Agreement in respect of that Third Party’s Competitive Product, then Pfizer shall pay to BioNTech (i) at a minimum, if such sublicense includes any of the rights granted to Pfizer under a Current License or Future BioNTech Third Party Agreement (subject to Sections 2.1, 2.2, 2. 9), all royalties due by BioNTech to the relevant Third Party for such sublicense under any Current License and Future BioNTech Third Party Agreement in respect of licensed sales of such Competitive Product and (ii) all other royalties received by Pfizer shall be deemed Net Sales pursuant to Section 7.3.2(c) provided that in no event shall such payment obligations exceed the maximum royalty that would be due had such Third Party become a Sublicensee. For the avoidance of doubt, should the Third Party as part of the same agreement grant any cross-license to Pfizer for any Candidates or Products, such cross-license shall not be deemed “non-cash” consideration for the purpose of the Net Sales definition.

7.3.3. Other Actions by Third Parties. Separate from Prosecution Proceedings, each Party will promptly notify the other Party in the event of any legal action by any Third Party involving any BioNTech Patent Right or Research Program Patent Right of which it becomes aware, including any nullity, revocation, declaratory judgment, interference, inter partes reexamination, reexamination or compulsory license proceeding. The right to defend against any such action shall be with the Party controlling the filing, prosecution and maintenance of the affected Patent Right (as determined in accordance with Section 7.3.1), and the provisions of Section 7.3.1 shall apply mutatis mutandis in respect of such defense. If any such action has been instituted by any Third Party in response to, or in connection with, any Enforcement Action pursuant to Section 7.3.2, or any Enforcement Action is to be pursued as a consequence of such action being instituted by any Third Party, the Party controlling the Enforcement Action and the Party controlling the defense shall work together and closely align their enforcement and defense strategy, which may include the (joint) appointment of the same patent counsel for all concurrent Third Party litigation and patent office proceedings taking into account the impact on enforcement and potential for revenues relating to such Patent Rights, and in the absence of agreement, the enforcing Party shall have the final say over the Prosecution Proceedings in so far as the Prosecution Proceeding will adversely impact the ongoing enforcement of such right, subject to having given good faith consideration to the comments and suggestions of the prosecuting Party. Further details of such joint proceeding may be agreed between the Parties from time to time.

7.3.4. Purple Book Listings. To the extent of any BioNTech Patent Rights Covering a Product, the Parties shall cooperate with each other to enable Pfizer to make filings with Regulatory Authorities, as required or allowed in connection with (i) in the United States, the FDA’s Purple Book and the Biologics Price Competition and Innovation Act and (ii) outside the United States, under the national implementations of Article 10.1(a)(iii) of Directive 2001/EC/83 or other international equivalents thereof. Pfizer shall consider BioNTech’s reasonable requests in connection therewith, including meeting any submission deadlines, in each case, to the extent required or permitted by applicable Law.

7.3.5. Allegations of Infringement and Right to Seek Third Party Licenses.

(a) Notice. If either Party becomes aware that the Development, Manufacture, Commercialization or use of any Candidate or Product, the practice of any BioNTech Technology or Research Program Technology in the Field, or the exercise of any other right granted by BioNTech to Pfizer or any of its Affiliates or Sublicensees hereunder (collectively, the “Licensed Activities”) is alleged by a Third Party to infringe, misappropriate or otherwise violate such Third Party’s Patent Rights or other Intellectual Property Rights or either Party otherwise identifies any Third Party Patent Rights or other Intellectual Property Rights that may be relevant to such Licensed Activities, such Party will, as soon as reasonably practicable, notify the other Party in writing.

(b) Pfizer Option to Negotiate. If Pfizer determines, in its sole discretion, that, in order for Pfizer, its Affiliates or Sublicensees to engage in the Licensed Activities, it is necessary or useful to obtain a license under one or more Patent Rights or other Intellectual Property Rights Controlled by a Third Party (collectively, “Third Party IP Rights”), then Pfizer will have the sole right, but not the obligation, to negotiate and enter into a license or other agreement with such Third Party. The amounts payable under any such license or agreement with a Third Party will reduce Pfizer’s royalty obligations under this Agreement as and to the extent provided in Section 3.5.3(a) or as otherwise agreed between the Parties.

7.3.6. Third Party Infringement Suits. Each of the Parties will promptly notify the other in the event that any Third Party files any suit or brings any other action alleging patent infringement by Pfizer or BioNTech or any of their respective Affiliates or Sublicensees with respect to the Development, Manufacture, Commercialization or use of any Candidate or Product or the practice of any BioNTech Technology or Research Program Technology (any such suit or other action referred to herein as an “Infringement Claim”). In the case of any Infringement Claim against Pfizer (including its Affiliates or Sublicensees) alone or against both Pfizer and BioNTech (including its Affiliates), Pfizer will have the right, but not the obligation, to control the defense of such Infringement Claim, including control over any related litigation, settlement, appeal or other disposition arising in connection therewith. BioNTech, upon request of Pfizer, agrees to cooperate with Pfizer at Pfizer’s expense. BioNTech will have the right to consult with Pfizer concerning any Infringement Claim and to participate in and be represented by independent counsel in any associated litigation in which BioNTech is a party at BioNTech’s own expense. If Pfizer elects to control the defense of any Infringement Claim and BioNTech is obligated under Section 11.3 to indemnify Pfizer (including any Pfizer Indemnified Party) with respect to such Infringement Claim, then (a) Pfizer will bear 50% of its own attorneys’ fees incurred in investigating, preparing or defending such Infringement Claim notwithstanding the provisions of Section 11.3 and (b) BioNTech will otherwise indemnify Pfizer and any applicable Pfizer Indemnified Parties to the full extent provided for under Section 11.3. In the case of any Infringement Claim against BioNTech alone, Pfizer will have the right to consult with BioNTech concerning such Infringement Claim and Pfizer, upon request of BioNTech, will reasonably cooperate with BioNTech at BioNTech’s expense. Neither Party will enter into any compromise or settlement in respect of an Infringement Claim admitting or implying that the Development, Manufacture, Commercialization or use of any Candidate or Product or the practice of any BioNTech Technology or Research Program Technology infringes Third Party patents without the other Party’s written consent.

7.4. Enforcement of Know-How.

7.4.1. Notification of Misappropriation. Each Party will promptly notify the other in the event of any actual, potential or suspected misappropriation of any BioNTech Know-How or Research Program Know-How in the Territory by any Third Party.

7.4.2. Pfizer Enforcement in the Field. As between Pfizer and BioNTech, Pfizer will have the sole right, but not the obligation, to institute litigation or take other steps to remedy misappropriation in the Territory in connection with any BioNTech Know-How (excluding BioNTech Know-How solely owned by Third Parties the subject of a Current Licence in so far as BioNTech has no enforcement rights in respect of the same) or Research Program Know-How in the Field, and any such litigation or steps will be at Pfizer’s expense including Pfizer indemnifying and holding harmless BioNTech and its Affiliates from and against any adverse cost award, where BioNTech or its Affiliates join any such Enforcement Action upon Pfizer’s request or where required by Law, subject to BioNTech’s obligation to indemnify Pfizer for such expenses pursuant to Section 11; provided that any infringement recoveries resulting from such litigation or steps relating to a claim of Third Party misappropriation, after deducting Pfizer’s out of pocket expenses (including counsel fees and expenses including any adverse cost award) in pursuing such claim, will be deemed Net Sales. BioNTech will have no obligation to cooperate with Pfizer in any such litigation except as set forth in this Section 7.4.2. Pfizer will not, without the prior written consent of BioNTech, enter into any compromise or settlement relating to such litigation or steps that (a) admits that all or any portion of the BioNTech Know-How or Research Program Know-how is not

protectable under relevant trade secret or confidentiality Laws or (b) requires Pfizer to abandon trade secret protection for any BioNTech Know-How or Research Program Know-how. In order to establish standing, BioNTech, upon request of Pfizer, agrees to timely commence or to join in any such litigation or steps, at Pfizer’s expense, and in any event to cooperate with Pfizer in such litigation or steps at Pfizer’s expense. BioNTech will have the right to consult with Pfizer about such litigation or steps and to participate in and be represented by independent counsel in such litigation or steps at BioNTech’s own expense, and Pfizer shall take into account any reasonable comments provided by BioNTech in such litigation or steps.

7.4.3. BioNTech Enforcement. As between Pfizer and BioNTech, BioNTech will have the sole right, but not the obligation, to institute litigation or take other steps to remedy misappropriation in connection with any BioNTech Know-How or Research Program Know-how solely owned by BioNTech outside the Field, provided that any such Know-how does not lose its confidential status as part of or in consequence of any such litigation or steps, and any such litigation or steps will be at BioNTech’s expense including BioNTech indemnifying and holding harmless Pfizer and its Affiliates from and against any adverse cost award, where Pfizer or its Affiliates join any such Enforcement Action upon BioNTech’s request or where required by Law, and Pfizer will have no obligation to cooperate with BioNTech in any such litigation except as set forth in this Section 7.4.3. BioNTech will not, without the prior written consent of Pfizer, enter into any compromise or settlement relating to such litigation or steps that (a) admits that all or any portion of the BioNTech Know-How or Research Program Know-how is not protectable under relevant trade secret or confidentiality Laws or (b) requires BioNTech to abandon trade secret protection for any BioNTech Know-How or Research Program Know-How. In order to establish standing, Pfizer, upon request of BioNTech, agrees to timely commence or to join in any such litigation or steps at BioNTech’s expense, and in any event to cooperate with BioNTech in such litigation or steps at BioNTech’s expense. Pfizer will have the right to consult with BioNTech about such litigation or steps and to participate in and be represented by independent counsel in such litigation or steps at Pfizer’s own expense, and BioNTech shall take into account any reasonable comments provided by Pfizer in such litigation or steps.

7.4.4. Pfizer Know-How. Subject to Section 7.4.2, Pfizer will have the sole right, but no obligation, to institute litigation or take other steps to remedy misappropriation in connection with any Know-How that it solely owns including any Pfizer Know-How.

8.	CONFIDENTIALITY

8.1. Confidentiality. Except to the extent expressly authorized by this Agreement, the Parties agree that, during the Term and for [***] years thereafter (except to the extent a longer period is required by a Current License applicable for such Confidential Information disclosed pursuant to that Current License), each Party (the “Receiving Party”) receiving any Confidential Information of the other Party (the “Disclosing Party”) hereunder will: (a) keep the Disclosing Party’s Confidential Information confidential; (b) not disclose, or permit the disclosure of, the Disclosing Party’s Confidential Information; and (c) not use, or permit to be used, the Disclosing Party’s Confidential Information for any purpose other than as expressly permitted under the terms of this Agreement (including under any license or right of use granted hereunder).

8.2. Authorized Disclosure.

8.2.1. Disclosure to Party Representatives. Notwithstanding the foregoing provisions of Section 8.1, the Receiving Party may disclose Confidential Information belonging to the Disclosing Party to the Receiving Party’s Representatives who (a) have a need to know such Confidential Information in connection with the performance of the Receiving Party’s obligations or the exercise of the Receiving Party’s rights under this Agreement and (b) have agreed in writing to non-disclosure and non-use provisions with respect to such Confidential Information that are at least as restrictive as those set forth in this Section 8.

8.2.2. Disclosure to Third Parties. Notwithstanding the foregoing provisions of Section 8.1, each Party may disclose Confidential Information belonging to the other Party to the extent such disclosure is reasonably necessary:

(a) to Governmental Authorities (i), to the extent useful, to obtain or maintain INDs or Regulatory Approvals, in the case of Pfizer or its Affiliates, or any Regulatory Approvals related to the FIH Study, in the case of BioNTech or its Affiliates, for any Candidate or Product within the Territory, and (ii) in order to respond to inquiries, requests or investigations relating to Candidates or Products or this Agreement;

(b) to outside consultants (including any professional advisor), potential acquisition partners (including any potential successors in interest), private investors or financing sources, contractors, advisory boards, managed care organizations, and non-clinical and clinical investigators, in each case to the extent useful to develop, register or market any Candidate or Product; provided that the Receiving Party will obtain the same confidentiality obligations from such Third Parties as it obtains with respect to its own similar types of confidential information;

(c) in connection with filing or prosecuting Research Program Patent Rights or Trademark rights as permitted by this Agreement;

(d) in connection with any prosecution or litigation actions or defenses undertaken pursuant to Section 7 or any other litigation directly related to a Candidate or Product in the Field;

(e) subject to the provisions of Section 8.5.2, in connection with or included in scientific presentations and publications relating to Candidates or Products, including abstracts, posters, journal articles and the like, and posting results of and other information about clinical trials to clinicaltrials.gov or PhRMA websites;

(f) subject to the obligations in Section 2. 10. 3, by Pfizer in respect of Confidential Information belonging to BioNTech (including the terms of the Agreement) to any bona fide or potential sublicensee or manufacturer in respect of any Candidate or Product, or any co-development or co-promotion partner in the Field , in each case who has agreed in writing to non-disclosure and non-use provisions with respect to such Confidential Information that are at least as restrictive as those set forth in this Section 7.1; and

(g) to the extent necessary or useful in order to enforce its rights under this Agreement.

If a Party deems it reasonably necessary to disclose Confidential Information belonging to the other Party pursuant to clause (a) or any of clauses (c) through (e) of this Section 8.2.2, then the disclosing Party will to the extent possible give reasonable advance written notice of such disclosure to the other Party and take such measures to ensure confidential treatment of such information as is reasonably required by the other Party, at the other Party’s expense.

8.3. SEC Filings and Other Disclosures. Either Party may disclose the terms of this Agreement and make any other public written disclosure regarding the existence of, or performance under, this Agreement, to the extent required, in the reasonable opinion of such Party’s legal counsel, to comply with (a) applicable Law, including the rules and regulations promulgated by the United States Securities and Exchange Commission or (b) any equivalent Governmental Authority, securities exchange or securities regulator in any country in the Territory. Before disclosing this Agreement or any of the terms hereof pursuant to this Section 8.3, the Parties will consult with one another on the terms of this Agreement to be redacted in making any such disclosure, with the Party disclosing pursuant to this Section 8.3 providing as much advance notice as is feasible under the circumstances, and giving consideration to the comments of the other Party. Further, if a Party discloses this Agreement or any of the terms hereof in accordance with this Section 8.3, such Party will, at its own expense, seek such confidential treatment of confidential portions of this Agreement and such other terms, as may be reasonably requested by the other Party and limit its disclosure of such Confidential Information to only that required to comply with applicable Law.

8.4. Residual Knowledge Exception. Notwithstanding any provision of this Agreement to the contrary, Residual Knowledge will not be considered Confidential Information for purposes of this Section 8; provided that, for clarity, a Party’s rights to Residual Knowledge hereunder shall not include the right to practice any Patent Right owned or Controlled by the other Party that claims such Residual Knowledge unless otherwise expressly granted in another provision of this Agreement or in another agreement between the Parties.

8.5. Public Announcements; Publications.

8.5.1. Announcements. Except as may be expressly permitted under Section 8.3, neither Party will make any public announcement regarding this Agreement without the prior written approval of the other Party. For the sake of clarity, nothing in this Agreement will prevent Pfizer from making any scientific publication or public announcement with respect to any Candidate or Product under this Agreement; provided, however, that, except as permitted under Section 8.2, Pfizer will not disclose any of BioNTech’s Confidential Information in any such publication or announcement without obtaining BioNTech’s prior written consent to do so. The Parties agree that the Parties will issue a mutually agreed upon joint press release regarding the signing of this Agreement following the Effective Date, but in any event no later than ten (10) days after HSR clearance or September 5, 2018 (whichever is later).

8.5.2. BioNTech Publications. During the Term, BioNTech will submit to Pfizer for review and approval any proposed academic, scientific and medical publication or public presentation which contains Confidential Information of Pfizer or its Representatives. In addition, BioNTech will submit to Pfizer for review and approval any proposed publication or public presentation proposed by BioNTech or its Affiliates or any of their respective Representatives that relates to the activities conducted under this Agreement, including the Research Plan, or otherwise relating to the BioNTech Technology, the Research Program Technology, the Pfizer Technology or any Candidate or Product in the Field. In both instances, such review and approval will be conducted for the purposes of preserving the value of the BioNTech Technology, the Research Program Technology and the Pfizer Technology and the rights granted or to be granted to Pfizer hereunder and determining whether any portion of the proposed publication or presentation containing Pfizer’s Confidential Information should be modified or deleted. Written copies of such proposed publication or presentation required to be submitted hereunder will be submitted to Pfizer no later than [***] days before submission for publication or presentation (the “Pfizer Review Period”). Pfizer will provide its comments with respect to such publications and presentations within [***] days of its receipt of such written copy. The Pfizer Review Period may be extended for an additional [***] days in the event Pfizer can, within ten days of receipt of the written copy, demonstrate reasonable need for such extension including for the preparation and filing of patent applications. BioNTech will comply with standard academic practice regarding authorship of scientific publications and recognition of contribution of other parties in any publication governed by this Section 8.5.2, including International Committee of Medical Journal Editors standards regarding authorship and contributions.

8.5.3. Pfizer Publications. During the Research Term, Pfizer will submit to BioNTech for review and approval any proposed academic, scientific and medical publication or public presentation which contains Confidential Information of BioNTech or its Representatives. Such review and approval will be conducted for the purposes of determining whether any portion of the proposed publication or presentation containing Confidential Information of BioNTech or its Representatives should be modified or deleted. Written copies of such proposed publication or presentation required to be submitted hereunder will be submitted to BioNTech no later than [***] days before submission for publication or presentation (the “BioNTech Review Period”). BioNTech will provide its comments with respect to such publications and presentations within [***] days of its receipt of such written copy. The BioNTech Review Period may be extended for an additional [***] days in the event BioNTech can, within ten days of receipt of the written copy, demonstrate reasonable need for such extension including for the preparation and filing of patent applications. Pfizer will comply with standard academic practice regarding authorship of scientific publications and recognition of contribution of other parties in any publication governed by this Section 8.5.3, including International Committee of Medical Journal Editors standards regarding authorship and contributions.

8.6. Obligations in Connection with Change of Control. If a Party is subject to a Change of Control (“Change of Control Party”), such Change of Control Party will, and it will cause its Representatives to, ensure that no Confidential Information of the other Party is released to (a) any Affiliate of the Change of Control Party that becomes an Affiliate of the Change of Control Party as a result of the Change of Control or (b) any other Representatives of the Change of Control Party (or of the relevant surviving entity of such Change of Control) who become Representatives of the Change of Control Party as a result of the Change of Control, unless such Affiliate or other Representatives, as applicable, have signed individual confidentiality agreements which include equivalent obligations to those set out in this Section 8. Upon occurrence of a Change of Control, the Change of Control Party will promptly notify the other Party, share with the other Party the policies, procedures and technical and organizational measures it plans to implement in order to protect the confidentiality of the other Party’s Confidential Information prior to such implementation and make any adjustments to such policies and procedures that are reasonably requested by the other Party.

9.	REPRESENTATIONS AND WARRANTIES

9.1. Mutual Representations and Warranties. Each of BioNTech and Pfizer hereby represents and warrants to the other Party that:

9.1.1. it is duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization;

9.1.2. the execution, delivery and performance of this Agreement by such Party has been duly authorized by all requisite action under the provisions of its charter, bylaws and other organizational documents, and does not require any action or approval by any of its shareholders or other holders of its voting securities or voting interests;

9.1.3. it has the power and authority to execute and deliver this Agreement and to perform its obligations hereunder;

9.1.4. this Agreement has been duly executed and is a legal, valid and binding obligation on each Party, enforceable against such Party in accordance with its terms; and

9.1.5. the execution, delivery and performance by such Party of this Agreement and its compliance with the terms and provisions hereof does not and will not conflict with or result in a breach of or default under any Binding Obligation existing as of the Execution Date.

9.2. Mutual Covenants. In addition to the covenants made by the Parties elsewhere in this Agreement, each of BioNTech and Pfizer hereby covenants to the other Party that, from the Execution Date until expiration or termination of this Agreement it will perform its obligations under this Agreement in compliance with applicable Laws.

9.3. Representations and Warranties of BioNTech. BioNTech hereby represents and warrants to Pfizer that, unless otherwise disclosed in Schedule 9.3 (or otherwise as accepted to have been disclosed between BioNTech’s external counsel and Pfizer’s external counsel other than in writing), and provided that those provisions of the Current Licenses set forth in Schedule 9.6.3 shall be deemed disclosed against the representations and warranties given by BioNTech at sections 9.3.1, 9.3.2, 9.3.4, 9.3.11 and 9.3.12 of this Agreement:

9.3.1. as of the Execution Date, except with respect to BioNTech Technology Controlled by BioNTech pursuant to a Current License, BioNTech or its Affiliates are the sole and exclusive owner of the BioNTech Technology, and all BioNTech Technology is free and clear of any claims, liens, charges or encumbrances;

9.3.2. as of the Execution Date, BioNTech has, and to its knowledge will have, the full right, power and authority to (i) grant all of the right, title and interest in the licenses and other rights granted or to be granted to Pfizer, Pfizer’s Affiliates or Pfizer’s Sublicensees under this Agreement and (ii) perform its obligations under this Agreement;

9.3.3. Schedule 9.3.3 sets forth a true and complete list of all Candidates discovered or developed by BioNTech or its Affiliates on or prior to the Execution Date;

9.3.4. as of the Execution Date, (a) Schedule 9.3.4 sets forth a true and complete list of all Patent Rights (i) owned or otherwise Controlled by BioNTech or its Affiliates or (ii) to which BioNTech or its Affiliates have been granted or otherwise transferred any right to practice under, in each case of (i) and (ii), that relate to the Candidates, the Products, the BioNTech Technology, or the Parties’ activities in the Research Program, (b) each such Patent Right is in full force and effect, (c) BioNTech or its Affiliates have timely paid, or caused the appropriate Third Parties to pay, all filing and renewal fees payable with respect to such Patent Rights; and (d) BioNTech Controls all Patent Rights listed in Schedule 9.3.4;

9.3.5. as of the Execution Date, BioNTech has disclosed to Pfizer all material scientific and technical information and all information relating to safety and efficacy or suitability for infectious disease arising from the application or use of the BioNTech Technology that are known to it or its Affiliates that relates to the Candidates or Products;

9.3.6. to BioNTech’s knowledge as of the Execution Date, (a) the BioNTech Patent Rights issued as of the Execution Date are, valid and enforceable patents, (b) for the inventions that are the subject of BioNTech Patent Rights that are pending Patent Rights as of the Execution Date, there is no prior art or other facts or circumstances that BioNTech believes would preclude validity or enforceability of any Patent Rights issued from such pending Patent Rights and (c) as of the Execution Date, no Third Party (i) is infringing any BioNTech Patent Right or (ii) has challenged or threatened in writing to challenge the ownership, scope, validity or enforceability of, or BioNTech’s or any Current Licensor’s rights in or to, any BioNTech Patent Right (including, by way of example, through the institution or written threat of institution of interference, nullity or similar invalidity proceedings before the United States Patent and Trademark Office or any analogous foreign Governmental Authority);

9.3.7. as of the Execution Date, BioNTech and its Affiliates and, to BioNTech’s knowledge, their Representatives and all Current Licensors have complied with all applicable Laws, including any disclosure requirements, in connection with the filing, prosecution and maintenance of the BioNTech Patent Rights;

9.3.8. as of the Execution Date, BioNTech has independently developed all BioNTech Know-How and BioNTech Materials or otherwise has a valid right to use, and to permit Pfizer, Pfizer’s Affiliates and Pfizer’s Sublicensees to use, the BioNTech Know-How and BioNTech Materials for all permitted purposes under this Agreement;

9.3.9. except with respect to BioNTech Technology Controlled by BioNTech pursuant to a Current License, BioNTech or its Affiliates have obtained from all inventors of BioNTech Technology existing as of the Execution Date, valid and enforceable agreements assigning to BioNTech or its Affiliates each such inventor’s entire right, title and interest in and to all such BioNTech Technology (except to the extent applicable Law provides that all right, title and interest in and to such BioNTech Technology automatically vests in BioNTech or its Affiliates by operation of law);

9.3.10. in respect of BioNTech Technology solely or jointly owned by BioNTech existing as of the Execution Date, neither BioNTech nor its Affiliates are subject to any funding agreement with any government or Governmental Authority;

9.3.11. neither BioNTech nor any of its Affiliates are party to or otherwise subject to any agreement or arrangement which limits the ownership or licensed or sublicensed rights of Pfizer or its Affiliates with respect to, or limits the ability of Pfizer or its Affiliates to grant a license, sublicense or access, or provide or provide access or other rights in, to or under, any Intellectual Property Right or material (including any Patent Right, Know-How or other data or information), in each case, that would, but for such agreement or arrangement, be included in the rights licensed or assigned to Pfizer or its Affiliates pursuant to this Agreement;

9.3.12. as of the Execution Date (a) there are no BioNTech Third Party Agreements other than the Current Licenses set forth on Schedule 9.3.12, (b) true and complete copies of each Current License have been provided to Pfizer, (c) except as provided in the Current Licenses, no Third Party has any right, title or interest in or to, or any license under, any BioNTech Technology in the Field, (d) no rights granted by or to BioNTech or its Affiliates under any Current License conflict with any right or license granted to Pfizer or its Affiliates hereunder and (e) BioNTech and its Affiliates are in compliance in all material respects with all Current Licenses;

9.3.13. as of the Execution Date, to BioNTech’s knowledge, the use by BioNTech or Pfizer (or their respective Affiliates or Sublicensees) of the BioNTech Technology in accordance with this Agreement, and the Development, Manufacture or Commercialization of those Candidates listed in Schedule 9.3.3 or Products incorporating such Candidates in accordance with this Agreement (a) does not and will not infringe any Patent Right of any Third Party or (b) will not infringe the claims of any published Third Party pending Patent Right when and if such claims issue;

9.3.14. as of the Execution Date, there is no (a) written claim, demand, suit, proceeding, arbitration, inquiry, investigation or other legal action of any nature, civil, criminal, regulatory or otherwise, pending or, to BioNTech’s knowledge, made or threatened (irrespective of whether or not in writing) against BioNTech or any of its Affiliates or (b) judgment or settlement against or owed by BioNTech or any of its Affiliates, in each case in connection with the BioNTech Technology, the Current Licenses, any Candidate or Product or relating to the transactions contemplated by this Agreement;

9.3.15. except with respect to BioNTech Technology Controlled by BioNTech pursuant to a Current License, BioNTech has valid and enforceable agreements with all Persons acting by or on behalf of BioNTech or its Affiliates under this Agreement which require such Persons to assign to BioNTech their entire right, title and interest in and to all BioNTech Technology or Research Program Technology (except to the extent applicable Law provides that all right, title and interest in and to such BioNTech Technology or Research Program Technology automatically vests in BioNTech or its Affiliates by operation of law);

9.3.16. as of the Execution Date, BioNTech and its Affiliates have claimed and remunerated all employee inventions of their respective employees comprised within the GEIA Technology in accordance with the provisions of the GEIA;

9.3.17. as of the Execution Date, BioNTech and its Affiliates are entitled to unrestrictedly claim all rights to employee inventions of their employees comprised within the GEIA Technology;

9.3.18. as of the Execution Date, BioNTech has obtained all necessary assignment documents for the BioNTech Technology or Research Program Technology inventions in its files and maintains written track records of the proper claiming of any inventions made by employees of BioNTech, its Affiliates or Third Parties included in BioNTech Technology or Research Program Technology by the employer and/or the proper assignment of the inventors of their rights in the invention, including the right to claim priority to said invention, to the employer;

9.3.19. as of the Execution Date, BioNTech has no knowledge of (a) any inequitable conduct or fraud on any patent office with respect to any of the BioNTech Patent Rights or (b) any Person (other than Persons identified in the applicable patent applications or patents, as inventors of inventions disclosed in the BioNTech Patent Rights) who claims to be an inventor of an invention disclosed in the BioNTech Patent Rights;

9.3.20. as of the Execution Date, BioNTech and its Affiliates are not, and to BioNTech’s knowledge, no Current Licensor or Representative of BioNTech (in each case, as applicable) is, debarred by any Regulatory Authority or the subject of debarment proceedings by any Regulatory Authority and, in the course of the discovery or pre-clinical development of any Candidate or Product, BioNTech and its Affiliates have not and, to the knowledge of BioNTech, no Current Licensor or Representative of BioNTech (in each case, as applicable) have used any employee or consultant that is debarred by any Regulatory Authority or, to the knowledge of BioNTech, is the subject of debarment proceedings by any Regulatory Authority;

9.3.21. BioNTech, its Affiliates, and to BioNTech’s knowledge, all third parties and Representatives acting on BioNTech’s behalf, have and will comply in all material respects with all applicable Law and accepted pharmaceutical industry business practices in connection with this Agreement, including, to the extent applicable, the FD&C Act (21 U.S.C. § 301, et seq.), the Anti-Kickback Statute (42 U.S.C. § 1320a-7b), Civil Monetary Penalty Statute (42 U.S.C. § 1320a-7a), the False Claims Act (31 U.S.C. § 3729 et seq.), comparable state statutes, the regulations promulgated under all such statutes, and the regulations issued by the FDA, consistent with the ‘Compliance Program Guidance for Pharmaceutical Manufacturers’ published by the Office of Inspector General, U.S. Department of Health and Human Services;

9.3.22. with respect to any Candidates, Products, or payments or services provided under this Agreement, BioNTech, its Affiliates, and to its knowledge all third parties and Representatives acting on BioNTech’s behalf, have not taken and will not during the Term take any action directly or indirectly to offer, promise or pay, or authorize the offer or payment of, any money or anything of value in order to improperly or corruptly seek to influence any Government Official or any other person in order to gain an improper advantage, and has not accepted, and will not accept in the future such payment;

9.3.23. BioNTech, its Affiliates, and to its knowledge all third parties and Representatives acting on BioNTech’s behalf, have and will continue to comply with the laws and regulations of the countries where it operates, including anti-bribery and anti-corruption laws, including, to the extent applicable, the U.S. Foreign Corrupt Practices Act of 1977 and the U.K. Bribery Act 2010, accounting and record keeping laws, and laws relating to interactions with healthcare professionals or healthcare providers (collectively, “HCPs”) and Government Officials;

9.3.24. BioNTech has implemented or will implement within a reasonable period of time following the Effective Date of this Agreement (but in no event greater than March 30, 2020) policies and procedures, including but not limited to anti-corruption policies and procedures, commensurate with its current risk profile, and shall review said policies from time to time setting out rules governing interactions with HCPs and Government Officials, engagement of Third Parties, including, where appropriate, due diligence (“Policies”), and its Policies will mandate a robust set of internal controls, including accounting controls, designed to ensure the making and keeping of fair and accurate books, records and accounts, on its operations around the world and apply worldwide to all its employees, subsidiaries, and Third Parties acting on its behalf to provide reasonable assurance that BioNTech, its subsidiaries and such Third Parties will comply with Laws, including but not limited to Anti-Corruption Laws to the extent required by such Laws. BioNTech will reasonably monitor its operations and the operations of its Affiliates with the purpose of ensuring its Policies are effective at the reasonable assurance level and make necessary changes from time to time, in particular as its business activities expand;

9.3.25. BioNTech is, as between the Parties, solely responsible to ensure Compliance by it and its Affiliates; and

9.3.26. the Impf Group does not own or Control any Intellectual Property Rights used by BioNTech or that BioNTech may reasonably require or be useful to exploitation of any of the RNA Technology.

9.4. Accuracy of Representations and Warranties.

9.4.1. BioNTech will take no action which would render any representation or warranty made by BioNTech and contained in Section 9.1 or Section 9.2 inaccurate or untrue; provided that such covenant shall not apply to representations and warranties expressly given as of the Execution Date;

9.4.2. BioNTech will promptly notify Pfizer of any lawsuits, claims, administrative actions, regulatory inquiries or investigations, or other proceedings asserted or commenced against BioNTech or its Representatives involving in any material way the ability of BioNTech to deliver the rights, licenses and sublicenses granted herein; and

9.4.3. BioNTech will promptly notify Pfizer in writing of any facts or circumstances which come to its attention and which cause, or through the passage of time may cause, any of the representations and warranties contained in Section 9.1, Section 9.2, Section 12.11 or otherwise in this Agreement to be untrue or misleading in any material respect at any time during the Term; and in addition to the foregoing, with regard to any of the representations under Section 12.11, BioNTech will suspend all affected activities (including making any related payments) under this Agreement, unless and until Pfizer determines that such activities may be resumed; provided that such covenant shall not apply to representations and warranties expressly given as of the Execution Date.

9.5. BioNTech Covenants. In addition to the covenants made by BioNTech elsewhere in this Agreement, BioNTech hereby covenants to Pfizer that, from the Execution Date until expiration or termination of this Agreement:

9.5.1. BioNTech will not, and will cause its Affiliates not to (a) license, sell or assign (other than in a connection with a permitted assignment of this Agreement by BioNTech pursuant to Section 12.2) or otherwise transfer to any Person (other than Pfizer or its Affiliates or Sublicensees pursuant to the terms of this Agreement) any BioNTech Technology or Research Program Technology (or agree to do any of the foregoing) or (b) incur or permit to exist, with respect to any BioNTech Technology or Research Program Technology, any lien, encumbrance, charge, security interest, mortgage, liability, assignment, grant of license or other Binding Obligation, in each case of (a) and (b) that is inconsistent with the licenses and other rights granted (or that may be granted) to Pfizer or its Affiliates under this Agreement;

9.5.2. Except as explicitly permitted under this Agreement, BioNTech will not (a) take, or omit to take, any action that diminishes the rights under the BioNTech Technology or Research Program Technology granted (or that may be granted) to Pfizer or Pfizer’s Affiliates under this Agreement or (b) take, or omit to take, any action that is reasonably necessary to avoid diminishing the rights under the BioNTech Technology or Research Program Technology granted (or that may be granted) to Pfizer or Pfizer’s Affiliates under this Agreement (for the avoidance of doubt, BioNTech shall not be in breach of the covenants set forth in this Section 9.5.2 due to any reasonable act or position taken in connection with the filing, prosecution, maintenance, defense or enforcement of BioNTech Technology or Research Program Technology as permitted in Section 7);

9.5.3. BioNTech will (a) not enter into any BioNTech Third Party Agreement that adversely affects (i) the rights granted (or that may be granted) to Pfizer, Pfizer’s Affiliates or Sublicensees hereunder or (ii) BioNTech’s ability to fully perform its obligations hereunder; (b) not amend or otherwise modify any BioNTech Third Party Agreement (including any Current License) or consent or waive rights with respect thereto in any manner that (A) adversely affects the rights granted (or that may be granted) to Pfizer or Pfizer’s Affiliates or Sublicensees hereunder or (B) BioNTech’s ability to fully perform its obligations hereunder; (c) promptly furnish Pfizer with true and complete copies of all (1) amendments to the Current Licenses and (2) BioNTech Third Party Agreements and related amendments executed following the Execution Date (in each case with redactions only in respect of sensitive information which is not relevant for the purposes of this Agreement); (d) remain, and cause its Affiliates to remain, in compliance in all material respects with all BioNTech Third Party Agreements; and (e) furnish Pfizer with copies of all notices received by BioNTech or its Representatives relating to any alleged breach or default by BioNTech or its Representatives under any BioNTech Third Party Agreement within ten (10) Business Days after receipt thereof (in each case with redactions only in respect of sensitive information which is not relevant for the purposes of this Agreement); and

9.5.4. BioNTech will not enter into or otherwise allow itself or its Representatives to be subject to any agreement or arrangement, other than the Current Licenses, which limits the ownership or licensed rights of Pfizer or its Affiliates with respect to, or limits the ability of Pfizer or its Affiliates to grant a license, sublicense or access, or provide or provide access or other rights in, to or under, any Intellectual Property Right or material (including any Patent Right, Know-How or other data or information), in each case, that would, but for such agreement or arrangement, be included in the rights licensed or assigned (or that may be licensed or assigned) to Pfizer or its Affiliates pursuant to this Agreement

9.5.5. BioNTech and its Affiliates will maintain or obtain valid and enforceable agreements with or from all inventors of BioNTech Technology or Research Program Technology who are employed by or otherwise acting on behalf of BioNTech or its Affiliates assigning to BioNTech or its Affiliates each such inventor’s entire right, title and interest in and to all such BioNTech Technology or Research Program Technology (except to the extent applicable Law provides that all right, title and interest in and to such BioNTech Technology or Research Program Technology automatically vests in BioNTech or its Affiliates by operation of law).

9.5.6. BioNTech will unrestrictedly claim and remunerate (and procure that its Affiliates will unrestrictedly claim and remunerate) all employee inventions of their respective employees comprised within the GEIA Technology in accordance with the provisions of the GEIA.

9.5.7. In respect of GEIA Technology created after the Effective Date to which Pfizer shall obtain a license hereunder, BioNTech will use Commercially Reasonable Efforts (and will procure that its Affiliates use Commercially Reasonable Efforts) to conclude agreements with BioNTech employee inventors regarding the respective inventions by which the respective inventors: (a) waive the employer’s obligation to release the employee invention and to enable the employee inventor upon request to apply for foreign Intellectual Property Rights for such foreign countries in which it does not intend to apply for Intellectual Property Rights (Sec. 14 GEIA); and (b) waive the employer’s obligation to notify the employee inventor and to transfer the right in the invention to the employee inventor at the latter’s request and expense, if it does not intend to pursue the application for the grant on an Intellectual Property Right for the invention any further or if it does not want to maintain the Intellectual Property Right granted for the job-related invention (Sec. 16 GEIA); and (c) waive the employer’s obligation to acknowledge protectability of the invention in case the employer decides not to file a registration, but to keep the invention secret (Sec. 17 GEIA);

9.5.8. To the extent BioNTech Technology or Research Program Technology is created after the Effective Date by inventors employed by or acting on behalf of BioNTech’s or its Affiliates’ Third Party subcontractors, BioNTech will use Commercially Reasonable Efforts (and will procure that its Affiliates use Commercially Reasonable Efforts) to obtain valid and enforceable agreements with their respective Third Party subcontractors imposing on their Third Party subcontractors the obligation to claim the rights in the invention in accordance with applicable law and to conclude agreements with its employee inventors assigning to the respective Third Party subcontractor each such inventor’s entire right, title and interest in and to all such BioNTech Technology or Research Program Technology (except to the extent applicable Law provides that all right, title and interest in and to such BioNTech Technology or Research Program Technology automatically vests in the Third Party subcontractor by operation of law) and, to the extent GEIA applies to such BioNTech Technology or Research Program Technology, (ii) using Commercially Reasonable Efforts to obtain a waiver of inventor in his rights in Sec. 14, 16 and 17 GEIA;

9.5.9. with respect to any BioNTech Technology or Research Program Technology to which Pfizer shall obtain a license hereunder that is made after the Effective Date in the jurisdiction of the GEIA by an inventor on behalf of BioNTech or its Affiliates who is employed by a university pursuant to Sec. 42 GEIA (e.g. university professors, research assistants), BioNTech will use Commercially Reasonable Efforts (and will procure that its Affiliates use Commercially Reasonable Efforts) to obtain valid and enforceable trifold agreements with such inventor and the respective university by which the university (a) waives its entire right, title and interest in and to that BioNTech Technology or Research Program Technology made by the inventor, (b) the inventor assigns its rights, title and interest in and to that BioNTech Technology or Research Program Technology to BioNTech or its Affiliates, (c) the inventor waives its rights pursuant to Sec. 14, 16 and 17 GEIA as well as (d) waives its negative publication right (Sec. 42 Nr. 2 GEIA) vis-a-vis BioNTech or its Affiliates;

9.5.10. with respect to animals used in conducting activities under this Agreement, BioNTech will, and will cause its Affiliates and permitted subcontractors to, comply with Pfizer’s Corporate Policy regarding Animal Care and Use, attached hereto as Exhibit C (except where in conflict with applicable Law);

9.5.11. with respect to Human Material used, including collection or transfer, by BioNTech, its Affiliates or permitted subcontractors in conducting activities under this Agreement, (a) such use shall be in accordance with the Research Plan and FIH Studies and shall be within the scope of and consistent with its ethical approval policies, (b) BioNTech will, and will cause its Affiliates or permitted subcontractors to, handle and use the Human Material in accordance with all applicable Laws and the ICF, which shall permit Pfizer to use the Human Material for the research purposes contemplated by this Agreement, (c) BioNTech will provide the ICF to Pfizer upon request by Pfizer, (d) the Human Material will be used for research purposes only and not be used for treatment of or administration to humans and (e) if BioNTech procures any Human Material from a Third Party such as a sample bank, it will ensure that the collection and transfer of the Human Material and the use of the Human Material for purposes of the Research Plan is in accordance with all applicable Laws and recognized international standards for the protection of human research subjects; and

9.5.12. BioNTech has received a copy of and will comply with Pfizer’s Anti-Bribery and Anti-Corruption Principles attached hereto as Exhibit B.

9.6. Pfizer Covenants. In addition to the covenants made by Pfizer elsewhere in this Agreement, Pfizer hereby covenants to BioNTech that, from the Execution Date until expiration or termination of this Agreement,

9.6.1. Pfizer and its Affiliates maintain or will obtain valid and enforceable agreements with or from all inventors of Pfizer Improvements, Research Program Technology, RNA Improvements or Reversion Technology who are employed by or otherwise acting on behalf of Pfizer or its Affiliates valid and enforceable agreements assigning to Pfizer or its Affiliates each such inventor’s entire right, title and interest in and to all such Pfizer Improvements, Research Program Technology or RNA Improvements (except to the extent applicable Law provides that all right, title and interest in and to such Pfizer Improvements, Research Program Technology or RNA Improvements automatically vests in Pfizer or its Affiliates by operation of law), and Pfizer and its Affiliates have made or will make any payments owing to any such inventors in respect of any Pfizer Improvements, Research Program Technology or RNA Improvements or any other Person that is required in connection with the creation or exploitation of or transfer of rights to such Pfizer Improvements, Research Program Technology or RNA Improvements;

9.6.2. with respect to Human Material used, including collection or transfer, by Pfizer, its Affiliates or permitted subcontractors in conducting activities under this Agreement, (a) such use shall be within the scope of and consistent with its ethical approval policies, (b) Pfizer will, and will cause its Affiliates or permitted subcontractors to, handle and use the Human Material in accordance with all applicable Laws and the ICF, (c) Pfizer will provide the ICF to BioNTech upon request by BioNTech, (d) the Human Material will be used for research purposes only and not be used for treatment of or administration to humans and (e) if Pfizer procures any Human Material from a Third Party such as a sample bank, it will ensure that the collection and transfer of the Human Material and the use of the Human Material for purposes of the Research Plan is in accordance with all applicable Laws and recognized international standards for the protection of human research subjects; and

9.6.3. Pfizer will comply with the provisions of the Current Licenses set forth in Schedule 9.6.3 in respect of BioNTech Technology sublicensed to Pfizer under the respective Current Licenses insofar as Pfizer is using such BioNTech Technology.

9.7. Notifications. During the Term, BioNTech will promptly notify Pfizer in writing or orally in the event that it learns of:

9.7.1. any prior art or other facts that BioNTech believes would result in the invalidity or unenforceability of any of the claims included in any of the BioNTech Patent Rights or Research Program Patent Rights; or

9.7.2. any inequitable conduct or fraud on the patent office with respect to any of the BioNTech Patent Rights or Research Program Patent Rights; or

9.7.3. any Person (other than Persons identified as inventors of inventions disclosed in the BioNTech Patent Rights or Research Program Patent Rights) who claims to be an inventor of an invention disclosed in the BioNTech Patent Rights or Research Program Patent Rights; and

9.7.4. any lawsuits, claims, administrative actions, government inquiries or investigations, or other proceedings related to the activities contemplated under this Agreement.

9.8. Representation by Legal Counsel. Each Party hereto represents that it has been represented by legal counsel in connection with this Agreement and acknowledges that it has participated in the drafting hereof. In interpreting and applying the terms and provisions of this Agreement, the Parties agree that no presumption will exist or be implied against the Party which drafted such terms and provisions.

9.9. BioNTech’s knowledge. All references in this Section 9 to BioNTech’s knowledge (or equivalent) shall refer to the actual knowledge after reasonable internal inquiry of BioNTech’s management comprising those individuals set forth in Schedule 9.9.

9.10. Disclaimer. THE FOREGOING REPRESENTATIONS AND WARRANTIES OF EACH PARTY ARE IN LIEU OF ANY OTHER REPRESENTATIONS AND WARRANTIES, EXPRESS OR IMPLIED, INCLUDING ANY IMPLIED WARRANTIES OF MERCHANTABILITY OR ANY IMPLIED WARRANTIES OF FITNESS FOR A PARTICULAR PURPOSE, ALL OF WHICH ARE HEREBY SPECIFICALLY EXCLUDED AND DISCLAIMED.

10.	GOVERNMENT APPROVALS; TERM AND TERMINATION

10.1. Antitrust Filing. Each of BioNTech and Pfizer will, within [***] days after the Execution Date (or such later time as may be agreed to in writing by the Parties) make an appropriate filing under the HSR Act or any Foreign Antitrust Laws (the “Antitrust Filings”) if applicable in the reasonable opinion of either Party with respect to the transactions contemplated under this Agreement. The Parties will cooperate with one another to the extent necessary in the preparation of any such Antitrust Filings. BioNTech will not agree to any voluntary extension or delay of any statutory waiting period or withdraw any of its Antitrust Filings pursuant to the HSR Act or any Foreign Antitrust Laws unless Pfizer has given its prior written consent to such extension or delay. Each Party will be responsible for its own costs, expenses, and filing fees associated with any Antitrust Filing; provided, however, that Pfizer will be solely responsible for any fees (other than penalties that may be incurred as a result of actions or omissions on the part of BioNTech) required to be paid to any Governmental Authority in connection with submitting any such HSR Filing.

10.2. Termination Upon Antitrust Filing Denial. In the event that the Parties make an Antitrust Filing under Section 10.1, this Agreement will terminate (a) at Pfizer’s option, immediately upon notice to BioNTech, in the event that any Governmental Authority seeks a temporary restraining order, preliminary or permanent injunction or other legal restraint under the HSR Act or any Foreign Antitrust Laws against BioNTech and Pfizer to enjoin the transactions contemplated by this Agreement, (b) at the election of either Party, immediately upon notice to the other Party, in the event that any Governmental Authority obtains a temporary restraining order, preliminary or permanent injunction or other legal restraint under the HSR Act or any Foreign Antitrust Laws against BioNTech or Pfizer to enjoin the transactions contemplated by this Agreement or (c) at the election of either Party, immediately upon notice to the other Party, in the event that the Antitrust Clearance Date will not have occurred on or prior to 180 days after the effective date of any applicable Antitrust Filings.

10.3. Other Government Approvals. Each of BioNTech and Pfizer will cooperate with the other Party and to make all registrations, filings and applications, to give all notices and to obtain as soon as practicable all governmental or other consents, transfers, approvals, orders, qualifications authorizations, permits and waivers, if any, and to do all other things necessary or useful for the consummation of the transactions as contemplated hereby including the collection of Human Material.

10.4. Term. Except with respect to the provisions of Sections 10.1 and 10.2 and the provisions of Section 7.1, the term of this Agreement (the “Term”) will commence on the Effective Date and extend on a country-by-country basis (in the Territory), unless this Agreement is terminated earlier in accordance with this Section 10, until the last to expire of any Royalty Term for any Product in such country in the Territory. Notwithstanding any provision of this Agreement to the contrary, upon expiration of this Agreement, Pfizer will retain the fully paid-up, perpetual, irrevocable royalty-free license to each Product as set forth in Section 3.5.2.

10.5. Termination for Cause by BioNTech. BioNTech may terminate this Agreement for cause, at any time during the Term, by giving written notice to Pfizer in the event that Pfizer commits a material breach of its obligations under this Agreement and such material breach remains uncured (a) 90 days for a material breach that is a failure of Pfizer to make an undisputed payment owed to BioNTech under this Agreement and (b) 180 days for all other material breaches, in each case measured from the date written notice of such material breach is given to Pfizer; provided, however, that if any breach is not reasonably curable within 180 days and if Pfizer is making a bona fide effort/using Commercially Reasonable Efforts to cure such breach, such termination will be delayed for a time period to be agreed by both Parties in order to permit Pfizer a reasonable period of time to cure such breach. If the alleged material breach relates to non-payment of any amount due under this Agreement, the cure period will be tolled pending resolution of any bona fide dispute between the Parties as to whether such payment is due.

10.6. Termination by Pfizer.

10.6.1. Termination for Convenience. Upon at least [***] days’ prior written notice to BioNTech, Pfizer may terminate this Agreement on a Product-by-Product and country-by-country basis, or in its entirety, without cause, for any or no reason.

10.6.2. Termination for Cause.

(a) General. Pfizer may terminate this Agreement for cause in its entirety, at any time during the Term, by giving written notice to BioNTech in the event that BioNTech commits a material breach of its obligations under this Agreement and such material breach remains uncured for [***] days, measured from the date written notice of such material breach is given to BioNTech; provided, however, that if any breach is not reasonably curable within [***] days and if BioNTech is making a bona fide effort/using its Commercially Reasonable Efforts to cure such breach, such termination will be delayed for a time period to be agreed by both Parties in order to permit BioNTech a reasonable period of time to cure such breach.

(b) Notwithstanding anything to the contrary in this Agreement, Pfizer may terminate this Agreement in whole, immediately and without regard to any cure period, if BioNTech or its Affiliates have committed a violation of Global Trade Control Laws in connection with this Agreement. Any such termination will be deemed for cause under Section 10.7.1(b) and Pfizer will not be responsible for any payments due relating to such violation of Global Trade Control Laws even if such activities have already occurred. BioNTech will be responsible for reimbursing Pfizer for any payments made to BioNTech or due to Pfizer under this Agreement that are blocked due to violation of Global Trade Control Laws.

10.6.3. Termination for Law-related Breach. Pfizer may terminate this Agreement if BioNTech breaches any of the representations and warranties set forth in Sections 9.3.21 through 9.3.23 or if Pfizer learns that improper payments are being or have been made to Government Officials by BioNTech with respect to services performed in connection with this Agreement. Further, in the event of such termination BioNTech shall be liable for damages or remedies as provided by Law.

10.7. Effects of Termination.

10.7.1. Effect of Termination.

(a) Termination for Cause by BioNTech; Termination for Convenience by Pfizer. In the event that BioNTech terminates this Agreement for cause pursuant to Section 10.5 or Pfizer terminates this Agreement for convenience pursuant to Section 10.6.1, the following will apply:

(i) Except as otherwise expressly provided herein, all rights and obligations of each Party hereunder will cease (including all rights and licenses and sublicenses granted by either Party to the other Party hereunder, and all sublicenses granted to Affiliates or Third Parties under the rights granted hereunder).

(ii) On BioNTech’s written notice to Pfizer, which notice may only be delivered no later [***] days following the effective date of termination:

(A) effective as of receipt of BioNTech’ notice and subject to the remaining obligations of this Section 10.7.1(a), (1) Pfizer shall grant, and hereby grants, BioNTech a royalty-bearing, non-exclusive, sublicensable license under the Reversion Technology permitting BioNTech to continue to Develop, Commercialize and Manufacture any Product under this Agreement that is being Developed or Commercialized by Pfizer or its Affiliates at the time of termination, in the form in which such Product then exists (a “Continuation Product”) and the other provisions of Schedule 10.7.1(a) shall apply; (2) BioNTech shall pay royalties to Pfizer in accordance with paragraphs 6 through 8 of Schedule 10.7.1(a), and (3) BioNTech and its Affiliates shall release and, upon Pfizer’s receipt of such notice, hereby do release Pfizer, its Affiliates and sublicensees with respect to any and all claims of any nature that BioNTech or its Affiliates may have had against Pfizer relating to this Agreement that arose on or before the effective date of termination; and

(B) the Parties will negotiate in good faith for a period not to exceed [***] days regarding an agreement (x) governing the further terms of transition of the Continuation Product from Pfizer to BioNTech comprising at minimum the elements set forth in Schedule 10.7.1(a) and (y) for a license to such Continuation Product under the Pfizer Technology actually used by Pfizer or its Affiliates or Sublicensees before the effective date of termination; provided that if the Parties cannot reach an agreement within such [***] day period, then the provisions of Section 10.7.1(a)(ii)(C) and (D) shall apply;

(C) if the Parties cannot reach an agreement within such [***] day period set forth in of Section 10.7.1(a)(ii)(B) with respect to the terms of the transition of the Continuation Product or the license described in Section 10.7.1(a)(ii)(B), then the terms of such transition of the Continuation Product or license shall be determined, taking into account all then-relevant factors, by an independent Third Party expert knowledgeable in pharma licensing to be agreed between the Parties (and if the Parties cannot agree on such Third Party expert within [***] days of the expiration of the above negotiation period, the Third Party expert shall be independently appointed upon either Party’s request by the International Chamber of Commerce). Each Party shall be obliged to submit its final proposal for the terms of such transition of or license to the Continuation Product to the Third Party expert, and such proposal shall remain confidential and shall not be disclosed to the other Party. The decision of the Third Party expert shall be final and binding on both Parties. The costs of the Third Party Expert shall be borne by both Parties at equal shares.

(D) for the period between the receipt of BioNTech’ notice until an agreement is concluded in accordance with Section 10.7.1(a)(ii)(B) and (C) above, Pfizer hereby covenants not to sue (and to procure that its Affiliates will not sue) BioNTech or its Affiliates for infringement of the Pfizer Technology actually used by Pfizer or its Affiliates or Sublicensees before the effective date of termination.

(b) Termination for Cause by Pfizer.

(i) In the event that Pfizer terminates this Agreement pursuant to Section 10.6.2, all rights and obligations of each Party hereunder shall cease (including all non-perpetual, revocable rights and licenses granted by either Party to the other Party hereunder), except as otherwise expressly provided herein.

(ii) In the event that Pfizer has the right, but elects not, to terminate this Agreement pursuant to Section 10.7.1(b)(i) (after notice and failure of BioNTech to cure such breach as provided in Section 10.6.2), Pfizer shall notify BioNTech promptly and: (A) Pfizer’s obligations to pay Development Milestones and Sales Milestones and royalties with respect to Net Sales of such Licensed Products shall be reduced by an amount equal to [***] of the amount that would otherwise have been payable under this Agreement such amount to be paid in accordance with and subject to the other terms of this Agreement, provided that any such reduction of royalty payments shall not result in any royalty rate that is below the royalty amount which BioNTech or its Affiliates have to pay under any BioNTech Third Party Agreement to Third Party licensors in connection with the relevant sale of Candidates or Products, and shall be offset against any damage claim of Pfizer in relation to such material breach; and (B) and at Pfizer’s sole discretion Pfizer will have the right to offset, against any payments due to BioNTech under this Agreement, any damages finally awarded to Pfizer on account of such material breach. If, following Pfizer’s exercise of the rights under this Section 10.7.1(b)(ii), a competent English court decides through final and binding decision that Pfizer was not entitled to exercise its rights hereunder, BioNTech shall be entitled to terminate this Agreement immediately without any option to cure for Pfizer.

10.7.2. Accrued Rights. Subject to the release granted pursuant to Section , expiration or termination of this Agreement for any reason will be without prejudice to any right which will have accrued to the benefit of either Party prior to such termination, including damages arising from any breach under this Agreement. Expiration or termination of this Agreement will not relieve either Party from any obligation which is expressly indicated to survive such expiration or termination.

10.7.3. Survival Period. The following sections, together with any sections that expressly survive (including any perpetual licenses and sublicenses granted hereunder), will survive expiration or termination of this Agreement for any reason: Sections 1 (Definitions), 3.6.3 (Royalty Statements and Payments) only in relation to any Calendar Quarter in which sales have occurred prior to the termination, 3.6.7 (Record Keeping), 3.6.8 (Audits), 3.6.9 (Underpayments/Overpayments), 3.6.10 (Confidentiality), 4.6.2 (Title to Pfizer Materials and BioNTech Materials), 4.6.4 (Return of Proprietary Materials), 7.2 (Ownership of Intellectual Property), 7.3.17.3.1(c) (Filing, Prosecution and Maintenance of Joint Patent Rights), 8 (Confidentiality), 10.7 (Effects of Termination), 10.8 (Provision for Insolvency), 11.1 (No Consequential Damages), 11.2 (Indemnification by Pfizer), 11.3 (Indemnification by BioNTech), 11.4 (Procedure), 12 (Miscellaneous)and, to the extent this Agreement expires or is terminated, either in whole or in part, for any reason except by BioNTech for cause pursuant to Section 10.5 or by Pfizer without cause pursuant to Section 10.6.1, Sections 7.2.4 (Patent Rights) and 7.4 (Enforcement and Defense of Know-How), and to the extent an Enforcement Action or Infringement Claim is active, live or pending at the time of expiry or termination Sections 7.3.2 or 7.3.6, as applicable.

10.8. Provision for Insolvency.

10.8.1. Termination Right. BioNTech will be deemed a “Debtor” under this Agreement if, at any time during the Term (a) a case is commenced by or against BioNTech under the Bankruptcy Code, (b) BioNTech files for or is subject to the institution of bankruptcy, reorganization, liquidation or receivership proceedings (other than a case under the Bankruptcy Code), (c) BioNTech assigns all or a substantial portion of its assets for the benefit of creditors, (d) a receiver or custodian is appointed for BioNTech’s business or (e) a substantial portion of BioNTech’s business is subject to attachment or similar process; provided, however, that in the case of any involuntary case under the Bankruptcy Code, BioNTech will not be deemed a Debtor if the case is dismissed within 60 days after the commencement thereof. If BioNTech is deemed a Debtor, then Pfizer may terminate this Agreement by providing written notice to BioNTech. If Pfizer terminates this Agreement pursuant this Section 10.8.1, then: (i) all licenses granted to Pfizer under this Agreement will become irrevocable and perpetual, and Pfizer will have no further obligations to BioNTech under this Agreement other than (A) those obligations that expressly survive termination in accordance with Section 10.7.3 and (B) an obligation to pay royalties with respect to Net Sales of Products in an amount equal to 100% of the amount that would otherwise have been payable under this Agreement, such amount to be paid in accordance with and subject to the other terms of this Agreement governing the payment of royalties; (ii) such termination will not be construed to limit BioNTech’s right to receive payments that accrued before the effective date of such termination; (iii) Pfizer will have the right to offset, against any payment owing to BioNTech as provided for under clause (i), above, any damages found or agreed by the Parties to be owed by BioNTech to Pfizer; and (iv) nothing in this Section 10.8.1 will limit any other remedy Pfizer may have for any breach by BioNTech of this Agreement.

10.8.2. Rights to Intellectual Property. All rights and licenses now or hereafter granted by BioNTech to Pfizer under or pursuant to any Section of this Agreement, including Sections 2.1, 2.2, 2.3.1, 2.7 and Section 7 hereof, are rights to “intellectual property” (as defined in the Bankruptcy Code). The Parties hereto acknowledge and agree that the payments provided for under Sections 3.1 through 3.4 and all other payments by Pfizer to BioNTech hereunder, other than royalty payments pursuant to Section 3.5, do not constitute royalties within the meaning of Section 365(n) of the Bankruptcy Code or relate to licenses of intellectual property hereunder. If (a) a case under the Bankruptcy Code is commenced by or against BioNTech, (b) this Agreement is rejected as provided in the Bankruptcy Code and (c) Pfizer elects to retain its rights hereunder as provided in Section 365(n) of the Bankruptcy Code, then BioNTech (in any capacity, including debtor-in-possession) and its successors and assigns (including any trustee) will provide to Pfizer all intellectual property licensed hereunder, and agrees to grant and hereby grants to Pfizer and its Affiliates a right to access and to obtain possession of and to benefit from and, in the case of any chemical or biological material or other tangible item of which there is a fixed or limited quantity, to obtain a pro rata portion of, each of the following to the extent related to any Candidate or Product, or otherwise related to any right or license granted under or pursuant to this Agreement: (i) copies of pre-clinical and clinical research data and results; (ii) all of the following (to the extent that any of the following are so related): BioNTech Materials, cell lines, antibodies, assays, reagents and other biological materials; (iii) samples or Candidates and Products; (iv) BioNTech Technology and RNA Technology, (v) laboratory notes and notebooks; (vi) Candidate and Product data or filings, and (vii) Rights of Reference in respect of regulatory filings and approvals, all of which constitute “embodiments” of intellectual property pursuant to Section 365(n) of the Bankruptcy Code, and (viii) all other embodiments of such intellectual property, whether any of the foregoing are in BioNTech’s possession or control or in the possession and control of any Third Party but which BioNTech has the right to access or benefit from and to make available to Pfizer. BioNTech will not interfere with the exercise by Pfizer or its Affiliates of rights and licenses to intellectual property licensed hereunder and embodiments thereof in accordance with this Agreement and agrees to use Commercially Reasonable Efforts to assist Pfizer and its Affiliates to obtain such intellectual property and embodiments thereof in the possession or control of Third Parties as reasonably necessary or useful for Pfizer or its Affiliates or Sublicensees to exercise such rights and licenses in accordance with this Agreement.

10.8.3. No Limitation of Rights. All rights, powers and remedies of Pfizer provided in this Section 10.8 are in addition to and not in substitution for any and all other rights, powers and remedies now or hereafter existing at Law or in equity (including the Bankruptcy Code) in the event of the commencement of a case under the Bankruptcy Code involving BioNTech. To the extent equivalent rights exist under the Bankruptcy Code existing from time to time in the jurisdiction where BioNTech is established the foregoing provisions shall be interpreted in accordance with such equivalent rights, and where such equivalent rights to not exist Pfizer shall be entitled to avail of itself all remedies and rights available to it as a creditor and licensee of Intellectual Property Rights under such local Bankruptcy Code.

10.9. Change of Control of BioNTech. If a Change of Control of BioNTech by a Specified Person is consummated prior to the date Pfizer has paid the Development Milestone in row (v) of the table included in Section 3.3 (“Change of Control Term”), then Pfizer shall have the right to terminate the Research Plan (and BioNTech’s involvement in performance of the Research Plan) in its entirety, as applicable, immediately upon written notice to BioNTech within [***] days after Pfizer receives notice from BioNTech of consummation of such Change of Control of BioNTech and, at Pfizer’s option, it may request (which BioNTech shall deliver) a technology transfer under the Technology Transfer Plan as soon as reasonably practicable. Such termination of the Research Plan and/or BioNTech’s involvement in its performance (a) shall not constitute termination of this Agreement, (b) shall not affect the Parties’ rights and obligations under this Agreement other than those relating to such Research Plan including Pfizer’s diligence obligations and (c) shall not relieve either Party of any obligation that arose prior to such termination. Following termination pursuant to this Section 10.9, Pfizer shall have no further obligations under Section 4.2.

10.10. Effects of Change of Control. In the event of a Change of Control of BioNTech by a Specified Person during the Change of Control Term, the following provisions of this Section 10.10 shall apply:

10.10.1. BioNTech Intellectual Property. All BioNTech Technology and Research Program Technology, Controlled by BioNTech immediately prior to such BioNTech Change of Control shall continue to be BioNTech Technology and Research Program Technology licensed to Pfizer for purposes of this Agreement.

10.10.2. Existing Acquirer Intellectual Property. Patent Rights and Know-How that were Controlled by the entity acquiring BioNTech or such entity’s Affiliates that were not Affiliates of BioNTech prior to such BioNTech Change of Control (collectively, the “Acquirer”) shall not be included within the licenses granted to Pfizer hereunder.

10.10.3. Independent Intellectual Property. Patent Rights and Know-How that, following such BioNTech Change of Control, are developed, made or otherwise acquired or Controlled by the Acquirer outside of the Research Plan and without use of Pfizer’s Confidential Information or Research Program Technology, BioNTech Improvements or BioNTech Technology shall not be included within the Research Program Technology or BioNTech Technology or BioNTech Third Party Agreements (it being understood, however, for the avoidance of doubt, that all BioNTech Technology, Research Program Technology, and Intellectual Property Rights developed by BioNTech or the Acquirer in the course of, or used by BioNTech or the Acquirer under the Research Plan or used in the Manufacture of the Candidates or Products by BioNTech shall be licensed to Pfizer pursuant to the licenses set forth in this Agreement).

10.10.4. Research Program Technology. No Research Program Technology Controlled by Pfizer or RNA Improvements or Pfizer Improvements shall be licensed or sub-licensable to the Acquirer, and no Confidential Information of Pfizer or its Representatives shall be disclosed to the Acquirer, in each case without the prior written consent of Pfizer.

10.11. Effect on Certain Agreement Provisions. From and after the effective date of a BioNTech Change of Control by a Specified Person, the Acquirer shall not be considered an “Affiliate” for the purposes of this Agreement, provided that the Acquirer does not engage in any activities otherwise restricted under Section 10.10 using any Research Program Technology, Pfizer Technology, Pfizer Improvements or Confidential Information of Pfizer.

11.	LIMITATION ON LIABILITY, INDEMNIFICATION AND INSURANCE

11.1. No Consequential Damages. Except with respect to liability arising from a breach of Sections 7 or 8, from any willful misconduct or intentionally wrongful act, or to the extent such Party may be required to indemnify the other Party under this Section 11, in no event will either Party or its Representatives be liable under this Agreement for any special (only as related to indirect, incidental or consequential damages), indirect, incidental, consequential or punitive damages, whether in contract, warranty, tort, negligence, strict liability or otherwise, including loss of indirect profits or revenue suffered by the other Party or any of its Representatives. Without limiting the generality of the foregoing, “consequential damages” will be deemed to include, and neither Party will be liable to the other Party or any of such other Party’s Representatives or stockholders for any damages based on or measured by loss of projected or speculative future sales of the Products, any Development Payment due upon any unachieved Development Event under Section 3.3, any Sales Milestone Payment due upon any unachieved Total Annual Net Sales level under Section 3.4, any unearned royalties under Section 3.5 or any other unearned, speculative or otherwise contingent payments provided for in this Agreement.

11.2. Indemnification by Pfizer. Pfizer will indemnify, defend and hold harmless BioNTech, each of its Affiliates, and each of its and its Affiliates’ employees, officers, directors and agents (each, a “BioNTech Indemnified Party”) from and against any and all claims, causes, or allegations (whether threatened or pending), judgments, expenses, damages, liabilities, obligations, fees (including the reasonable fees of attorneys and other consulting or testifying professionals), costs and losses (collectively, “Liabilities”) that the BioNTech Indemnified Party may be required to pay to one or more Third Parties resulting from or arising out of:

(a) (a) Development, Manufacture, Commercialization or use of any Product by, on behalf of, or under the authority of, Pfizer (other than by any BioNTech Indemnified Party), other than (i) claims by Third Parties relating to patent infringement arising out of the exercise of rights under the BioNTech Patent Rights, (ii) claims by Third Parties relating to misappropriation of trade secrets arising out of the exercise of rights under the BioNTech Know-How or (iii) claims for which BioNTech is required to indemnify Pfizer pursuant to Section 11.3; or

(b) (b) the material breach by Pfizer of any of its representations, warranties or covenants set forth in Section 4.6.1, 9.1 or 9.1.1;

except, in each case, to the extent caused by the negligence, recklessness or intentional acts of BioNTech or any BioNTech Indemnified Party.

11.3. Indemnification by BioNTech. BioNTech will indemnify, defend and hold harmless Pfizer, its Affiliates, Sublicensees, contractors, distributors and each of its and their respective employees, officers, directors and agents (each, a “Pfizer Indemnified Party”) from and against any and all Liabilities that the Pfizer Indemnified Party may be required to pay to one or more Third Parties resulting from or arising out of (i) the FIH Study, (ii) use of the BioNTech name or logo pursuant to Section 6.4.2, (iii) rights or obligations under the GEIA relating to inventions made by employees of BioNTech or its Affiliates or Third Party Licensors in relation to BioNTech Technology or Research Program Technology used in any Candidate or Product; or (iv) the material breach by BioNTech or any of its Representatives of any of its representations, warranties or covenants set forth in Section 9.1, Section 9.1.1, Section 9. 2, Section 9.3, Section 9.4 or Section 9.5 except to the extent caused by the negligence, recklessness or intentional acts of Pfizer or any Pfizer Indemnified Party.

11.4. Procedure.

11.4.1. Notice. Each Party will notify the other Party in writing in the event it becomes aware of a claim for which indemnification may be sought hereunder. In the event that any Third Party asserts a claim or other proceeding (including any governmental investigation) with respect to any matter for which a Party (the “Indemnified Party”) is entitled to indemnification hereunder (a “Third Party Claim”), then the Indemnified Party will promptly notify the Party obligated to indemnify the Indemnified Party (the “Indemnifying Party”) thereof; provided, however, that no delay on the part of the Indemnified Party in notifying the Indemnifying Party will relieve the Indemnifying Party from any obligation hereunder unless (and then only to the extent that) the Indemnifying Party is prejudiced thereby.

11.4.2. Control. Subject to either Party’s right to control any actions described in Section 7 (even where the other Party is the Indemnifying Party), the Indemnifying Party will have the right, exercisable by notice to the Indemnified Party within ten Business Days after receipt of notice from the Indemnified Party of the commencement of or assertion of any Third Party Claim, to assume direction and control of the defense, litigation, settlement, appeal or other disposition of the Third Party Claim (including the right to settle the claim solely for monetary consideration) with counsel selected by the Indemnifying Party and reasonably acceptable to the Indemnified Party; provided that (a) the Indemnifying Party has sufficient financial resources, in the reasonable judgment of the Indemnified Party, to satisfy the amount of any adverse monetary judgment that is sought, (b) the Third Party Claim seeks solely monetary damages and (c) the Indemnifying Party expressly agrees in writing that as between the Indemnifying Party and the Indemnified Party, the Indemnifying Party will be solely obligated to satisfy and discharge the Third Party Claim in full (the conditions set forth in clauses (a), (b) and (c) above are collectively referred to as the “Litigation Conditions”). Within ten Business Days after the Indemnifying Party has given notice to the Indemnified Party of its exercise of its right to defend a Third Party Claim, the Indemnified Party will give notice to the Indemnifying Party of any objection thereto based upon the Litigation Conditions. If the Indemnified Party reasonably so objects, the Indemnified Party will continue to defend the Third Party Claim, at the expense of the Indemnifying Party, until such time as such objection is withdrawn. If no such notice is given, or if any such objection is withdrawn, the Indemnifying Party will be entitled, at its sole cost and expense, to assume direction and control of such defense, with counsel selected by the Indemnifying Party and reasonably acceptable to the Indemnified Party. During such time as the Indemnifying Party is controlling the defense of such Third Party Claim, the Indemnified Party will cooperate, and will cause its Affiliates and agents to cooperate upon request of the Indemnifying Party, in the defense or prosecution of the Third Party Claim, including by furnishing such records, information and testimony and attending such conferences, discovery proceedings, hearings, trials or appeals as may reasonably be requested by the Indemnifying Party. In the event that the Indemnifying Party does not satisfy the Litigation Conditions or does not notify the Indemnified Party of the Indemnifying Party’s intent to defend any Third Party Claim within ten Business Days after notice thereof, the Indemnified Party may (without further notice to the Indemnifying Party) undertake the defense thereof with counsel of its choice and at the Indemnifying Party’s expense (including reasonable, out-of-pocket attorneys’ fees and costs and expenses of enforcement or defense). The Indemnifying Party or the Indemnified Party, as the case may be, will have the right to join in (including the right to conduct discovery, interview and examine witnesses and participate in all settlement conferences), but not control, at its own expense, the defense of any Third Party Claim that the other party is defending as provided in this Agreement.

11.4.3. Settlement. The Indemnifying Party will not, without the prior written consent of the Indemnified Party, enter into any compromise or settlement that commits the Indemnified Party to take, or to forbear to take, any action. The Indemnified Party will have the sole and exclusive right to settle any Third Party Claim, on such terms and conditions as it deems reasonably appropriate, to the extent such Third Party Claim involves equitable or other non-monetary relief, but will not have the right to settle such Third Party Claim to the extent such Third Party Claim involves monetary damages without the prior written consent of the Indemnifying Party. Each of the Indemnifying Party and the Indemnified Party will not make any admission of liability in respect of any Third Party Claim without the prior written consent of the other party, and the Indemnified Party will use reasonable efforts to mitigate Liabilities arising from such Third Party Claim.

11.5. Insurance. Each Party further agrees to obtain and maintain, during the Term, commercial general liability insurance, including products liability insurance (or clinical trials insurance, if applicable), with minimum “A-” A.M. Best rated insurance carriers to cover its indemnification obligations under Section 11.2 or Section 11.3, as applicable, in each case with limits of not less than $5,000,000 (Five Million U.S. Dollars) per occurrence and in the aggregate. All deductibles and retentions will be the responsibility of the named insured. Within [***] days of the Effective Date, BioNTech will amend its existing insurance policies in such a way that (i) Pfizer Inc. and its Affiliates will be indemnified as principal on BioNTech’s commercial general liability and products liability policies (or clinical trials insurance, if applicable) and (ii) Pfizer Inc. and its Affiliates will be provided a waiver of subrogation on BioNTech’s commercial general liability and products liability policies (or clinical trials insurance, if applicable). For U.S. exposures, additional insured status on BioNTech’s commercial general liability and products liability policies shall be via form CG20101185 or its equivalent. Products liability coverage shall be maintained for three years following termination of this Agreement. To the extent of its culpability or negligence, all coverages of BioNTech will be primary and non-contributing with any similar insurance, carried by Pfizer. Notwithstanding any provision of this Section 11.5 to the contrary, Pfizer may meet its obligations under this Section 11.5 through self-insurance. Neither Party’s insurance will be construed to create a limit of liability with respect to its indemnification obligations under this Section 11.

12.	MISCELLANEOUS

12.1. BioNTech AG. BioNTech AG and BioNTech RNA shall each be jointly and severally liable to Pfizer with respect to this Agreement and their obligations hereunder.

12.2. Assignment. Neither this Agreement nor any interest hereunder will be assignable by a Party without the prior written consent of the other Party, except as follows: (a) subject to the provisions of this Agreement in respect of Change of Control, as applicable, a Party may assign its rights and obligations under this Agreement by way of sale of itself or the sale of the portion of its business to which this Agreement relates, through merger, sale of assets and/or sale of stock or ownership interest, provided that the assignee will expressly agree to be bound by such Party’s obligations under this Agreement and that such sale is not primarily for the benefit of its creditors, (b) such Party may assign its rights and obligations under this Agreement to any of its Affiliates, provided that the assignee will expressly agree to be bound by such Party’s obligations under this Agreement and that such Party will remain liable for all of its rights and obligations under this Agreement. In addition, Pfizer may assign its rights and obligations under this Agreement to a Third Party where Pfizer or its Affiliate is required, or makes a good faith determination based on advice of counsel, to divest a Product in order to comply with Law or the order of any Governmental Authority as a result of a merger or acquisition, provided that the assignee will expressly agree to be bound by Pfizer’s obligations under this Agreement. Each Party will promptly notify the other Party of any assignment or transfer under the provisions of this Section 12.2. This Agreement will be binding upon the successors and permitted assigns of the Parties and the name of a Party appearing herein will be deemed to include the names of such Party’s successors and permitted assigns to the extent necessary to carry out the intent of this Agreement. Any assignment not in accordance with this Section 12.2 will be void.

12.3. Further Actions. Each Party agrees to execute, acknowledge and deliver such further instruments, and to do all such other acts, as may be necessary or appropriate in order to carry out the purposes and intent of the Agreement.

12.4. Force Majeure. Each Party will be excused from the performance of its obligations under this Agreement to the extent that such performance is prevented by force majeure (defined below) and the nonperforming Party promptly provides notice of the prevention to the other Party. Such excuse will be continued so long as the condition constituting force majeure continues and the nonperforming Party takes Commercially Reasonable Efforts to remove the condition. For purposes of this Agreement, “force majeure” will include conditions beyond the control of the Parties, including an act of God, voluntary or involuntary compliance with any regulation, Law or order of any government, war, act of terror, civil commotion, labor strike or lock-out, epidemic, failure or default of public utilities or common carriers, destruction of production facilities or materials by fire, earthquake, storm or like catastrophe.

12.5. Interpretation. Except where the context expressly requires otherwise, (a) the use of any gender herein will be deemed to encompass references to either or both genders, and the use of the singular will be deemed to include the plural (and vice versa), (b) the words “include”, “includes” and “including” will be deemed to be followed by the phrase “without limitation”, (c) the word “will” will be construed to have the same meaning and effect as the word “shall”, (d) any definition of or reference to any agreement, instrument or other document herein will be construed as referring to such agreement, instrument or other document as from time to time amended, supplemented or otherwise modified (subject to any restrictions on such amendments, supplements or modifications set forth herein), (e) any reference herein to any Person will be construed to include the Person’s successors and assigns, (f) the words “herein”, “hereof” and “hereunder”, and words of similar import, will be construed to refer to this Agreement in its entirety and not to any particular provision hereof, (g) all references herein to Sections, Exhibits or Schedules will be construed to refer to Sections, Exhibits or Schedules of this Agreement, and references to this Agreement include all Exhibits and Schedules hereto, (h) the word “notice” means notice in writing (whether or not specifically stated) and will include notices, consents, approvals and other written communications contemplated under this Agreement, (i) provisions that require that a Party, the Parties or any committee hereunder “agree,” “consent” or “approve” or the like will require that such agreement, consent or approval be specific and in writing, whether by written agreement, letter, approved minutes or otherwise (excluding e-mail or instant messaging, but a signed PDF document being acceptable), (j) references to any specific law, rule or regulation, or article, section or other division thereof, will be deemed to include the then-current amendments thereto or any replacement or successor law, rule or regulation thereof, and (k) the term “or” will be interpreted in the inclusive sense commonly associated with the term “and/or”.

12.6. Notices. Any notice or notification required or permitted to be provided pursuant to the terms and conditions of this Agreement (including any notice of force majeure, breach, termination, change of address, etc.) will be in writing and will be deemed given upon receipt if delivered personally or by facsimile transmission (receipt verified), and upon delivery if mailed by registered or certified mail or courier. Where delivery occurs outside normal working hours, notice will be deemed given at the start of normal working hours on the next Business Day.Notice shall be given to the Parties at the following addresses or facsimile numbers (or at such other address or facsimile number for a Party as will be specified by like notice, provided, however, that notices of a change of address will be effective only upon receipt thereof):

All correspondence to Pfizer will be addressed as follows:

Pfizer Inc.

Notices: R&D Business Development

235 East 42nd Street

New York, NY 10017

Attention: Attn.: R&DBD Contract Notice

Fax: +1-646-563-9619

with a copy to:

Pfizer Inc.

Notices: Pfizer Legal Division

235 East 42nd Street

New York, NY 10017

Attn.: Chief Counsel, R&D

Fax: +1-646-563-9619

To help expedite Pfizer’s awareness and response, copies of notices may be provided to Pfizer by email but must be supplemented by one of the following methods: (a) personal delivery, (b) first class certified mail with return receipt requested, or (c) next-day delivery by major international courier, with confirmation of delivery. Electronic copies may be sent via email to [***].

All correspondence to BioNTech will be addressed as follows:

BioNTech AG

An der Goldgrube 12

D-55131

Mainz, Germany

Attn: Vice President, Legal and Intellectual Property

Fax: +49-6131-576-270-28

12.7. Amendment. No amendment, modification or supplement of any provision of this Agreement will be valid or effective unless made in writing and signed by a duly authorized officer of each Party.

12.8. Waiver. No provision of this Agreement will be waived by any act, omission or knowledge of a Party or its agents or employees except by an instrument in writing expressly waiving such provision and signed by a duly authorized officer of the waiving Party. The waiver by either of the Parties of any breach of any provision hereof by the other Party will not be construed to be a waiver of any succeeding breach of such provision or a waiver of the provision itself.

12.9. Severability. If any clause or portion thereof in this Agreement is for any reason held to be invalid, illegal or unenforceable, the same will not affect any other portion of this Agreement, as it is the intent of the Parties that this Agreement will be construed in such fashion as to maintain its existence, validity and enforceability to the greatest extent possible. In any such event, this Agreement will be construed as if such clause of portion thereof had never been contained in this Agreement, and there will be deemed substituted therefor such provision as will most nearly carry out the intent of the Parties as expressed in this Agreement to the fullest extent permitted by applicable Law.

12.10. Descriptive Headings. The descriptive headings of this Agreement are for convenience only and will be of no force or effect in construing or interpreting any of the provisions of this Agreement.

12.11. Global Trade Control Laws. The Parties acknowledge that certain activities covered by or performed under this Agreement may be subject to laws, regulations or orders regarding economic sanctions, import controls or export controls (“Global Trade Control Laws”). Each of the Parties will perform all activities under this Agreement in compliance with all applicable Global Trade Control Laws. Furthermore, with respect to the activities performed under this Agreement, each of the Parties represents, warrants and covenants that:

12.11.1. Each Party will not, for activities under this Agreement, (i) engage in any such activities in a Restricted Market; (ii) involve individuals ordinarily resident in a Restricted Market; or (iii) include companies, organizations, or Governmental Authorities from or located in a Restricted Market. “Restricted Market” for purposes of this Agreement means the Crimean Peninsula, Cuba, the Donbass Region, Iran, North Korea, Sudan, and Syria, or any other country or region sanctioned by the United States or European Union.

12.11.2. Each Party represents and warrants that it is not a Restricted Party and is not owned or controlled by a Restricted Party. With respect to activities performed under this Agreement, neither Party will engage or delegate to any Restricted Parties for any activities under this Agreement. Each Party will screen all relevant Third Parties involved by such Party in the activities under this Agreement under the relevant Restricted Party Lists. “Restricted Parties” for purposes of this Agreement means any individual or entity on any of the following “Restricted Party Lists”: the list of sanctioned entities maintained by the United Nations; the Specially Designated Nationals List and the Sectoral Sanctions Identifications List of the U.S. Treasury Department’s Office of Foreign Assets Control; the U.S. Denied Persons List, the U.S. Entity List, and the U.S. Unverified List of the U.S. Department of Commerce; entities subject to restrictive measures and the Consolidated List of Persons, Groups and Entities Subject to E.U. Financial Sanctions, as implemented by the E.U. Common Foreign & Security Policy; the List of Excluded Individuals / Entities published by the U.S. Health and Human Services’ Office of Inspector General; any lists of prohibited or debarred parties established under the U.S. Federal Food Drug and Cosmetic Act; the list of parties suspended or debarred from contracting with the U.S. government; and similar lists of restricted parties maintained by the Governmental Authorities of the countries that have jurisdiction over the activities conducted under this Agreement.

12.11.3. Neither Party will knowingly transfer to the other Party any goods, software, technology or services that are (i) controlled under the U.S. International Traffic in Arms Regulations or at a level other than EAR99 under the U.S. Export Administration Regulations; or (ii) specifically identified as an E.U. Dual Use Item or on an applicable export control list of another country.

12.12. Dispute Resolution. If any dispute or disagreement arises between Pfizer and BioNTech in respect of this Agreement, they will follow the following procedures in an attempt to resolve the dispute or disagreement:

12.12.1. The Party claiming that such a dispute exists will give notice in writing (“Notice of Dispute”) to the other Party of the nature of the dispute.

12.12.2. Within 30 days of receipt of a Notice of Dispute and in advance of any meeting pursuant to Section 12.12.3, the receiving Party will provide a written response to the other Party’s claims regarding the dispute.

12.12.3. Within 45 days of receipt of a Notice of Dispute, the Chief Scientific Officer, Vaccine Research and Development of Pfizer and the Chief Scientific Officer of BioNTech AG will meet at a mutually agreed-upon time and location for the purpose of resolving such dispute to discuss the dispute or disagreement.

Notwithstanding any provision of this Agreement to the contrary, either Party may immediately initiate litigation in any court of competent jurisdiction seeking any remedy at law or in equity, including the issuance of a preliminary, temporary or permanent injunction, to preserve or enforce its rights under this Agreement. The provisions of this Section 12.12 will survive for five years from the date of termination or expiration of this Agreement.

12.13. Governing Law. This Agreement is governed by, and all disputes arising under or in connection with this Agreement shall be resolved in accordance with, laws of England and Wales, without regard to conflict of law principles thereof.

12.14. Consent to Jurisdiction and Venue. The Parties irrevocably submit to the exclusive jurisdiction of the courts of England and Wales as regards any claim, dispute or matter (whether contractual or non-contractual) arising out of or in connection with this Agreement (including its formation). Notwithstanding the foregoing, this clause shall not prevent either Party from being entitled to seek urgent interim or emergency relief (such as a preliminary injunction) before any other court of competent jurisdiction in respect of any claim, dispute or matter (whether contractual or non-contractual) arising out of or in connection with this Agreement (including its formation).

12.15. Entire Agreement. This Agreement constitutes and contains the complete, final and exclusive understanding and agreement of the Parties and cancels and supersedes any and all prior negotiations, correspondence, understandings and agreements, whether oral or written, between the Parties respecting the subject matter hereof and thereof, including that certain Confidential-Disclosure Agreement between the Parties dated [***] which is hereby terminated effective as of the Execution Date, provided that such Confidential Disclosure Agreement will continue to govern the treatment of Confidential Information disclosed by the Parties prior to the Execution Date in accordance with its terms.

12.16. Independent Contractors. Both Parties are independent contractors under this Agreement. Nothing herein contained will be deemed to create an employment, agency, joint venture or partnership relationship between the Parties hereto or any of their agents or employees, or any other legal arrangement that would impose liability upon one Party for the act or failure to act of the other Party. Neither Party will have any express or implied power to enter into any contracts or commitments or to incur any liabilities in the name of, or on behalf of, the other Party, or to bind the other Party in any respect whatsoever.

12.17. Counterparts. This Agreement may be executed in two (2) counterparts, each of which will be an original and both of which will constitute together the same document. Counterparts may be signed and delivered by facsimile or digital (e.g., PDF) file, each of which will be binding when received by the applicable Party.

12.18. No Third Party Rights or Obligations. No provision of this Agreement will be deemed or construed in any way to result in the creation of any rights or obligation in any Person not a Party to this Agreement, and this Agreement does not give rise to any rights under the Contracts (Rights of Third Parties) Act 1999 to enforce any term of this Agreement. However, Pfizer may decide, in its sole discretion, to use one or more of its Affiliates to perform its obligations and duties hereunder, provided that Pfizer will remain liable hereunder for the performance by any such Affiliates of any such obligations.

(Signature page follows.)

IN WITNESS WHEREOF, authorized representatives of the Parties have duly executed this Agreement as of the Execution Date to be effective as of the Effective Date.

PFIZER INC.	BIONTECH RNA PHARMAECEUTICALS GmbH

By: [***]	By: [***]

Name. [***]	Name. [***]

Title: [***]	Title: [***]

BIONTECH AG

By: [***]

Name: [***]

Title: [***]

Exhibit A

Research Plan

Title:	BioNTech-Pfizer RNA Flu Vaccine Research Plan

BioNTech Lead:	[***]

Pfizer Lead:	[***]

Brief Rational/Background:

[***]

Objectives, Milestones and Time Frame for Completion:

Work Plan:

Detailed descriptions of experiments to be produced jointly by BioNTech and Pfizer during the kick-off meeting after deal closure and in ongoing consultations, with review of experimental designs by the JSC.

Materials: The materials to be transferred are detailed below.

[***]

Equipment and Facilities:

[***]

[***]:

[***]

Human Tissue Samples:

[***]

Subcontractors:

[***]

Work Plan Timeline:

[***]

Three Year Research Budget

[***]

Exhibit B

PFIZER ANTI-BRIBERY AND ANTI-CORRUPTION PRINCIPLES

Pfizer has a longstanding corporate policy that prohibits colleagues or anyone acting on our behalf from providing any payment or benefit to any person or entity in order to improperly influence a government official or to gain an unfair business advantage. Pfizer is committed to performing with integrity, and acting ethically and legally in accordance with all applicable laws and regulations, including, but not limited to, anti-bribery and anti-corruption laws. We expect the same commitment from the consultants, agents, representatives or other companies and individuals acting on our behalf (“Business Associates”), as well as those acting on behalf of Business Associates, in connection with work for Pfizer.

Bribery of Government Officials

Most countries have laws that forbid making, offering or promising any payment or anything of value (directly or indirectly) to a government official when the payment is intended to influence an official act or decision to award or retain business. Under Pfizer’s policies, “government official” is broadly interpreted and includes: (i) any elected or appointed government official (e.g., a member of a ministry of health); (ii) any employee or person acting for or on behalf of a government official, agency, or enterprise performing a governmental function; (iii) any political party, candidate for public office, officer, employee, or person acting for or on behalf of a political party or candidate for public office; or (iv) an employee or person acting for or on behalf of a public international organization (e.g., the United Nations). “Government” is meant to include all levels and subdivisions of governments (i.e., local, regional, or national and administrative, legislative, or executive). Because this definition of “government official” is so broad, it is likely that Business Associates will interact with a government official in the ordinary course of their business on behalf of Pfizer. For example, doctors employed by government-owned hospitals would be considered “government officials” under Pfizer’s policies.

The U.S. Foreign Corrupt Practices Act of 1977 (the “FCPA”) prohibits making, promising, or authorizing the making of a payment or providing anything of value to a non-U.S. government official to improperly or corruptly induce that official to make any governmental act or decision to assist a company in obtaining or retaining business, or to otherwise obtain an improper advantage. The FCPA also prohibits a company or person from using another company or individual to engage in any of the foregoing activities. As a U.S. company, Pfizer must comply with the FCPA and could be held liable as a result of acts committed anywhere in the world by a Business Associate.

Anti-Bribery and Anti-Corruption Principles Governing Interactions with Governments and Government Officials

Business Associates must communicate and abide by the following principles with regard to their interactions with governments and government officials:

•

Business Associates, and those acting on their behalf in connection with work for Pfizer, may not directly or indirectly make, promise, or authorize the making of a corrupt payment or provide anything of value to any government official to induce that government official to make any governmental act or decision to help Pfizer obtain or retain business. Business Associates, and those acting on their behalf in connection with work for Pfizer, may never make a payment to or offer a government official any item or benefit, regardless of value, as an improper inducement for such government official to approve, reimburse, prescribe, or purchase a Pfizer product, to influence the outcome of a clinical trial, or otherwise improperly to benefit Pfizer’s business activities.

•

Business Associates, and those acting on their behalf in connection with work for Pfizer, need to understand whether local laws, regulations, or operating procedures (including requirements imposed by government entities such as government-owned hospitals or research institutions) impose any limits, restrictions, or disclosure requirements on compensation, financial support, donations, or gifts that may be provided to government officials. Business Associates, and those acting on their behalf in connection with work for Pfizer, must take into account and comply with any applicable restrictions in conducting their Pfizer-related activities. If a Business Associate is uncertain as to the meaning or applicability of any identified limits, restrictions, or disclosure requirements with respect to interactions with government officials, that Business Associate should consult with his or her primary Pfizer contact before undertaking their activities.

•

Business Associates, and those acting on their behalf in connection with work for Pfizer, are not permitted to offer facilitation payments. A “facilitation payment” is a nominal, unofficial payment to a government official for the purpose of securing or expediting the performance of a routine, non-discretionary governmental action. Examples of facilitation payments include payments to expedite the processing of licenses, permits or visas for which all paperwork is in order.In the event that a Business Associate, or someone acting on their behalf in connection with work for Pfizer, receives or becomes aware of a request or demand for a facilitation payment or bribe in connection with work for Pfizer, the Business Associate shall report such request or demand promptly to his or her primary Pfizer contact before taking any further action.

Commercial Bribery

Bribery and corruption can also occur in non-government, business to business relationships.Most countries have laws which prohibit offering, promising, giving, requesting, receiving, accepting, or agreeing to accept money or anything of value in exchange for an improper business advantage. Examples of prohibited conduct could include, but are not limited to, the provision of inappropriate gifts or hospitality, kickbacks, or investment opportunities offered to improperly induce the purchase of goods or services. Pfizer colleagues are not permitted to offer, give, solicit or accept bribes, and we expect our Business Associates, and those acting on their behalf in connection with work for Pfizer, to abide by the same principles.

Anti-Bribery and Anti-Corruption Principles Governing Interactions with Private Parties and Pfizer Colleagues

Business Associates must communicate and abide by the following principles with regard to their interactions with private parties and Pfizer colleagues:

•

Business Associates, and those acting on their behalf in connection with work for Pfizer, may not directly or indirectly make, promise, or authorize the making of a corrupt payment or provide anything of value to any person to induce that person to provide an unlawful business advantage for Pfizer.

•

Business Associates, and those acting on their behalf in connection with work for Pfizer, may not directly or indirectly, solicit, agree to accept, or receive a payment or anything of value as an improper inducement in connection with their business activities performed for Pfizer.

•

Pfizer colleagues are not permitted to receive gifts, services, perks, entertainment, or other items of more than token or nominal monetary value from Business Associates, and those acting on their behalf in connection with work for Pfizer. Moreover, gifts of nominal value are only permitted if they are received on an infrequent basis and only at appropriate occasions.

Reporting Suspected or Actual Violations

Business Associates, and those acting on behalf in connection with work for Pfizer, are expected to raise concerns related to potential violations of these International Anti-Bribery and Anti-Corruption Principles or the law. Such reports can be made to a Business Associate’s primary point of contact at Pfizer, or if an Associate prefers, to Pfizer’s Compliance Group, by e-mail at corporate.compliance@pfizer.com or by phone at 1-212-733-3026.

Exhibit C

Pfizer’s Corporate Policy regarding Animal Care and Use (v. 1.2, June 18, 2017)

BACKGROUND

Pfizer is dedicated to helping people and animals live longer, healthier lives through the discovery and development of breakthrough medicines and therapies. Animal-based biomedical research in the pharmaceutical industry remains a vital component of the discovery, evaluation and regulatory processes, which lead to the development of products that save or improve human lives throughout the world. Pfizer’s Animal Care and Use policy reflects our absolute commitment that all animals used by our business are treated humanely. This means that any research involving animals is conducted only after appropriate ethical consideration and review. This review ensures that we provide a high level of care to all animals used, and that a scientifically appropriate and validated alternative to the use of animals is not available.

Why We Conduct Animal-based Biomedical Research

Pfizer is ethically and legally obliged to rigorously evaluate potential new medicines and therapies. Many of these evaluations can be, and are, accomplished by techniques that do not require the use of animals. However, given the present state of scientific knowledge, testing potential new medicines and therapies in animals is frequently critical to their evaluation, and is required by regulatory authorities worldwide to ensure the quality, efficacy and safety of the medicines we discover.

Pfizer’s Commitment to Ethical and Humane Treatment of Animals

Pfizer accepts its responsibility to use animals in a humane and ethical manner and expects all Colleagues to treat animals with respect. We approach the use of animals in our business with a high level of humane and ethical concern for those animals. All use is carefully planned and conducted in such a way as to minimize or avoid pain, distress, or discomfort to the animals. Every proposed use is thoroughly evaluated before being undertaken as the health and well-being of all animals under our care is a primary concern. Similarly, we expect any Third Party organization we engage to conduct animal-based research on our behalf to adhere to this Policy and to comply with all applicable laws and regulations.

Pfizer’s Commitment to Alternatives to Animal-based Biomedical Research

Pfizer is fully committed to the development and use of scientifically validated alternative testing methods that are acceptable to regulatory authorities and do not compromise patient safety or the effectiveness of our medicines. Pfizer continues to engage and lead cross-industry efforts aimed at developing and refining new in-vitro testing and predictive informatics-based systems that hold promise for future reduction of animal usage. Pfizer works directly with regulators and through pharmaceutical trade organizations to increase the recognition and acceptance of alternative models where such alternatives can be used appropriately.

POLICY

For as long as it remains necessary to use animals in the discovery, development,evaluation and production of new medicines, we commit to maintaining high standards in the humane treatment of these animals. Significantly, we embrace the principles known as the “3Rs” of animal research first proposed in 1959 by Russell and Burch to describe the use of alternatives in animal research. These are:

Replacement of animal experiments with non-animal experiments such as mathematical models, computer simulations, and in-vitro biological systems wherever appropriate; and where animals must be used;

Reduction of the numbers of animals used in each study, and of the number of studies involving animals, to the absolute minimum necessary to obtain valid results and achieve our research objectives; and

Refinement of procedures involving animals to minimize the potential for pain and distress.

In addition to the 3R’s, and to further assure we maintain high standards for our animals, we have adopted the following guidelines:

•

When animal experimentation is necessary, great care is taken to choose the most appropriate animal species for the research and to optimize the study design to ensure that the results will be as meaningful as possible.

•

Non-human primates will only be used when scientifically justified, for example in cases where other species will not provide sufficiently close analogues to the biological pathways and responses expected in humans.

•	All studies are carefully designed to gain the maximum information from the fewest number of animals possible.

•

Each proposed use of animals is reviewed and approved by a panel of objective experts prior to performing any experiments to ensure that the use of the animals is consistent with sound scientific practices and ethical considerations.

•	Our standards of animal care and welfare meet or exceed those required by applicable local, national, or international laws and regulations.

•	We regularly monitor our animals for signs of ill health or distress and take prompt action wherever appropriate. We make veterinary care available to our animals at all times.

•	Our veterinarians and scientists evaluate every proposed animal procedure with an emphasis on eliminating or minimizing any potential for pain or distress which may be experienced by the animals.

•

We train all Colleagues involved in the care, welfare and use of animals to ensure (a) that they are competent in the care of the animals and in the procedures required to complete the proposed work; (b) that they are aware of the ethical issues involved in the use of animals; and (c) that they demonstrate respect and humane treatment towards the animals in their care.

•

We expect our contract research organizations, collaborators and vendors to maintain similar high standards. Parties conducting animal based research for Pfizer at their facilities are required to adhere to this Policy and to comply with all applicable laws and regulations. We perform welfare audits of Third Party facilities in accordance with our quality assurance policies.

•

Because respect is a key tenant in our use of animals, we have also established standards regarding the use of animals in the marketing of Pfizer products. If advertisements featuring animals are used, any animal shown should be healthy and in a natural or appropriate setting. Non-human primates should not be used in the advertising of Pfizer products, and other wild animals will also not be used unless they are shown in their natural setting or portrayed through animation or computer-generated graphics.

This Policy represents Pfizer’s commitment to high-quality animal care and welfare throughout our business, and to the replacement, reduction and refinement of the use of animals in research. We are equally committed to bringing important and safe new medicines to patients.

Exhibit D

Manufacturing Technology Transfer Plan

[***]

Schedule 1.15

Pfizer’s CAN Criteria in Effect as of the Effective Date

[***]

Schedule 1.111

Specified Persons

[***]

Schedule 3.5.1

Marginal Royalty Rate Calculation Example

[***]

Schedule 4.2.2

Approved Subcontractors

[***]

Schedule 5.3

Supply Agreement Terms

DEFINITIONS
[***]

MANUFACTURE OF CLINICAL TRIAL MATERIAL
[***]

FINANCIAL TERMS
[***]

Schedule 9.3

Exceptions to BioNTech’s Representations and Warranties

[***]

Schedule 9.3.3

Candidates Existing as of the Execution Date

[***]

Schedule 9.3.4

BioNTech Patent Rights Existing as of the Execution Date

[***]

Schedule 9.3.12

Current Licenses

[***]

Schedule 9.6.3

Certain Terms of Current Licenses

[***]

Schedule 9.9

BioNTech’s Knowledge

[***]

Schedule 10.7.1(a)

Effects of Reversion Rights in case of Termination for Cause by BioNTech or Termination for Convenience by Pfizer

In the event BioNTech notifies Pfizer pursuant to Section 10.7.1(a)(ii) that it desires a license to the Continuation Product, the following terms and conditions shall apply:

1.

Within the time periods set forth in Section 10.7.1(a)(ii), if requested by BioNTech, the Parties will, subject to the terms of the license described in Section 10.7.1(a)(ii)(C), mutually agree upon a transition plan to effect an orderly and timely transition to BioNTech of all Development, Manufacture and Commercialization activities and responsibilities with respect to Continuation Products (a “Transition Plan”). Any and all support provided by Pfizer with respect to the Transition Plan shall be at the BioNTech’s cost and expense.

2.

To the extent permitted by Law and requested by BioNTech, assignment and transfer by Pfizer to BioNTech of all Regulatory Materials Controlled by Pfizer solely relating to the Continuation Products in the Territory, and not relating to any other product. If Pfizer is restricted from assigning or transferring ownership of any of the foregoing items to BioNTech, and in respect of Regulatory Materials Controlled by Pfizer and necessary or useful for the Development, Manufacturing or Commercialization of the Continuation Products in the Territory, Pfizer shall use its Commercially Reasonable Efforts to grant BioNTech (or its designee) a right of reference or use to such item and Pfizer shall take reasonable actions that are reasonably necessary to effect such assignment and transfer or grant of right of reference or use to BioNTech (or its designee), at BioNTech’s sole expense, including by making such filings as may be reasonably required with Regulatory Authorities in the Territory that may be necessary to record such assignment or effect such transfer and, at BioNTech’s written request complete any pending regulatory filings with respect to all Continuation Products. For purposes of this Schedule 10.7.1(a), “Regulatory Materials” means all regulatory registrations, applications, authorizations and approvals (including approvals of BLAs, supplements and amendments, pre- and post-approvals, pricing and Third Party reimbursement approvals, and labeling approvals), Regulatory Approvals or other submissions made to or with any Regulatory Authority necessary for the Development (including the conduct of clinical studies), Manufacture or Commercialization of a Continuation Product in a regulatory jurisdiction, together with all related correspondence to or from any Regulatory Authority and all documents referenced in the complete regulatory chronology for each BLA, including all INDs, clinical trial applications and foreign equivalents of any of the foregoing.

3.

Upon BioNTech’s written request, assignment and transfer by Pfizer to BioNTech of its entire right, title, and interest in and to all pharmacological, toxicological and clinical test data and results, research data, reports and batch records, safety data and all other data Controlled by Pfizer and reasonably in its possession as of the effective date of termination and generated in the Development, Manufacture or Commercialization of Continuation Products, at BioNTech’s sole expense, subject to a retained non-exclusive right by Pfizer to use such data for research purposes and to continue prosecution of any Patent Rights Controlled by Pfizer and its Affiliates in the course of conducting its activities under this Agreement.

4.

Any supply agreement entered into by the Parties pursuant to the Agreement shall terminate. If Pfizer has, at such time of termination, established its own supply and is capable of supplying the Continuation Product without breaching applicable Law and to the extent not prevented by technical or force majeure

(as defined in Section 12.4 of the Agreement) conditions, and if BioNTech so requests, the Parties shall negotiate in good faith as soon as reasonably possible (with a target date of [***] days from the termination effective date) a supply agreement under which Pfizer would supply BioNTech with transitional supply of such Continuation Product at [***] and on commercially reasonable terms for a commercially reasonable period of time of up to [***]months. During the negotiation period, Pfizer will provide a continued supply of the Continuation Product to BioNTech for BioNTech’s demand of Continuation Product for BioNTech’s or its Affiliates Development or Commercialization of the Product at [***] (provided that such demand does not exceed Pfizer’s anticipated forecasts (prior to termination of this Agreement). The transfer of the applicable Manufacturing process from Pfizer to BioNTech or its designee will be part of the transition planning pursuant to Section 1 above.

5.

BioNTech shall have the first right to file, prosecute, maintain, defend and enforce any Product Patent Rights included in the Reversion Technology; provided, however, that if Pfizer requests, Pfizer shall be granted the right to review and comment on such Product Patent Rights.

6.

Pfizer shall receive the following percentage of the royalties set forth in the table in Section 3.5.1 of the Agreement in respect of Continuation Product Net Sales during the Continuation Product Royalty Term:

[***]

(A)	“Continuation Product Net Sales” shall be on the same basis as if BioNTech was Pfizer in the definition of Net Sales.

(B)	“Continuation Product Royalty Term” shall be on the same basis as if BioNTech was Pfizer in the definition of Royalty Term (or defined terms used in that definition).

7.

Pfizer shall have the same reporting, audit and other rights with respect to the royalties to be paid by BioNTech to Pfizer under this Schedule 10.7.1(a) as are afforded by Pfizer to BioNTech under the Agreement.

8.	Section 3.5.3 of the Agreement would apply mutatis mutandis to BioNTech with respect to the Continuation Product, provided, however that:

(A)	BioNTech shall maintain its books and records in accordance with IFRS, as consistently applied by BioNTech with respect to sales of the Product, rather than GAAP;

(B)

Pfizer shall not be obliged to share or be responsible for any payments to any Third Party in respect of the Candidates or Products under any royalty stacking provisions or Third Party Patents, and BioNTech shall be responsible for all Third Party payment obligations and responsibilities concerning Third Party Patents; and

(C)

BioNTech shall be responsible for and indemnify Pfizer for any breach or liability arising under any agreement between Pfizer and a Third Party concerning Patent Rights licensed in by Pfizer in connection with any Candidate or Product.